UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.         )

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Gates Industrial Corporation plc

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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1144 15th Street, Denver, Colorado 80202, 303.744.1911

Dear Gates Shareholders:

You are cordially invited to attend the 2026 Annual General Meeting of Shareholders of Gates Industrial Corporation plc to be held on Thursday, June 4, 2026, at 10:00 a.m. Mountain Time. In order to provide a consistent and convenient experience to all shareholders regardless of location, we will hold the 2026 Annual General Meeting of Shareholders virtually through a live webcast at www.virtualshareholdermeeting.com/GTES2026. The attached Notice of Annual General Meeting of Shareholders and Proxy Statement describe the formal business to be transacted at the meeting and provide detail on the virtual meeting format, including how to register.
In accordance with the Securities and Exchange Commission’s rule allowing companies to furnish proxy materials to their shareholders over the internet, we are primarily furnishing proxy materials to our shareholders of ordinary shares electronically, rather than mailing paper copies of the materials (including our Annual Report on Form 10-K for the fiscal year ended December 31, 2025). On or about April 20, 2026, we mailed certain shareholders a Notice of Internet Availability of Proxy Materials containing instructions on how to access these materials and how to vote their shares. Such notice provides instructions on how you can request a paper copy of these materials by mail, by telephone or by email. If you requested your materials via email, the email contains voting instructions and links to the materials on the internet. You may also read, print and download our annual report and our proxy statement at www.proxyvote.com.
As a shareholder of Gates Industrial Corporation plc, you play an important role for our company by considering and taking action on these matters. We appreciate the time and attention you invest in making thoughtful decisions. Regardless of whether you plan to participate in the meeting, we encourage you to vote your shares as promptly as possible.
Sincerely,
Ivo Jurek
Chief Executive Officer
April 20, 2026

Notice of 2026 Annual General Meeting of Shareholders

Time and Date Thursday June 4, 2026 10:00 a.m. Mountain Time	Location Live webcast at www.virtualshareholdermeeting.com/GTES2026	Record Date You can vote and attend the 2026 AGM if you were a shareholder of record at the close of business on April 7, 2026.

The Annual General Meeting of Shareholders (“AGM” or the “Meeting”) to be held on June 4, 2026 of Gates Industrial Corporation plc (“Gates” or the “Company”) will be held for the following purposes:
ORDINARY RESOLUTIONS

1	To elect the eight director nominees identified in the proxy statement following this Notice ("Proxy Statement")
2	To conduct an advisory vote to approve named executive officer ("NEO") compensation.
3
To conduct an advisory vote to approve the Company's directors' remuneration report (the "Directors' Remuneration Report") contained in Appendix A of the Proxy Statement in accordance with the requirements of the United Kingdom (the "U.K.") Companies Act 2006 (the "Companies Act").

4	To ratify the appointment of Deloitte & Touche LLP as the Company's independent registered public accounting firm for the fiscal year ending December 31, 2026.
5	To re-appoint Deloitte LLP as the Company's U.K. statutory auditor under the Companies Act (to hold office until the conclusion of the next annual general meeting at which accounts are laid).
6
To authorize the audit committee (the "Audit Committee") of the Board of Directors of the Company (the "Board" or "Board of Directors") to determine the remuneration of Deloitte LLP in its capacity as the Company's U.K. statutory auditor.

7	To authorize the Board to allot equity securities in the Company.

SPECIAL RESOLUTIONS

8	Subject to the passing of Proposal 7, to authorize the Board to allot equity securities without pre-emptive rights.

The above proposals are more fully described in the Proxy Statement following this Notice, which shall be deemed to form a part of this Notice. As of the date of this Notice, the Company does not know of any other matters to be raised at the 2026 AGM. The Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2025 (the “2025 Annual Report”) accompanies the Proxy Statement following this Notice. These documents may also be accessed free of charge at www.proxyvote.com.
You can vote and attend the 2026 AGM if you were a shareholder of record at the close of business on April 7, 2026.

On the day of the 2026 AGM, please visit www.virtualshareholdermeeting.com/GTES2026 and enter the 16-digit control number included in your Notice of Internet Availability of Proxy Materials, voting instruction form, or proxy card. Online access to the webcast will open approximately 15 minutes prior to the start of the Meeting. There will be no physical meeting location. The 2026 AGM will only be conducted via live webcast.
It is important that your shares be represented and voted at the 2026 AGM. We encourage you to vote by internet or telephone, or complete, sign and return your proxy prior to the 2026 AGM even if you plan to attend.
By Order of the Board of Directors,
Ivo Jurek
Chief Executive Officer

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL
GENERAL MEETING OF SHAREHOLDERS TO BE HELD ON JUNE 4, 2026:
The Notice of Annual General Meeting of Shareholders, Proxy Statement and 2025 Annual Report are being distributed or made available, as the case may be, on or about April 20, 2026.

PROXY STATEMENT
For Annual General Meeting
Of Shareholders

To be held on June 4, 2026 at 10:00 a.m. Mountain Time
Questions and Answers About the Meeting and Voting
WHAT IS THE PURPOSE OF THE 2026 AGM?
At the 2026 AGM, shareholders will act upon the matters outlined in the notice of meeting on the cover page of this Proxy Statement. These matters include the: (1) election of eight directors identified in the Proxy Statement; (2) advisory approval of NEO compensation; (3) advisory approval of the Directors’ Remuneration Report contained in Appendix A to this Proxy Statement;(4) ratification of the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2026 (“Fiscal 2026”); (5) re-appointment of Deloitte LLP as the Company’s U.K. statutory auditor under the Companies Act; (6) authorization of the Audit Committee to determine the remuneration of Deloitte LLP in its capacity as the Company’s U.K. statutory auditor; (7) authorization of the Board to allot equity securities in the Company; and (8) subject to the passing of Proposal 7, authorization of the Board to allot equity securities without pre-emptive rights. Management will be available to respond to questions from shareholders.
WHO IS ENTITLED TO VOTE AT THE 2026 AGM?
Only the Company’s shareholders of record at the close of business on April 7, 2026 (the “record date” for the Meeting), are entitled to receive notice of and to participate in the virtual 2026 AGM. If you were a shareholder of record on that date, you will be entitled to vote electronically all of the shares you held on that date at the 2026 AGM, or any postponement(s) or adjournment(s) of the Meeting. As of the record date, there were 254,585,738 ordinary shares in the capital of the Company in issue, all of which are entitled to be voted at the 2026 AGM. The Company expects the proxy materials and the Notice of Internet Availability of Proxy Materials to be mailed and/or made available to shareholders eligible to vote on or about April 20, 2026.
Any corporation that is a shareholder of record may by resolution of its directors or other governing body authorize such person as it thinks fit to act as its representative at the 2026 AGM and the person so authorized shall (on production of a certified copy of such resolution at the Meeting) be entitled to exercise the same powers on behalf of the corporation as that corporation could exercise if it were an individual shareholder of the Company. In the case of joint holders of a share, the vote of the senior holder who tenders a vote, whether in person during the 2026 AGM or by proxy, shall be accepted to the exclusion of the vote or votes of the other joint holder or holders, and seniority shall be determined by the order in which the names of the holders stand in the register.
WHAT ARE THE VOTING RIGHTS OF THE HOLDERS OF THE COMPANY’S ORDINARY SHARES?
Holders of ordinary shares are entitled to one vote per ordinary share on each matter that is submitted to shareholders for approval.
WHO CAN ATTEND THE MEETING?
All shareholders as of the record date may virtually attend the 2026 AGM.

Gates Industrial Corporation	1	2026 Proxy Statement

Questions and Answers	Table of Contents
HOW CAN I ATTEND AND VOTE AT THE MEETING?
To attend the 2026 AGM, please visit www.virtualshareholdermeeting.com/GTES2026 and enter the 16-digit control number included in your Notice of Internet Availability of Proxy Materials, voting instruction form, or proxy card. Online access to the webcast will open approximately 15 minutes prior to the start of the Meeting. There will be no physical meeting location. The 2026 AGM will only be conducted via live webcast. If you encounter any technical difficulties with the virtual meeting platform during the login or meeting time, please call the technical support number that will be posted on the virtual meeting login page. Rules governing conduct at the 2026 AGM will be posted on the virtual meeting platform along with an agenda.
WILL I BE ABLE TO PARTICIPATE IN THE VIRTUAL MEETING ON THE SAME BASIS I WOULD BE ABLE TO PARTICIPATE IN A LIVE AGM?
The 2026 AGM will be held in a virtual meeting format only and will be conducted via live webcast. The virtual meeting format for the 2026 AGM will enable full and equal participation by all of the Company’s shareholders from any place in the world at little to no cost. The Company believes that holding the 2026 AGM virtually provides the opportunity for participation by a broader group of shareholders while reducing environmental impacts and the costs associated with planning, holding and arranging logistics for in-person meeting proceedings.
The Company designed the format of the virtual 2026 AGM to ensure that its shareholders who attend the 2026 AGM will be afforded the same rights and opportunities to participate as they would at an in-person meeting and to enhance shareholder access, participation and communication through online tools. To ensure such an experience, the Company will provide shareholders with the ability to submit and ask appropriate questions real-time during the 2026 AGM through the meeting website by following the instructions provided therein. Management expects to devote a reasonable amount of time for appropriate questions, which include questions and comments related to one of the matters to be voted on by the shareholders and are relevant to shareholders generally.
WHAT IS THE DIFFERENCE BETWEEN HOLDING SHARES AS A SHAREHOLDER OF RECORD AND AS A BENEFICIAL OWNER?
Beneficial owners. If your shares are held for you in the name of your broker, bank or other nominee, your shares are held in “street name” and you are considered the “beneficial owner.” As such, these proxy materials or the Notice of Internet Availability of Proxy Materials are being made available or forwarded to you by your broker, bank or other nominee, who is considered the shareholder of record with respect to those shares. As the beneficial owner, you have the right to direct your broker, bank or other nominee on how to vote your shares in accordance with the voting instruction form provided by your bank, broker or other nominee.
Shareholders of record. If you are registered on the register of members of the Company in respect of ordinary shares, you are considered, with respect to those shares, the shareholder of record, and these proxy materials are being sent directly to you by the Company.
WHAT CONSTITUTES A QUORUM?
The presence at the Meeting, in person or by proxy, of the holders of ordinary shares representing at least the majority of the voting rights of all shareholders entitled to vote at the Meeting will constitute a quorum, permitting the Meeting to conduct its business. Shareholders attending via webcast are deemed to be “present” in person. If a quorum is not present at the Meeting, the director(s) present may adjourn the Meeting to a specified time and place not less than ten clear days after the original date.
WHAT VOTE IS REQUIRED TO APPROVE EACH ITEM?
Subject to disenfranchisement in accordance with applicable law and/or the Company’s Articles of Association, each of the resolutions shall be decided on a poll in accordance with the Company’s Articles of Association whereby each shareholder present in person or by proxy or by representative (in the case of a corporate shareholder) is entitled to one vote for each ordinary share held.
Certain proposals on which you are being asked to vote are customary or required for public limited companies incorporated in England and Wales to present to shareholders. These proposals may be unfamiliar to shareholders accustomed to proxy statements for companies organized in the United States (“U.S.”) or other jurisdictions. Specifically, proposals 3 and 5 through 8 are customary proposals in accordance with English law.

Gates Industrial Corporation	2	2026 Proxy Statement

Questions and Answers	Table of Contents
The resolutions proposed in proposals 1 through 7 will be proposed as ordinary resolutions, which means that, assuming a quorum is present, each such resolution will be approved if shareholders representing a simple majority (more than 50%) of the votes cast by the shareholders present (in person or by proxy) and entitled to vote, cast a vote in favor thereof. With respect to the non-binding advisory resolutions in proposal 2 (regarding the advisory approval of NEO compensation) and proposal 3 (regarding advisory approval of the Directors’ Remuneration Report), the results of the vote are advisory and will not be legally binding on the Board or any committee thereof to take any action or refrain from taking any action. However, the Board values the opinions of the shareholders as expressed through advisory votes and will carefully consider the outcome of the advisory votes.
The resolution proposed in proposal 8 will be proposed as a special resolution, which means that, assuming a quorum is present, the resolution will be approved if shareholders representing at least 75% of the votes cast by the shareholders present (in person or by proxy) and entitled to vote, cast a vote in favor thereof.
The inspector of election for the 2026 AGM shall determine the number of ordinary shares represented at the Meeting, the existence of a quorum and the validity and effect of proxies, and shall count and tabulate ballots and votes and determine the results thereof. Proxies received but marked as abstentions and broker non-votes that are present and entitled to vote will be included in the calculation of the number of shares considered to be present at the Meeting for purposes of determining a quorum. A “broker non-vote” occurs when a person holding shares in street name, such as through a brokerage firm, does not provide instructions as to how to vote those shares and the broker lacks the authority to vote uninstructed shares at its discretion. Abstentions and “broker non-votes” will have no effect on any of the proposals as abstentions and broker non-votes are not considered votes cast and will not be counted as a vote either for or against these proposals.
WHAT ARE THE BOARD’S RECOMMENDATIONS?
The Board recommends a vote FOR each of the resolutions submitted for shareholder vote. Unless contrary instructions are indicated on the enclosed proxy, all shares represented by valid proxies received pursuant to this solicitation (and which have not been revoked in accordance with the procedures set forth below) will be voted FOR resolutions 1 through 8, and, in accordance with the recommendation of the Board, FOR or AGAINST all other matters that may properly come before the 2026 AGM. In the event a shareholder specifies a different choice by means of the enclosed proxy, such shares will be voted in accordance with the specification made.
HOW DO I VOTE?
If you are a shareholder of record, you may use any of the following methods to vote:

Vote by Written Proxy
All shareholders of record who received proxy materials by mail can vote by returning the proxy card. If you received the proxy materials electronically, you may request a proxy card at any time by following the instructions on the voting website.

Vote by Telephone or Internet
All shareholders of record can vote by telephone from the U.S. and Canada using the toll-free telephone number on the proxy card, or through the internet using the procedures and instructions described on the Notice of Internet Availability of Proxy Materials or proxy card.

Vote during the AGM
All shareholders of record may vote live during the 2026 AGM by visiting www.virtualshareholdermeeting.com/GTES2026 and entering the 16-digit control number included in your Notice of Internet Availability of Proxy Materials, voting instruction form, or proxy card.

If you are a street-name holder (that is, if you hold your shares through a bank, broker, or other nominee), you must vote in accordance with the voting instruction form provided by your bank, broker or other nominee. The availability of telephone or internet voting will depend upon your bank’s, broker’s or other nominee’s voting process.
All advance votes must be received by 11:59 p.m. Eastern Time on June 3, 2026. The return of a completed proxy card, or the submission of proxy instructions via the internet or by telephone, will not prevent a shareholder of record from attending and voting at the 2026 AGM. If you are a shareholder of record and have appointed a proxy but also attend and vote during the 2026 AGM, your proxy appointment will automatically be terminated.
Except as set out in this Proxy Statement, all communications concerning shareholder of record accounts, including address changes, name changes, share transfer requirements and similar issues should be submitted to the Company’s transfer agent, Computershare, at (800) 942-5909 or in writing at 150 Royall Street, Suite 101, Canton, Massachusetts 02021. No other means of communication will be accepted. In particular, you may not use any electronic address provided either in this Proxy Statement or in any related documents to communicate with the Company for any purpose other than those expressly stated.

Gates Industrial Corporation	3	2026 Proxy Statement

Questions and Answers	Table of Contents
ARE MY SHARES VOTED IF I DO NOT PROVIDE A PROXY?
If you are a shareholder of record and do not provide a proxy, you must attend the 2026 AGM in order to vote. If you hold ordinary shares through an account with a bank or broker, your shares may be voted by the bank or broker on some matters if you do not provide voting instructions. Under New York Stock Exchange (“NYSE”) rules governing broker non-votes, proposals 1 through 3 are considered non-routine matters for purposes of broker non-votes, and a broker will lack the authority to vote uninstructed shares at its discretion on such proposals. Proposals 4 through 8 are considered routine matters, and a broker will be permitted to exercise its discretion to vote uninstructed shares on these proposals. This means that, if you do not provide voting instructions on proposals 4 through 8, your broker may nevertheless vote your shares on your behalf with respect to the ratification of the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for Fiscal 2026, the re-appointment of Deloitte LLP as the Company’s U.K. statutory auditor for Fiscal 2026, the authorization of the Audit Committee to determine the remuneration of Deloitte LLP, the authorization of the Board to allot equity securities in the Company, and the authorization of the Board to allot equity securities without pre-emptive rights, but cannot vote your shares on any other matters being considered at the 2026 AGM.
CAN I CHANGE MY VOTE AFTER I RETURN MY PROXY CARD?
Yes. Shareholders of record may revoke a proxy and/or change their vote prior to the completion of voting at the 2026 AGM by:
•signing another proxy card or voting instruction form with a later date and delivering it to the Corporate Secretary of the Company, 1144 Fifteenth Street, Suite 1400, Denver, Colorado 80202 by 11:59 p.m. Eastern Time on June 3, 2026;
•voting again over the internet or by telephone by 11:59 p.m. Eastern Time on June 3, 2026;
•attending and voting during the 2026 AGM; or
•notifying the Company’s Corporate Secretary in writing by 11:59 p.m. Eastern Time on June 3, 2026.
Street name holders who wish to revoke or change their votes should contact the bank, broker or other nominee that holds their shares.
WHO PAYS FOR COSTS RELATING TO THE PROXY MATERIALS AND 2026 AGM?
The Company pays for the costs of preparing, assembling and mailing this Proxy Statement, the Notice, the 2025 Annual Report, the proxy card and the U.K. annual report and accounts for the year ended December 31, 2025, and the cost of posting the proxy materials on a website. The Company has engaged Innisfree M&A Incorporated to assist in soliciting proxies for an estimated fee of $30,000, plus expenses. In addition, the Company’s directors, officers and employees may solicit proxies personally and by mail, telephone, facsimile and other electronic means. They receive no compensation in addition to their regular salaries for this work. The Company may request banks, brokers and other custodians, nominees and fiduciaries to forward copies of the proxy material to their principals and to request authority for the execution of proxies. The Company may reimburse these persons for their expenses in so doing.
SHAREHOLDERS’ REQUESTS UNDER SECTION 527 AND 528 OF THE COMPANIES ACT
Under section 527 of the Companies Act, shareholders meeting the threshold requirements set out in that section have the right to require the Company to publish a statement on a website setting out any matter relating to: (i) the audit of the Company’s accounts (including the auditor’s report and the conduct of the audit) that are to be laid before the 2026 AGM; or (ii) any circumstance connected with an auditor of the Company ceasing to hold office since the last AGM.
The Company may not require the shareholders requesting any such website publication to pay its expenses in complying with sections 527 or 528 of the Companies Act. Where the Company is required to place a statement on a website under section 527 of the Companies Act, it must forward the statement to the Company’s auditor no later than the time when it makes the statement available on the website. The business that may be dealt with at the 2026 AGM includes any statement that the Company has been required under section 527 of the Companies Act to publish on a website.

Gates Industrial Corporation	4	2026 Proxy Statement

PROPOSAL 1:
Election of Directors

The Board unanimously recommends that shareholders vote “FOR” each nominee to serve as director.
What am I voting on?
The Company’s Articles of Association provide that each director shall retire from office at each AGM and shall be eligible for re-election. The first proposal for consideration at the 2026 AGM is the election of each of the eight candidates named below as a director for a one-year term expiring at the conclusion of the 2027 AGM. Each of these candidates is currently a director. Each nominee has agreed to serve if re-elected, and the Board has no reason to believe that any nominee will be unable to serve.
Upon the recommendation of the nominating and governance committee of the Board (the “Nominating and Governance Committee”), the Board has nominated each of the eight directors identified below as a nominee for a one-year term expiring at the conclusion of the 2027 AGM or until his or her successor is duly elected and qualified, or until his or her earlier retirement, resignation, disqualification, removal or death. If any director nominee should become unavailable for election prior to the 2026 AGM due to an event that currently is not anticipated by the Board, either the proxies will be voted in favor of the election of a substitute nominee or nominees proposed by the Board, or the number of directors may be reduced accordingly.
Set forth on the following pages is biographical and other background information concerning each nominee for director, as well as a discussion of the specific experience, qualifications and skills of each director that helped lead the Board to conclude that each respective director should continue to serve as a member of the Board.
The form of shareholder resolutions for this proposal are set forth under the heading “Shareholder Resolutions for the 2026 Annual General Meeting” in this Proxy Statement.
COMPOSITION OF THE BOARD OF DIRECTORS
The Company’s business and affairs are managed under the direction of its Board, which consists of eight directors. The Board has affirmatively determined that all of the directors, except Mr. Jurek who is the Chief Executive Officer of the Company, are independent under the NYSE listing standards.

Gates Industrial Corporation	5	2026 Proxy Statement

Proposal 1	Table of Contents
DIRECTOR BACKGROUNDS AND QUALIFICATIONS
The following presents the names, ages as of April 7, 2026, and selected biographical information and qualifications for each of the director nominees.

Neil P. Simpkins
Director, Chair of the Board | Age: 60 | Director Since 2017
Neil P. Simpkins has served as a director of Gates Industrial Corporation plc since November 2017 and as the Chair of the Board since January 2020. He has served as a director of Gates entities since 2014. He is currently CEO of Roseberry LLC, a private investment firm, and also provides consulting services to Blackstone Inc. where he was previously a Senior Managing Director of the Corporate Private Equity Group. While at Blackstone, Mr. Simpkins led the acquisitions of TRW Automotive, Vanguard Health Systems, TeamHealth, Apria, Summit Materials, Change Healthcare and Gates. Before joining Blackstone in 1998, Mr. Simpkins was a Principal at Bain Capital and worked as a consultant at Bain & Company in the Asia Pacific region and in London. He currently serves as a director of Team Health Holdings, Inc., and previously served as a director of Apria, Inc from 2008 to 2022 and Change Healthcare, Inc. from 2011 to 2022.

In particular, the Board considered Mr. Simpkins’ significant financial and business experience, including as a former Senior Managing Director of the Corporate Private Equity Group at Blackstone and a former Principal at Bain Capital, when selecting him as a nominee.

Ivo Jurek
Director, Chief Executive Officer | Age: 61 | Director Since 2017
Ivo Jurek has served as a director of Gates Industrial Corporation plc since its formation in September 2017 and has served as the Chief Executive Officer and a director of Gates entities since May 2015. Mr. Jurek oversees and manages all of Gates’ departments and lines of products and services globally. As Chief Executive Officer, Mr. Jurek has led Gates to expand product lines in fluid power and power transmission and strategically grow market share while driving improved financial performance. Mr. Jurek has a deep understanding of new technology development, manufacturing, distribution and international business markets. Prior to joining Gates, Mr. Jurek served as President of Eaton Electrical, Asia Pacific beginning in November 2012 until May 2015. During that time, Mr. Jurek had management oversight of Eaton Electrical’s Asia Pacific portfolio which included optimizing manufacturing plants, identifying new markets, and assisting with the overall performance of the company. Prior to that, Mr. Jurek served as Group President for Cooper Power Systems — Cooper Bussmann, with complete oversight of all business activities there and in significant general management positions in International Rectifier Corporation and TRW Inc.

In particular, the Board considered Mr. Jurek’s extensive business and industry experience as well as his experience leading Gates since May 2015, when selecting him as a nominee.

Gates Industrial Corporation	6	2026 Proxy Statement

Proposal 1	Table of Contents

Joseph S. Cantie
Director | Age: 62 | Director Since 2025
Joseph S. Cantie has served as a director of Gates Industrial Corporation plc since March 2025. Mr. Cantie was the Executive Vice President and Chief Financial Officer of TRW Automotive Holdings Corp., a diversified global supplier of automotive systems, modules, and components, from 2003 until 2016. From 2001 to 2003, Mr. Cantie was Vice President, Finance for the automotive business of TRW, Inc., a global aerospace, systems and automotive conglomerate. Mr. Cantie served as TRW Inc.’s Vice President, Investor Relations from 1999 until 2001. From 1996 to 1999, Mr. Cantie was employed by LucasVarity plc, serving in several executive positions, including Vice President and Controller. Prior to joining LucasVarity, Mr. Cantie spent 10 years with KPMG. He currently serves on the board of directors of Howmet Aerospace Inc. (NYSE: HWM) since 2020 and TopBuild Corp. (NYSE: BLD) since 2015. His previous public company directorships include Summit Materials, Inc. from 2016 to 2025, DelphiTechnologies PLC from 2017 to 2020, and Aptiv PLC from 2015 to 2017.

In particular, the Board considered Mr. Cantie’s extensive financial expertise and global manufacturing industry experience, including as Executive Vice President and Chief Financial Officer of TRW Automotive Holdings Corp., and his prior public company board experience when selecting him as a nominee.

Fredrik Eliasson
Director | Age: 55 | Director Since 2022
Fredrik Eliasson has served as a director of Gates Industrial Corporation plc since October 2022. Mr. Eliasson was the Chief Financial Officer of Change Healthcare Inc. from 2018 to 2022, leading the company through its initial public offering and through its ultimate sale in 2022. Previously, Mr. Eliasson spent 22 years at CSX Corporation in sales, marketing, financial planning, and investor relations positions, most recently serving as President in 2017, Chief Sales and Marketing Officer from 2015-2017, and Chief Financial Officer from 2012-2015. He currently serves on the board of directors of ArcBest Corporation (NASDAQ: ARCB), a freight and logistics provider, a position he has held since December 2019.

In particular, the Board considered Mr. Eliasson’s financial acumen and business experience, including as the former Chief Financial Officer of Change Healthcare Inc. and former President, Chief Sales and Marketing Officer, and Chief Financial Officer of CSX Corporation, when selecting him as a nominee.

Gates Industrial Corporation	7	2026 Proxy Statement

Proposal 1	Table of Contents

James W. Ireland, III
Director | Age: 71 | Director Since 2018
James W. Ireland, III has served as a director of Gates Industrial Corporation plc since November 2018. He has been Senior Managing Director of Davis Partners Group since May 2020, and Co-founder and Managing Partner of Earlylands Advisory since 2024. Prior to his current roles, Mr. Ireland served as Executive Chairman of Miele Energy from January 2021 until June 2023, President and Chief Executive Officer of General Electric Africa, a digital and industrial company focused on transforming the industry with machines that have software defined solutions from 2011 until 2018. From 2007 until 2011, Mr. Ireland served as the President and Chief Executive Officer of General Electric’s Asset Management Group. From 1995 to 2007, Mr. Ireland held various positions at General Electric, including President of NBC Universal Television Stations and Network Operations (a wholly-owned subsidiary of General Electric), one of the world’s leading media and entertainment companies in development, production, and marketing of entertainment, news and information to a global audience and Chief Financial Officer for General Electric Plastics and VP Corporate Audit Staff for GE Company.

In particular, the Board considered Mr. Ireland’s substantial management expertise, including as former President and Chief Executive Officer of each of General Electric Africa and General Electric’s Asset Management Group, when selecting him as a nominee.

Stephanie K. Mains
Director | Age: 58 | Director Since 2019
Stephanie K. Mains has served as a director of Gates Industrial Corporation plc since February 2019. Ms. Mains is currently an advisor to the Board of Directors of LSC Communications, MCL Solutions LLC, an Atlas Holdings portfolio company, and previously served as the Chief Executive Officer of LSC Communications from April 2021 through April 2025. Prior to that Ms. Mains was the interim Chief Executive Officer of GE Power Conversion from April 2020 until December 2020, and the President and Chief Executive Officer of ABB Electrification Products Industrial Solutions, a 2018 acquisition from GE, from November 2015 until January 2019. She served as Vice President of GE Distributed Power Global Services from March 2013 until October 2015, and held positions of increasing responsibility from General Manager to Vice President for GE Energy-Power from March 2006 until March 2013. Prior to joining GE Energy, Ms. Mains spent 17 years across multiple GE businesses in financial and transformational leadership positions, including Chief Financial Officer for GE Aviation Services Material Solutions. She currently serves on the board of directors of Diamondback Energy, Inc. (NASDAQ: FANG), a position she has held since April 2020, Stryten Energy, LLC, a private company, and LCI Industries (NYSE: LCII), a position she has held since March 2021.

In particular, the Board considered Ms. Mains’ leadership and operational experience in various senior management roles, including as a former Chief Executive Officer of LSC Communications-MCL and as a former Chief Financial Officer, as well as extensive experience across multiple GE businesses, when selecting her as a nominee.

Gates Industrial Corporation	8	2026 Proxy Statement

Proposal 1	Table of Contents

Wilson S. Neely
Director | Age: 70 | Director Since 2020
Wilson S. Neely has served as a director of Gates Industrial Corporation plc since April 2020. He is currently a strategic advisor to InterNex Capital, an asset-based, digital lender providing working capital financing to small- and medium-sized businesses, a role he has held since January 2020. Prior to that, from 1991 until his retirement in January 2020, Mr. Neely served as a Partner of Simpson Thacher & Bartlett LLP with a corporate practice primarily in the areas of mergers and acquisitions and capital markets. While at Simpson Thacher, Mr. Neely advised on numerous business combination transactions, including leveraged buyouts, recapitalizations and strategic partnerships between private equity funds and corporate partners. In addition, he oversaw numerous capital markets transactions. He currently serves on the board of directors of the University of Texas Law School Foundation, Readworks Inc., and Historic Hudson Valley, of which he serves as board chair.

In particular, the Board considered Mr. Neely’s strong knowledge of corporate governance and his legal experience as a retired Partner from Simpson Thacher & Bartlett LLP in the areas of mergers and acquisitions and capital markets, when selecting him as a nominee.

Molly P. Zhang
Director | Age: 64 | Director Since 2020
Dr. Peifang Zhang (also known as Molly P. Zhang) has served as a director of Gates Industrial Corporation plc since July 2020. Before transitioning to board service at the end of 2016, Dr. Zhang held multiple global executive roles at Orica Ltd, a mining service company, including Vice President of Asset Management and Manufacturing Executive for Mining Systems. She led organizations across over twenty countries focusing on operational excellence and commercialization of new technologies and products. Prior to Orica, Dr. Zhang spent over 22 years at Dow Inc. in various senior leadership positions in manufacturing, technology and business management. Her most recent role was Managing Director of SCG-Dow Group, a mega joint venture group, where she oversaw significant business growth initiatives in the Asia Pacific region. Dr. Zhang currently serves as an advisory board member at Circular Innovation Fund, a global venture capital fund for sustainability-related technology investments. In the past five years, Dr. Zhang’s public company directorships included Namib Minerals from June 2025 to April 2026, Arch Resources from January 2022 until its merger with Consol Energy in January 2025, Aqua Metals from May 2021 to May 2025 and GEA Group from April 2016 to December 2021.

In particular, the Board considered Dr. Zhang’s global business experience and her strong understanding of the Asia market, as well as her expertise in the industrials sector and prior public company board experience, when selecting her as a nominee.

When considering whether directors have the experience, qualifications, attributes or skills, taken as a whole, to enable the Board to satisfy its oversight responsibilities effectively, the Board focuses primarily on each person’s background and experience as reflected in the information discussed in each of the directors’ individual biographies set forth above. The Company believes that its directors provide an appropriate mix of experience and skills relevant to the size and nature of its business.

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Proposal 1	Table of Contents
DIRECTOR KEY COMPETENCIES
The following table presents the skills and experience of our director nominees in areas that are of importance to the Company.
Technology/Manufacturing/Distribution

50%
Global Operations

38%
Risk/Crisis Management

88%
Strategy/M&A

63%
Other Public Company Boards

63%
Governance/Corporate Responsibility

25%
Past or Present CEO

38%
Past or Present CFO

38%

Gates Industrial Corporation	10	2026 Proxy Statement

Corporate Governance

BOARD HIGHLIGHTS

Composition
•Size of Board: 8 members
•Number of independent directors: 7
•Committee independence: 100%
•All members of the Audit Committee are financial experts
•Separation of Chair and Chief Executive Officer roles

Board refreshment and diversity
•Annual election of directors
•Average director tenure in years: 6 years
•Average director age in years: 63
•Director age range in years: 55-71
•New directors in the past two years: 1
•Director retirement age in years: 75
•Percent female: 25%
•Percent racially or ethnically diverse: 13%

Highly engaged directors •Board and committee meetings held in 2025: 23 •Attendance rate for incumbent directors: 100%

DIRECTORS’ INDEPENDENCE AND EXECUTIVE SESSIONS
Our Board assesses the independence of each director at least annually and has determined that, other than Mr. Jurek who is the Chief Executive Officer of the Company, all directors are independent under the NYSE listing standards. With respect to Alicia Tillman, who served as a director during fiscal year 2025 until her resignation effective August 1, 2025, the Board had previously determined that she was independent under NYSE listing standards. Our Board also has determined that each member of its Audit Committee, Compensation Committee, and Nominating and Governance Committee is independent and that each Audit Committee and Compensation Committee member meets the heightened NYSE and SEC independence requirements applicable to each such committee. In making these determinations, our Board considered the current and prior relationships that each non-employee director has with our Company and all other facts and circumstances our Board deemed relevant. To ensure free and open discussion and communication among the non-management directors of the Board, our independent directors regularly hold separate executive session meetings at which only independent directors are present.
BOARD MEETINGS, AGM AND ATTENDANCE
Directors are expected to attend Board meetings and meetings of committees on which they serve. In 2025, the Board met a total of eight times. Overall incumbent director attendance at meetings of the Board and its committees was 100% in 2025 and no individual incumbent director attended less than 75% of each of the meetings of the Board and committees on which they served during the period for which they were a director or committee member, respectively. It is the policy of the Board that directors are invited to attend the 2026 AGM, although such attendance is not mandatory. In 2025, two directors attended the AGM.
BOARD STRUCTURE
The Board believes that independent leadership is important. Currently, our Board separates the roles of chair and Chief Executive Officer, with Mr. Simpkins, who has been determined “independent” under the NYSE listing standards, serving as chair. The Board also believes that, depending on what appears to be in the best interests of the Company and its shareholders at any given point in time, it should be able to choose whether the roles of chair and Chief Executive Officer are combined or separate. Therefore, the

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Corporate Governance	Table of Contents
Board does not have a policy on whether the role of chair and Chief Executive Officer should be separate or combined and, if it is to be separate, whether the chair should be selected from the independent directors; however, if at any time the Board believes that the chair and Chief Executive Officer roles should be combined or the chair is determined to be not “independent” under NYSE listing standards, the independent directors may elect a lead independent director to further support objective decision-making. The lead director would help coordinate the efforts of the independent and non-management directors in the interest of ensuring that objective judgment is brought to bear on sensitive issues involving the management of the Company and, in particular, the performance of senior management.
THE BOARD’S ROLE IN MANAGEMENT’S SUCCESSION PLANNING
The Board is responsible for reviewing the succession plan relating to the Chief Executive Officer and other executive officers that is developed by management. Directors are expected to have a thorough understanding of the characteristics necessary for a chief executive officer to execute on a long-term strategy that optimizes operating performance, profitability and shareholder value creation. As part of its responsibilities under its charter, the Compensation Committee oversees the evaluation of executive officers and such other members of management as the committee deems appropriate. Additionally, it reviews the succession plans relating to the Chief Executive Officer and other executive officers and makes recommendations to the Board with respect to the selection of individuals to occupy these positions. The ongoing succession planning process is designed to reduce vacancy, transition and readiness risks and develop strong leadership quality and executive bench strength.
BOARD REFRESHMENT
The Nominating and Governance Committee is responsible for periodic evaluation of succession planning for directors and key leadership roles on the Board and its committees, including the evaluation of potential director candidates and recommending to the Board those candidates to be nominated for election to the Board. The Nominating and Governance Committee will consider candidates suggested by a range of sources, including by any shareholder, director, or officer of the Company. In addition, to encourage board refreshment, directors are required to retire from our Board when they reach the age of 75 under the Company’s Corporate Governance Guidelines. On the recommendation of the Nominating and Governance Committee, the Board may waive this requirement as to any director if it deems such waiver to be in the best interest of the Company.
BOARD COMMITTEES
All directors, other than Mr. Jurek serve on one or more committees of the Board. The current members of each of the Board’s committees are indicated in the table below.

Director	Audit	Compensation	Nominating and Governance

Neil P. Simpkins		Chair	Member
Joseph S. Cantie	Member
Fredrik Eliasson	Chair	Member
James W. Ireland, III	Member	Member
Stephanie K. Mains	Member		Member
Wilson S. Neely		Member	Chair
Molly P. Zhang	Member
The composition and responsibilities of each committee are described below. The Board may also establish from time to time any other committees that it deems necessary or desirable. Members serve on these committees until such member’s successor is duly elected and qualified or until such member’s earlier resignation, removal, retirement, disqualification or death.
Each of the standing committees of the Board discussed below operate under written charters, which are available on the Company’s website at www.gates.com under “About Us: Investor Relations: Governance: Governance Documents.” The information contained on, or accessible from, the website is not part of this Proxy Statement by reference or otherwise.

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Corporate Governance	Table of Contents
Audit Committee
The Audit Committee is responsible for, among other things:
•selecting and hiring independent auditors, and approving the audit and non-audit services to be performed by the independent auditors;
•assisting the Board in evaluating the qualifications, performance and independence of the independent auditors;
•assisting the Board in monitoring the quality and integrity of the Company’s financial statements and its accounting and financial reporting;
•assisting the Board in monitoring the Company’s compliance with legal and regulatory requirements;
•reviewing guidelines and policies governing the process by which management assesses and manages the Company’s exposure to risk, including the Company’s major financial and regulatory risk exposures, including risk exposures related to information security, cybersecurity and data protection, and the steps management takes to monitor and control such exposures;
•assisting the Board in monitoring the Company’s information technology security programs;
•reviewing the adequacy and effectiveness of internal controls over financial reporting;
•assisting the Board in monitoring the performance of the internal audit function;
•reviewing with management and the independent auditors the Company’s annual and quarterly financial statements;
•establishing procedures for the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls, auditing matters, and material legal and regulatory matters, as well as the confidential, anonymous submission by employees of concerns regarding questionable accounting or auditing matters; and
•preparing the audit committee report required by the SEC to be included in the annual proxy statement.
SEC and NYSE rules require the Company to have an Audit Committee comprised of solely independent directors. The Board has determined that all of the Company’s Audit Committee members qualify as independent directors under the NYSE listing standards and the independence standards of Rule 10A-3 of the Securities Exchange Act of 1934, as amended from time to time (the “Exchange Act”). In addition, the Board has determined that all of the Company’s Audit Committee members are an “audit committee financial expert” within the meaning of Item 407(d) of Regulation S-K under the Securities Act of 1933, as amended from time to time (the “Securities Act”).
The Audit Committee held five meetings during 2025.
Compensation Committee
The Compensation Committee is responsible for, among other things:
•reviewing and approving corporate goals and objectives relevant to the compensation of the Chief Executive Officer, evaluating the Chief Executive Officer’s performance in light of those goals and objectives and, either as a committee or together with the other independent directors (as directed by the Board), determining and approving the Chief Executive Officer’s compensation level based on such evaluation;
•reviewing and approving, or making recommendations to the Board with respect to, the compensation of the other executive officers, including annual base salary, bonus and equity-based incentives and other benefits;
•overseeing the evaluation of executive officers and executive officer succession planning process;
•reviewing and recommending the compensation of directors;
•overseeing and monitoring the Company’s human capital management policies and strategies;
•reviewing and discussing annually with management the Company’s “Compensation Discussion and Analysis” and “Pay Versus Performance” disclosures required by SEC rules;
•overseeing the preparation of the compensation committee report required by SEC rules to be included in the annual proxy statement; and
•reviewing and making recommendations with respect to equity-based and certain incentive compensation plans.

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The charter of the Compensation Committee permits the committee to delegate any or all of its authority to one or more subcommittees; provided, however, that when appropriate to satisfy the requirements of Section 16b-3 of the Exchange Act, any such subcommittee shall be composed solely of two or more members that have been determined to be “Non-Employee Directors” within the meaning of Rule 16b-3 under the Exchange Act. The charter of the Compensation Committee also permits the committee to delegate to one or more officers the authority to make awards to employees other than any officer subject to Section 16 of the Exchange Act under the incentive compensation or other equity-based plan, subject to compliance with the plan, the Company’s Articles of Association and the laws of the jurisdiction of its organization. In addition, the Compensation Committee has the authority under its charter to retain outside consultants or advisors, as it deems necessary or advisable.
See “Executive Compensation — Compensation Discussion and Analysis — Executive Compensation Determination Process” for a description of the process for determining compensation, including the role of the executive officers and independent compensation consultant.
The Compensation Committee held five meetings during 2025.
Nominating and Governance Committee
The Nominating and Governance Committee is responsible for reviewing the qualifications of potential director candidates and recommending to the Board those candidates to be nominated for election to the Board. The Nominating and Governance Committee may consider (a) minimum individual qualifications, including strength of character, mature judgment, familiarity with the Company’s business and industry, independence of thought and an ability to work collegially with the other members of the Board and (b) all other factors it considers appropriate, including diversity of viewpoints, background and experience, existing commitments to other businesses, potential conflicts of interest with other pursuits, legal considerations such as antitrust issues, corporate governance background, various and relevant career experience, relevant technical skills, relevant business or government acumen, financial and accounting background, executive compensation background and the size, composition and combined expertise of the existing Board. In addition, although the Nominating and Governance Committee considers diversity of viewpoints, background and experiences, the Board does not have a formal diversity policy. The Nominating and Governance Committee will consider the qualification of any candidate nominated by a shareholder in accordance with the Companies Act. The Nominating and Governance Committee will evaluate candidates recommended by shareholders on a substantially similar basis as it considers other nominees.
The Nominating and Governance Committee is also responsible for, among other things:
•overseeing the evaluation of the Board and its committees;
•reviewing developments in corporate governance practices and developing and recommending a set of corporate governance guidelines;
•recommending members for each committee of the Board; and
•reviewing and monitoring the development and implementation of the strategies and goals the Company may establish with respect to environmental, social and governance (“ESG”) and sustainability matters.
The Nominating and Governance Committee held five meetings during 2025.
THE BOARD’S ROLE IN RISK OVERSIGHT
The Board exercises direct oversight of strategic risks to the Company, which includes regular review and evaluation of the Company’s system of financial and operational internal controls, its compliance with applicable laws and regulations, its programs and protocols to minimize information security risks, and its processes for identifying, assessing and mitigating other significant risks that may affect the Company. The Board also exercises oversight of the Company’s ESG and sustainability initiatives, including human capital management, strategies, practices and policies, and the Company’s reporting on such matters.
The committees also have certain responsibilities related to risk oversight. The Audit Committee reviews guidelines and policies governing the process by which management assesses and manages the Company’s exposure to risk, including the Company’s major financial and operational risk exposures, including risk exposures related to information security, cybersecurity and data protection, and the steps management takes to monitor and control such exposures. The Audit Committee also oversees the Company’s Code of Business Conduct and Ethics and other material legal and regulatory policies, including the Company’s Whistleblower Policy, and reviews reports and investigations of potential violations under such policies. The Compensation Committee oversees risks relating to the Company’s compensation policies and practices for all employees and conducts a comprehensive compensation risk assessment at least annually. The Compensation Committee has regular discussions related to human capital, including executive officer succession planning. The Nominating and Governance Committee assists the Board with

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Corporate Governance	Table of Contents
overseeing and evaluating risks and responsibilities related to the Company’s ESG and sustainability programs. Each committee charged with risk oversight reports to the Board on those matters on a regular basis.
To fulfill its responsibilities related to risk oversight, the Board must understand the significant risks the Company faces and confirm management is identifying and appropriately managing and mitigating such risks. The Company’s Enterprise Risk Management (“ERM”) program includes risk assessments to identify key enterprise risks, maintaining a risk register to monitor mitigation actions in response to key risks, on-going dialogue and collaboration among management, identification of emerging risks, quarterly reviews of mitigation actions, and periodic reports to the Audit Committee and the Board. The ERM process is directed by a management committee called the Enterprise Risk Committee, led by the Chief Financial Officer, Chief Legal Officer, Chief Accounting Officer, Chief Information Officer, and Vice President of Global Internal Audit, in coordination with senior functional leaders across the Company.
For additional information on the Company’s approach to cybersecurity risk management, strategy and governance, please see Item 1C. Cybersecurity of the Company’s 2025 Annual Report.
COMPENSATION RISK ASSESSMENT
Our compensation policies and procedures, which include a mix of fixed and at-risk pay, do not present risks that are reasonably likely to have a material adverse effect on the Company. To support this determination, in 2025, the Compensation Committee, with the assistance of management and our independent compensation consultant, reviewed a risk assessment of key elements of our compensation program. This review included an assessment of risk levels by element and corresponding mitigation features of our program.
BOARD EDUCATION
The Company provides continuing education for directors through board materials and presentations, discussions with management and outside advisors, and the opportunity to attend external board education programs, including access to the resources of the National Association of Corporate Directors through a Company membership.
CODE OF BUSINESS CONDUCT AND ETHICS AND CORPORATE GOVERNANCE GUIDELINES
The Company maintains a Code of Business Conduct and Ethics that applies to all of its officers, directors and employees, including the Chief Executive Officer, Chief Financial Officer, Chief Accounting Officer and corporate controller, or persons performing similar functions, which is posted on its website at www.gates.com under “About Us: Investor Relations: Governance: Governance Documents.” The Code of Business Conduct and Ethics is a “code of ethics” as defined in Item 406(b) of Regulation S-K. The Company will make any legally required disclosures regarding amendments to, or waivers of, provisions of the code of ethics on its website. The information contained on, or accessible from, the website is not part of this Proxy Statement by reference or otherwise.
The Company’s Corporate Governance Guidelines set forth many of the practices, policies and procedures that provide the foundation of its commitment to strong corporate governance. The policies and practices covered in the Corporate Governance Guidelines include operation of the Board, Board structure, director independence and Board committees. The Corporate Governance Guidelines are reviewed at least annually by the Nominating and Governance Committee and are revised as necessary or appropriate. The Corporate Governance Guidelines are posted on the Company’s website at www.gates.com under “About Us: Investor Relations: Governance: Governance Documents.”
SECURITIES TRADING POLICIES AND PROCEDURES
We have adopted a securities trading policy governing the purchase, sale, and other transaction to acquire or dispose of the Company’s securities by our directors, officers, employees, certain of their family members, and certain entities that are controlled by such persons, that we believe is reasonably designed to promote compliance with insider trading laws, rules and regulations and the exchange listing standards applicable to us. A copy of our Insider Trading Policy was filed as Exhibit 19.1 to our most recent Annual Report on Form 10-K. In addition, it is the Company’s policy to comply with federal securities laws and NYSE listing requirements when the Company trades in its own securities.
HEDGING AND PLEDGING PROHIBITIONS
The Company’s securities trading policy contains prohibitions on hedging and pledging. Directors, executive officers and employees are prohibited from trading in options, warrants, puts or calls or similar instruments of Company stock, from engaging in short sales of Company stock and from engaging in transactions (including variable forward contracts, equity swaps, collars and exchange funds) designed to hedge or offset any decrease in the market value of Company stock. Directors, executive officers and employees are also prohibited from pledging Company stock as collateral for a loan or as part of a margin account.

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Corporate Governance	Table of Contents
COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION
During the fiscal year ended December 31, 2025, Mr. Simpkins, Mr. Neely, Mr. Ireland, and Mr. Eliasson served on the Compensation Committee. None of these individuals is an officer or employee of the Company or any of its subsidiaries. In 2025, none of the executive officers served as a member of the board of directors or compensation committee of any other company whose executive officer(s) served as a member of the Board or Compensation Committee.
COMMUNICATIONS WITH THE BOARD OF DIRECTORS
Any shareholder or other interested party may communicate with the directors, individually or as a group, the chair of the Board or the independent directors as a group, by addressing such communications to the Corporate Secretary of the Company, 1144 Fifteenth Street, Suite 1400, Denver, Colorado 80202, who will forward such communications to the appropriate party unless the communications are of a personal nature or not related to the duties and responsibilities of the Board, including, without limitation, junk mail, mass mailings, business solicitations, spam, surveys and routine product or business inquiries.
EXECUTIVE OFFICERS
The following presents the positions, ages as of April 7, 2026, and selected biographical information for each of the Company’s current executive officers (other than our Chief Executive Officer, Mr. Jurek, whose biographical information appears above under “Director Backgrounds and Qualifications”). One of four, or 25%, of our executive officers is female.

Name	Age	Position

Cristin C. Bracken	58	Executive Vice President, Chief Legal Officer and Corporate Secretary
L. Brooks Mallard	59	Executive Vice President, Chief Financial Officer
Thomas G. Pitstick	54	Senior Vice President, President Americas
Cristin C. Bracken has served as the Company’s Chief Legal Officer and Corporate Secretary since October 2020. Ms. Bracken was promoted to Executive Vice President from Senior Vice President in January 2024. She joined the Company in January 2017, previously serving as its Vice President and Assistant General Counsel, Compliance and Litigation, and then serving as its interim General Counsel prior to her appointment as Chief Legal Officer. As Chief Legal Officer, Ms. Bracken is responsible for all legal functions for Gates, including securities and corporate governance, M&A, litigation, commercial, regulatory, compliance, patents and trademarks, real estate, employment and labor, sustainability and environmental matters. Ms. Bracken has extensive experience as a lawyer specializing in compliance, complex litigation, risk management, regulatory, commercial agreements and transactions, and employment law for public and private equity-backed corporations. Prior to joining Gates, she held senior legal leadership roles in both the oil and gas and energy trading industries at companies such as SM Energy Company, Forest Oil Corporation and Dynegy Inc. She also previously served as an Assistant District Attorney in Houston, Texas. Ms. Bracken began her legal career at Fulbright & Jaworski LLP in its Dallas office.
L. Brooks Mallard has served as the Company’s Executive Vice President, Chief Financial Officer since February 2020. As the Company’s Chief Financial Officer, Mr. Mallard manages Gates’ global corporate finance and accounting functions, including capital structure, resource allocation, financial reporting and the maintenance of the global internal control systems. Previously, Mr. Mallard served as the Chief Financial Officer of Henniges Automotive, a global supplier of highly engineered sealing and anti-vibration systems for the automotive market, beginning June 2019. Prior to Henniges Automotive, he served as the Executive Vice President and Chief Financial Officer of Jeld-Wen beginning in November 2014, where he helped take the company from being private equity held, through an initial public offering on the NYSE. He also has held senior financial leadership roles with TRW Automotive, Cooper Industries plc, Thomas & Betts, and Briggs & Stratton during his career.
Thomas G. Pitstick has served as the Company’s Senior Vice President, President Americas since August 2024, with responsibility for Gates strategic direction and business performance across the Americas as well as for the global mobility and oil and gas businesses. Prior to that, he served in various leadership roles with increasing responsibility, including Senior Vice President, President of APAC and Global Strategy, Chief Marketing Officer and Senior Vice President of Product Line Management, as well as Senior Vice President of Innovation, since joining the Company in January 2016. Prior to joining Gates, Mr. Pitstick served as Senior Vice President of Marketing — Electrical Sector with Eaton Corporation. Prior to Eaton’s acquisition of Cooper Industries, he served as Vice President and General Manager of the Cooper Power Systems Energy Automation Solutions business unit and held various roles in Cooper’s corporate and business development functions. Before Cooper, Mr. Pitstick held a number of commercial, product line management and business development roles with technology start-up companies.

Gates Industrial Corporation	16	2026 Proxy Statement

Executive Compensation

COMPENSATION DISCUSSION AND ANALYSIS
This Compensation Discussion and Analysis (“CD&A”) describes the compensation earned by or paid to the Company’s principal executive officer (“Chief Executive Officer” or “CEO”), principal financial officer (“Chief Financial Officer” or “CFO”), up to three of the other most highly compensated executive officers serving in such capacities as of December 31, 2025, and one former executive officer who would have been one of the three other most highly compensated executive officers except that she was not serving in such capacity as of December 31, 2025 (collectively, referred to as the “named executive officers” or “NEOs”). The NEOs for 2025 are listed below:

Name	Position

Ivo Jurek	Chief Executive Officer
L. Brooks Mallard	Executive Vice President, Chief Financial Officer
Cristin C. Bracken	Executive Vice President, Chief Legal Officer and Corporate Secretary
Gwen Montgomery*	Former Executive Vice President, Chief Human Resources Officer
Thomas G. Pitstick	Senior Vice President, President Americas
(*) Ms. Montgomery’s employment with the Company was terminated on December 1, 2025 (the “Separation Date”). Please see “Executive Compensation--Potential Payments upon a Termination or Change in Control” below for additional information regarding Ms. Montgomery’s departure.
2025 STRATEGIC ACTIONS SUPPORTING SHAREHOLDER VALUE HIGHLIGHTS

ßUNLOCKING EQUITY VALUEà

RETURNED CAPITAL	LIQUIDITY	CAPITAL STRUCTURE

Repurchased approximately $119 million of our ordinary shares	Certain affiliates of Blackstone Inc. (“Blackstone”) fully exited in December 2024; GTES non-affiliate float was approximately 98% at the end of 2025.	Reduced gross debt by over $120 million; received credit ratings upgrades from S&P

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Executive Compensation	Table of Contents
COMPENSATION PRACTICES HIGHLIGHTS
The Company is committed to compensation practices that promote long-term value and strengthen board and management accountability to its shareholders, including the following:

Topic	Compensation Practice

Pay-for-Performance
•The majority of the NEOs’ total direct compensation is variable and a significant portion is tied to pre-established Company performance goals.
•No incentive funding when Company performance on a performance metric does not meet threshold requirements for such metric under the short- and long-term incentive plans (relating to performance awards).
•Half of the NEOs’ equity-based compensation is performance-based to motivate enhancement of long-term shareholder value. Performance metrics are return on invested capital and total shareholder return.
•Maximum total bonus opportunity for the NEOs of 200% of their respective target bonus opportunities.
•Maximum vesting of 200% of respective target opportunities for the NEOs’ performance-based restricted stock units.
•Compensation Committee review of executive tally sheets reflecting all compensation components to evaluate whether compensation decisions are in line with the Company’s pay-for-performance philosophy.

Robust Stock Ownership Guidelines
Stock ownership guidelines of:
•6x base salary for the CEO
•3x base salary for other executive officers and senior vice presidents
•5x cash retainer for directors
•Exclusion of stock options, whether vested or unvested, and unvested performance-based restricted stock units in calculating ownership

Double Trigger Change in Control	Severance benefits under the Company’s Executive Change in Control Plan and accelerated vesting of equity grants require both a change in control and a qualifying termination.

Strict Trading Policy; Anti-Hedging and Pledging Policies	Enforcement of a strict trading policy, which prohibits pledging, short sales or speculative trading, including hedging of Company stock, by executives and directors.

Clawback Provisions
In addition to recoupment under the Company’s mandatory Dodd-Frank clawback policy, the Compensation Committee may cancel outstanding equity awards or require forfeiture of any gain realized in the vesting or exercise of awards held by an NEO who has been determined by the committee to have engaged in detrimental activity (as defined in the Company’s Omnibus Incentive Plan).

Tax Gross-Ups	No excise tax or income tax gross-ups (except in the event of relocation).

Employment Contracts	None of our continuing NEOs have an employment contract.

Independent Compensation Consultant	Engagement of an independent compensation consultant reporting directly to the Compensation Committee.

COMPENSATION PHILOSOPHY AND OBJECTIVES
To align management’s interests with those of the shareholders, the Company emphasizes a pay-for-performance compensation philosophy. The Company believes that a significant portion of each executive’s compensation should be “at risk” and tied to overall Company and individual performance. The executive compensation program is designed to enable the Company to attract, motivate, reward and retain high-caliber executives who are capable of creating and sustaining value for customers and shareholders and achieving the Company’s business goals over the long term. This includes maintaining competitive pay levels to enable retention of executives who we believe are critical to the success of the organization. In addition, the executive compensation program is designed to provide a fair and competitive compensation opportunity that appropriately rewards executives for their contributions to the Company’s success. As described below, the Company believes that each element of its executive compensation program aligns with this philosophy.

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Executive Compensation	Table of Contents
EXECUTIVE COMPENSATION STRUCTURE
The material elements of the executive compensation program include the following, all of which are described in detail in this CD&A:
•Base salary
•Short-term incentive opportunity (an annual cash bonus tied to the Company’s annual financial performance)
•Long-term Incentive opportunity (an equity-based long-term incentive opportunity consisting of time-based vesting restricted stock units (“RSUs”) and performance-based vesting RSUs (“PRSUs”))
•Broad-based employee benefits, limited perquisites and severance coverage
SHAREHOLDER ENGAGEMENT AND SAY-ON-PAY
The Company values shareholder engagement and is committed to maintaining open communications with the investment community. Throughout the year, management engages with shareholders on topics including company strategy and performance, corporate governance, executive compensation practices, and sustainability. These engagements typically included our CEO, who is also a director, as well as our CFO and SVP of Investor Relations and Strategy. In addition to our engagement with shareholders throughout the year, we engaged our shareholders last fall in anticipation of our 2026 AGM (“Fall Outreach”), which we intend to complete annually. Set forth below are some highlights of our shareholder engagement program.

Outreach and Engagement	à	Evaluate and Respond

•Quarterly earnings calls
•Senior management participated in five investor conferences and a variety of investor meetings
•Outreach to top shareholders for feedback on executive compensation, corporate governance, and sustainability matters

•Reviewed shareholder input to identify consistent themes and inform decision-making
•Shared themes with the Nominating and Governance and Compensation Committees
•Adopted, modified, or maintained practices and/or disclosures in response to feedback, as appropriate.

Fall Outreach. We contacted our top 20 shareholders representing approximately 66% of our ordinary shares as of September 30, 2025 for feedback on the Company’s executive compensation, corporate governance, and sustainability matters. As a result, we held meetings with five shareholders representing approximately 15% of our ordinary shares as of September 30, 2025. Company participation in these meetings included (i) our Director, Executive Compensation and Benefits, (ii) our SVP of Investor Relations and Strategy, (iii) our Director, Sustainability, (iv) our Assistant General Counsel, Securities and Corporate Governance, and (v) one of our directors who serves on the Compensation and Nominating and Governance Committees.

In 2025, the Compensation Committee considered the outcome of the shareholder advisory vote on 2024 executive compensation when making decisions relating to the Company’s executive compensation program and policies and the compensation of the NEOs. Over 98% of the votes cast were in favor of the Company’s advisory vote on executive compensation at the 2025 AGM. As a result of this level of support and after considering the feedback the Company received from shareholders during its shareholder engagement, the Compensation Committee did not make any changes to the Company’s executive compensation program in response to the 2025 advisory vote on executive compensation.
The Company welcomes investor interaction and feedback. The Investor Relations department is the point of contact for shareholder interaction with the Company and can be reached through investors.gates.com. The information contained on, or accessible from, the website is not part of this Proxy Statement by reference or otherwise.

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Executive Compensation	Table of Contents
Executive Compensation Determination Process
Role of the Board, the Compensation Committee, and our CEO. The Compensation Committee assists the Board in overseeing the Company’s executive compensation program. As part of its responsibilities under its charter, the Compensation Committee oversees the annual compensation decision process for the NEOs, including the CEO. In setting compensation for each NEO, the Compensation Committee has historically taken into account multiple factors, including job responsibilities, performance, contributions and experience of each NEO and their compensation in relation to other employees and other equivalent roles at peer companies and other market data.
The Compensation Committee, working with its independent compensation consultant, Aon’s Executive and Board Advisory Practice, a division of Aon plc (the “Consultant” or “Aon”), annually reviews the Company’s executive compensation program designs as well as the NEOs’ performance, base salary, and annual and long-term incentive target opportunities, and approves any changes to the program designs and each NEOs’ overall compensation package in light of such review. In addition, when making compensation decisions for the NEOs (other than the CEO), the Compensation Committee has historically considered recommendations of the CEO based on his judgment, knowledge of the industry, and greater familiarity with the day-to-day performance of his direct reports. Specifically, the CEO annually reviews each other NEO’s performance with the Compensation Committee and recommends to the Compensation Committee an appropriate base salary, annual incentive target opportunity, annual incentive payout, and long-term equity incentive award. The CEO does not, however, participate in deliberations regarding his own compensation. Based upon this recommendation and the other considerations described below under “Elements of Compensation”, and in consideration of the executive compensation philosophy described above, the Compensation Committee reviews the overall annual compensation packages for the NEOs, and approves such compensation packages.
Role of the Independent Compensation Consultant. The Compensation Committee retains the Consultant, to support the oversight and management of the executive compensation program. The Compensation Committee retains sole authority to hire or terminate the Consultant, approve its compensation, determine the nature and scope of services, and evaluate performance. One or more representatives of the Consultant attend Compensation Committee meetings, as requested, and communicate with the Compensation Committee chair between meetings. The Compensation Committee makes all final decisions. The Consultant’s specific roles include, but are not limited to:
•advising the Compensation Committee on executive compensation trends and regulatory developments;
•providing a total compensation study for executives, compared against the companies in the peer group and other market data;
•working with the Compensation Committee to develop an appropriate peer group of comparable companies to serve as a reference point in executive compensation decision-making;
•providing advice to the Compensation Committee on governance best practices, as well as any other areas of concern or risk;
•providing advice to the Compensation Committee on executive compensation benefit programs;
•serving as a resource to the Compensation Committee chair and supporting the preparation of materials in advance of each meeting;
•reviewing and commenting on proxy disclosure items, including this CD&A;
•reviewing and commenting on the Compensation Committee’s annual compensation risk assessment;
•advising the Compensation Committee on management’s pay recommendations and determining CEO pay;
•reviewing and commenting on comprehensive tally sheets for each NEO that encompass two years of all primary elements of their compensation as well as potential wealth accumulation and retention values; and
•reviewing and providing compensation recommendations for non-employee directors.
The Compensation Committee has assessed the independence of the Consultant as required by SEC and NYSE rules. The Compensation Committee reviewed its relationship with the Consultant and considered all relevant factors, including those set forth in Rule 10C-1(b)(4)(i) through (vi) under the Exchange Act. Based on this review, the Compensation Committee had no concerns with the Consultant’s independence and the Company determined there are no conflicts of interest raised by the work performed by the Consultant.

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Executive Compensation	Table of Contents
Role of the Peer Group. The Compensation Committee, with the help of the Consultant, conducts an annual review and evaluation of executive and director compensation in comparison to an industry peer group. In establishing the industry peer group, the Compensation Committee targets approximately 15 to 20 companies based on the following selection criteria:
•publicly traded companies within similar industries as Gates;
•companies with annual revenues of approximately 0.4x to 3x Gates’ annual revenues;
•companies with market capitalization and enterprise values within a reasonable range of Gates’ values;
•companies that compete with Gates for business and management talent; and
•management recommendations.
For 2025 compensation decisions, the Compensation Committee selected the same peer group of companies used to evaluate compensation decisions for the fiscal year ended December 28, 2024. The full list of 2025 peers is shown below.

AMETEK, Inc.	Franklin Electric Co., Inc.	Pentair plc
Crane Company	Graco Inc.	Regal Rexnord Corporation
Donaldson Company, Inc.	IDEX Corporation	SPX Technologies, Inc.
Dover Corporation	Ingersoll Rand Inc.	The Timken Company
ESAB Corporation	Lincoln Electric Holdings, Inc.	Xylem Inc
Flowserve Corporation	Nordson Corporation
At the time of the Compensation Committee’s approval, the average and median trailing twelve-month revenues of the selected peers, at $4.4 billion and $4.0 billion, respectively, were comparable to the Company’s annual revenues. The Compensation Committee uses competitive compensation data from the annual total compensation study of peer companies and market survey data as a reference point to inform its decisions about overall compensation opportunities and specific compensation elements. The Compensation Committee does not benchmark specific compensation elements or total compensation to any specific percentile relative to the peer companies or the broader U.S. market. Instead, the Compensation Committee applies judgment in establishing targeted pay levels, taking into account not only competitive market data, but also factors such as Company, business and individual performance, scope of responsibility, critical needs and skill sets, leadership ability and succession planning.
Role of Tally Sheets. Each year, the Compensation Committee conducts a comprehensive compensation review for each NEO prior to making decisions about executive compensation for the next year. The Committee reviews a tally sheet for each NEO that encompasses two years of all primary elements of compensation at target or actual levels, as applicable, including the value of base salary, short-term incentives, long-term incentives, and benefit programs as well as potential wealth accumulation and retention value for each NEO. This comprehensive review helps the Compensation Committee evaluate total compensation, internal pay equity and retention values, and helps to ensure that future compensation decisions are in line with the Company’s pay-for-performance compensation philosophy.
Timing of Compensation Decisions. The Compensation Committee generally makes executive compensation decisions in February of each year, after the Company reports its fourth quarter and year-end financial results for the preceding fiscal year and completes executive performance reviews (the “February meeting”). This timing allows the Compensation Committee to have a complete financial and individual performance picture before making compensation decisions. The exceptions are executive compensation, including equity grants, to executives who are promoted or hired from outside the Company during the year or to retain key executives in light of labor market conditions. These executives may receive compensation changes or equity grants effective or dated, as applicable, as of the date of their promotion, hiring date, or other Board or Compensation Committee approved date.
Elements of Compensation
The Company’s executive compensation program is designed to recognize an executive’s scope of responsibilities, leadership ability and effectiveness in achieving key Company performance goals and objectives. As an executive’s level of responsibility within Gates increases, so does the percentage of total compensation that is linked to Company performance in the form of variable compensation. The Company also provides various retirement and benefit programs and modest, business-related benefits as discussed below.

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Executive Compensation	Table of Contents
Total Compensation Mix. The Company’s mix of target total compensation in 2025, as illustrated by the below charts, is significantly weighted towards variable “at-risk” compensation.

CEO
Variable “At-Risk” Pay - 87%
13%
19%
34%
34%
Base Salary
Target Annual Bonus
Target PRSU Grant Value
Target RSU Grant Value

Average of other NEOs

Variable "At-Risk" Pay - 73%

27%
23%
25%
25%
Base Salary
Target Annual Bonus
Target PRSU Grant Value
Target RSU Grant Value

Approximately 87% of the CEO’s compensation in 2025 was variable and at-risk, with the majority being performance-based. Approximately 73% of the other NEOs’ compensation in 2025 was variable and at-risk, with nearly half being performance-based. Included within each NEO’s performance-based compensation were performance-based vesting PRSUs equal to 50% of their long-term equity incentives. The other 50% of their long-term equity incentives consisted of time-based vesting RSUs. The long-term incentive opportunity is described further below.
Base Salary. Base salaries for the NEOs in 2025 were determined by the Compensation Committee at its February meeting in 2025 after consideration of: the CEO’s recommendations (for all NEOs other than the CEO); the breadth, scope and complexity of the executive’s role; internal pay equity; current compensation; tenure in position and prior tenure in related roles; skill set; market pay levels; and individual performance. Base salaries are reviewed annually at the February meeting or at other times when deemed appropriate and may be increased from time to time pursuant to such review. The Consultant assists the Compensation Committee with this process by providing market and peer group data and making recommendations. For 2025, the Company made adjustments to NEO base salaries ranging from 3.5% to 7% primarily to align with market compensation practices and reward individual performance following a review of competitive market data provided by the Consultant.
The following table sets forth each NEO’s 2024 and 2025 base salary levels as of February 28, 2024 and February 28, 2025, respectively.

Name	2024 Base Salary ($)	Increase (%)	2025 Base Salary ($)

I. Jurek	1,187,575	3.5	1,229,140
L. Mallard	671,257	5.0	704,820
C. Bracken	494,424	5.0	519,145
G. Montgomery	473,550	3.5	490,124
T. Pitstick*	541,711	7.0	579,631
(*) Mr. Pitstick’s increase represents a market adjustment after a review of competitive market data provided by Aon.

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Executive Compensation	Table of Contents
Short-Term Incentive Opportunity. The Company provides a short-term annual cash incentive opportunity under the Gates Global Bonus Policy (the “Annual Plan”) to reward certain employees, including its NEOs, for achieving specific financial performance goals that support the advancement of the Company’s profitability, revenue growth, and key business results, and to recognize individuals based on their contributions to those results. The maximum total bonus opportunity for the NEOs was capped at 200% of their respective target incentive bonus opportunities.
Payouts under the Annual Plan were based on a combination of the achievement of the Company’s financial performance goals in 2025 (the “Gates Financial Performance Factor”), which sets the maximum funding of the Annual Plan, and each NEO’s individual performance during the fiscal year (the “Individual Performance Factor”).
Gates Financial Performance Factor. The Gates Financial Performance Factor sets the maximum funding level for the Annual Plan. The Compensation Committee, after an evaluation of possible financial performance measures, determined to continue using Adjusted EBITDA, Free Cash Flow and Revenue as the financial performance measures for 2025. The Compensation Committee determined that these financial performance measures would be critical indicators of the Company’s performance for profitability, generating cash, and revenue growth in 2025 and, when combined, are drivers of sustainable growth. The Annual Plan financial performance measures and weightings for 2025 are described below.

Performance Measure (Weighting)	Description*

Adjusted EBITDA (50%)
Adjusted EBITDA under the Annual Plan is defined in the same manner as described in “Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations — Non-GAAP Measures,” of the 2025 Annual Report.

Free Cash Flow (30%)	Calculated as Adjusted EBITDA (as defined for purposes of the Annual Plan as described immediately above), less capital expenditures, plus or minus the change in working capital versus prior year.

Revenue (20%)	Revenue under the Annual Plan is defined as actual revenue as reflected in the Company’s financial statements, excluding the impacts of acquisitions and divestitures made during the fiscal year.

(*) At the time of setting these performance measures, the Compensation Committee determined that the performance measures and payout calculations should exclude the translation impact of foreign exchange gains and losses (“FX Impacts”) if excessive in nature (with the Compensation Committee to consider excluding FX Impact when the impact is beyond +/- $10 million of translation impact to Adjusted EBITDA) to more closely align with the underlying operating performance of the Company. In addition, the Compensation Committee retained discretion to exclude from the targets and/or the calculation of the performance measures impacts of any non-recurring or unusual item, but no such exclusions were made in 2025.
For each financial performance measure, an achievement level is determined based on actual performance relative to the applicable target and is translated into a funding percentage relative to target funding (100%), as set forth below. The funding level for each measure is then multiplied by its assigned weight. The sum of the three weighted funding levels is translated into an overall funding percentage relative to target funding (100%), as follows:

Level	Achievement	Funding Percentage (% of Target)

Below Threshold	Less than 90%	—%
Threshold	90%	50%
Target	100%	100%
Maximum	110%	200%
Funding for performance between levels are interpolated on a straight-line mathematical basis and rounded to the nearest whole number.

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Executive Compensation	Table of Contents
The following table outlines the calculation of the 2025 Gates Financial Performance Factor based on the Company’s attainment of the 2025 Gates Financial Performance Factor measures, each of which were approved by the Compensation Committee without adjusting the previously approved performance measures described above for non-recurring or unusual items. Target values were determined based on Board approved budgets. The Company’s target Adjusted EBITDA level represented an increase from the Company’s prior year Adjusted EBITDA as reported in the Company’s 2024 Annual Report filed with the SEC. The Company’s target revenue level was consistent with our revenue outlook for 2025.

(dollars in millions)		Threshold $	Target $	Maximum $	2025 Attainment(2)		Gates Financial Performance Factor
Measure	Weighting %				$	%	% of Target

Adjusted EBITDA	50	687.7	764.1	840.5	750.3	98.0	90
Free Cash Flow	30	581.4	646.0	710.6	673.9	104.0	140
Revenue(1)	20	3,169.0	3,387.3	3,578.3	3,340.2	99.0	95
Total							106%
(1) Revenue threshold and maximum are narrower than 90% and 110% to align with the associated Adjusted EBITDA levels.
(2) Consistent with the previously established performance measures, attainment values exclude FX Impacts. This reduced the overall maximum funding as a percentage of target by approximately 1.5%.
After the Gates Financial Performance Factor is calculated and approved by the Compensation Committee, the Compensation Committee or the CEO (except with respect to his own compensation) may allocate all or a portion of Annual Plan funding by region, sub-region or function based on performance, subject to the overall maximum funding level set by the Gates Financial Performance Factor. For 2025, the global corporate function funding factor was reduced from 106% of target to 95% of target.
At the end of the performance period, the Compensation Committee considered regional and functional financial performance and other qualitative factors when determining the funding factors applicable to the NEOs in line with its pay for performance philosophy, which was informed by the recommendations of the CEO except with respect to his own compensation. As a result, the Compensation Committee applied the global corporate function funding factor of 95% of target to all NEOs, except for Mr. Pitstick whose funding factor of 44% of target was based on a combination of the global corporate function funding factor and the Company’s performance related to his areas of responsibility, including the Americas region and the global oil and gas and mobility businesses. We do not disclose regional or individual business initiative performance targets due to the potential for competitive harm by disclosing strategic objectives in subsets of our business that are not otherwise public.
Individual Performance Factor. At the end of the performance period, the Compensation Committee considered individual performance based on achievement against the performance criteria described below to determine the Individual Performance Factors for the NEOs (subject to the individual payout cap of 200% of target and the maximum funding level set by the Gates Financial Performance Factor).
In evaluating our CEO’s 2025 performance, the Compensation Committee considered Mr. Jurek’s positive performance with respect to global key financial results, including free cash flow, and other key performance indicators, such as regulatory compliance and training programs and improved quality, service level, health, safety and environmental performance, advances in certain strategic end markets, and leadership accomplishments in the areas of talent management and organizational capability.
In evaluating the individual performance of our other NEOs, the Compensation Committee reviewed their performance with our CEO, considering leadership impacts and operational results within their areas of responsibility as follows: for Mr. Mallard, the Company’s financial results, operational improvements and accountability, strategic initiatives, including risk management and systems improvements, and talent development within the Company’s finance organization; for Ms. Bracken, financial results in the areas of budget management, tariff volatility counselling and insurance recoveries, operational goals, strategic global litigation and regulatory counselling, other strategic initiative support, and talent development and continuity within her organization; and for Mr. Pitstick, operations initiatives, including restructuring activities within his region, geographic growth for key customers and end markets in his region, strategic initiatives, including the Company’s mobility and data center businesses, and building organizational capacity within his region. In accordance with the Separation Agreement described under “Other Aspects of the Company’s Compensation Programs - Change in Control and Severance Benefits” below, Ms. Montgomery’s Individual Performance Factor was set at 100%.

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Executive Compensation	Table of Contents
After reviewing these evaluations as well as the Compensation Committee’s interactions with the NEOs and considering the size and complexity of the Company’s business as well as external variables such as macro-economic conditions, the Compensation Committee determined each NEO had sufficiently met their 2025 goals and approved an Individual Performance Factor of 100% for each NEO.
Payout. Under the Annual Plan, the Compensation Committee established an individual target award opportunity for each NEO, which was informed by the annual review and evaluation of competitive executive compensation market data described above. Target award opportunities are expressed as a percentage of an NEO’s base salary in effect on December 31, 2025 or, in the case of Ms. Montgomery, the Separation Date. None of our NEOs received a target annual incentive opportunity increase for 2025.
The following table illustrates the calculation of the annual cash incentive awards payable to each of the NEOs under the Annual Plan based on 2025 financial performance, approved funding factors, and individual performance, each as described above.

Name	Base Salary ($)	Target Annual Plan Opportunity (% of Base Salary)	Target Annual Plan Opportunity ($)	Funding Factor (% of Target Opportunity)	Individual Performance Factor (%)	2025 Actual Payout ($)

I. Jurek	1,229,140	150	1,843,710	95	100	1,751,525
L. Mallard	704,820	100	704,820	95	100	669,579
C. Bracken	519,145	75	389,359	95	100	369,891
G. Montgomery*	490,124	75	337,380	95	100	320,511
T. Pitstick	579,631	85	492,686	44	100	217,835
(*) Ms. Montgomery’s target annual plan opportunity represents a pro-rata amount based on the number of days she was employed by the Company prior to the Separation Date.
Long-Term Incentive Opportunity. The Company believes that its NEOs’ long-term compensation should be directly linked to the value it delivers to shareholders. Equity awards granted to NEOs are designed to provide long-term incentive opportunities over a period of several years. We grant equity awards under the Gates Industrial Corporation plc 2018 Omnibus Incentive Plan (the “2018 Omnibus Incentive Plan”), a long-term incentive program that allows for a mix of awards, including performance shares or units, restricted shares or units and stock options. The 2018 Omnibus Incentive Plan is consistent with the Company’s compensation objective of providing a long-term equity incentive opportunity that aligns compensation with the creation of shareholder value and achievement of business goals.
In February 2025, the Board approved long-term incentive awards (the “2025 LTI”) under the 2018 Omnibus Incentive Plan to incentivize long-term business performance as well as to promote retention. Consistent with the prior year, the target number of ordinary shares underlying the 2025 LTI awards granted to NEOs is comprised of 50% PRSUs and 50% RSUs based on the closing price as of the grant date.
LTI target opportunities for the NEOs in 2025 were determined by the Compensation Committee primarily to align with market compensation practices and to reward individual performance following a review of competitive market data provided by the Consultant. The Compensation Committee considers a variety of relevant factors, including competitive market data from peer companies and survey data provided by Aon, the macroeconomic environment for our industry, the Company’s annual equity utilization and overall dilutive profile, Company and individual performance, retention considerations, and other aspects that are important factors for determining competitive LTI opportunities for the NEOs.

Name	2025 RSUs Granted (#)	2025 Target PRSUs (#)	2025 Target Grant Value* ($)

I. Jurek	147,678	147,678	6,391,528
L. Mallard	36,641	36,641	1,585,845
C. Bracken	21,591	21,591	934,461
G. Montgomery	18,119	18,119	784,198
T. Pitstick	24,106	24,106	1,043,336
(*) Target grant value is based on grant date face value and, therefore, differs from the corresponding values shown in the 2025 Summary Compensation and 2025 Grants of Plan-Based Awards tables below, which are calculated in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, Compensation — Stock Compensation (“Topic 718”).

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Executive Compensation	Table of Contents
The RSUs will vest in substantially equal annual installments on the first three anniversaries of the grant date, subject to the executive’s continued employment through the vesting date.
Consistent with the prior year, the PRSUs provide that 75% of the award will vest at the end of the three-year performance period if the Company achieves a certain level of average annual Adjusted Return on Invested Capital (“Adjusted ROIC”) and the remaining 25% will vest at the end of the three-year performance period if the Company achieves certain Relative Total Shareholder Return (“Relative TSR”) goals. The Compensation Committee maintained Adjusted ROIC as a metric to drive focus on making sound investments and efficient use of working capital. The Compensation Committee also maintained Relative TSR as a metric to align a significant portion of pay delivery directly with shareholder value creation relative to companies in similar industries represented by the S&P 400 Capital Goods Industry Index (the “Relative TSR Peer Group”). It also aligns the interests and experience of executive officers with those of the Company and its shareholders and filters out macroeconomic and other factors that are not within management’s control.

Performance Measure (Weighting)	Description

Adjusted ROIC (75%)
75% of PRSU value is calculated as the three-year average of the annual: (Adjusted EBITDA - depreciation and amortization) x (1 - 25% tax rate) divided by the five quarter average of (total assets - non-restricted cash - accounts payable - goodwill and other intangible assets that arose from the acquisition of Gates by Blackstone in 2014).
The financial measures used to determine Adjusted ROIC are calculated in accordance with U.S. GAAP as presented in the Company’s financial statements, except (i) Adjusted EBITDA is defined in the same manner as described in “Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations — Non-GAAP Measures” of the 2025 Annual Report, (ii) actual results and/or performance targets may be adjusted to exclude the impact of acquisitions and divestitures completed during the performance period, (iii) the depreciation and amortization deduction excludes the amortization of intangible assets arising from the acquisition of Gates by Blackstone in 2014 and (iv) total assets excludes both income tax and deferred tax assets.

Relative TSR (25%)
25% of PRSU value is based on the Company’s three-year Relative TSR ranking against companies in the Relative TSR Peer Group. Total shareholder return (“TSR”) is measured by stock price change and dividends over the performance period as a percentage of the beginning stock price. The beginning and ending stock prices are based on the prior 20-day trading averages. In the event absolute TSR performance is negative, payout of Relative TSR is capped at the target level.

The total number of PRSUs that vest at the end of the three-year performance period will range from a payout of 0% to a maximum of 200% as determined by measuring actual performance over the performance period for Adjusted ROIC and Relative TSR against the performance goals based on a pre-established scale. Payout for achievement between the performance levels will be determined based on a straight-line interpolation of the applicable payout range rounded to the nearest whole percentile for Relative TSR and rounded to the nearest tenth of a percentage for Adjusted ROIC. Goals for the Adjusted ROIC performance measure will be disclosed at the end of the three-year performance period. Payout of the Relative TSR measure is capped at the target level if absolute TSR performance is negative, and determined based on the following threshold, target and maximum performance levels over the three-year performance period:

Relative TSR Percentile Rank	Potential Payout Percentage

75th Percentile or above (Maximum)	200%
50th Percentile (Target)*	100%
25th Percentile (Threshold)	50%
Below 25th Percentile	0%
(*) Payout is capped at the target level if absolute TSR performance is negative.
Payouts for the PRSUs are subject to the NEO’s continued employment through the end of the applicable performance period and are paid out after the certification of the performance results by the Compensation Committee. The Compensation Committee maintained Adjusted ROIC and Relative TSR performance goals at target that are, in the Compensation Committee’s view, challenging but achievable.

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Executive Compensation	Table of Contents
2023-2025 PRSUs. For the PRSUs granted in 2023 for a three-year performance period from 2023-2025 (the “2023-2025 Performance Period”), the weighting and level of achievement of the two metrics of Adjusted ROIC and Relative TSR as well as the aggregate payout were as follows:

Metric	Weight	Payout

Adjusted ROIC	75%	154%
Relative TSR	25%	180%
Total Payout		161%
Adjusted ROIC. The PRSU payout level for Adjusted ROIC was based on the three-year average performance during the 2023-2025 Performance Period. The annual threshold, target, and maximum goals for this metric as well as the achievement and payout for this metric were as follows:

Performance Period	Threshold (50% funding)	Target (100% funding)	Maximum (200% funding)	Annual Achievement			3-Year Average Annual Achievement	Metric Weighting
				2023	2024	2025

2023-2025	15.0%	20.0%	25.0%	22.2%	23.0%	22.9%	22.7%
Adjusted ROIC Payout							154%	75%
(*) Performance between goals was interpolated on a straight-line basis, rounded to the nearest whole percentage.
Relative TSR. The PRSU payout level of Relative TSR was based on the Company’s’ three-year TSR ranking versus the Relative TSR Peer Group with a cap at the target level if absolute TSR performance is negative. The threshold, target and maximum performance levels as well as the Company’s achievement were as follows:

Performance Period	Threshold (50% funding)	Target (100% funding)	Maximum (200% funding)	Achievement	Metric Weighting

Twenty-day average stock price prior to January 1, 2023 and January 3, 2026	25th percentile (27% TSR)	50th percentile (62% TSR)	75th percentile (109% TSR)	70th percentile (96% TSR)
Relative TSR Payout				180%	25%
NEO Awards. Based on the Company’s performance over the 2023-2025 Performance Period as described above, the number of ordinary shares underlying PRSUs granted in 2023 vested as follows for each participating NEO:

Name	Target Award (#)	Total Earned Award (#)

I. Jurek	190,181	305,240
L. Mallard	47,352	75,999
C. Bracken	29,200	46,866
G. Montgomery*	22,435	36,120
T. Pitstick	32,300	51,841
(*) Under the Separation Agreement described under “Other Aspects of the Company’s Compensation Programs - Change in Control and Severance Benefits” below, the vesting of Ms. Montgomery’s PRSUs for the 2023-2025 Performance Period were accelerated, with the number of PRSUs vesting based on actual achievement of the performance metrics through the Separation Date.
Other Aspects of the Company’s Compensation Programs
Sign-on Bonuses. From time to time, the Company may award sign-on bonuses. Sign-on bonuses are used when necessary to attract highly skilled officers to the Company. Generally, they are used to incentivize candidates to leave their current employers or may be used to offset the loss of unvested compensation they may forfeit as a result of leaving their current employers. During 2025, the Company did not award any sign-on bonuses to NEOs.
Employment Agreements. None of our NEOs have employment agreements in place.

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Executive Compensation	Table of Contents
Retirement Benefits. The Company offers the following retirement benefits to eligible U.S.-based employees, including the continuing NEOs, as specified below. Additional details about the Gates Corporation Supplemental Retirement Plan (the “Supplemental Retirement Plan”), as it applies to the NEOs, is included in the “2025 Nonqualified Deferred Compensation” section of this Proxy Statement.

Plan	Description

Gates MatchMaker 401(k) Plan
A qualified defined contribution retirement benefit available to eligible U.S. employees (as defined in the plan document) that is intended to qualify as a profit sharing plan under Section 401(k) of the Internal Revenue Code of 1986, as amended from time to time (the “Code”).

Supplemental Retirement Plan	A funded, nonqualified plan that provides the Company’s executives, including NEOs, benefits similar to the Gates MatchMaker 401(k) Plan but without an employer match or the Code contribution and earnings limitations.

The Company offers a defined contribution retirement benefit to all eligible U.S. participants through the Gates MatchMaker 401(k) Plan. The Gates MatchMaker 401(k) Plan provides employees with individual retirement accounts funded by (1) an automatic Gates-paid contribution of 3% of employee eligible earnings, and (2) a Gates-paid match on employee contributions dollar-for-dollar on the first 3% of eligible earnings that the employee contributes, which is subject to three-year cliff vesting. The Code sets maximum limitations on employee contributions for participants as well as limitations on the earnings upon which employee/employer contributions may be made.
The Company currently offers participation in the Supplemental Retirement Plan to specified U.S. executives, including the continuing NEOs. This plan is a nonqualified deferred compensation plan that provides participants with the following two benefit opportunities:
•Non elective employer contribution. A 6% employer contribution on eligible earnings that exceed Section 401(a)(17) of the Code’s dollar limits.
•Compensation Deferral Opportunity. Employee participants may elect to defer up to 80% of base salary and 80% of bonus compensation. There is no employer paid matching contribution on these elective deferrals. These deferrals are in addition to amounts participants may defer in the Gates MatchMaker 401(k) Plan.
Health and Welfare Benefits. The Company also provides other benefits such as medical, dental and short-term disability coverage to each NEO, which are identical to the benefits provided to all other eligible U.S.-based employees. Executive officers, including the NEOs, also receive enhanced benefits that are not available to other employees, such as additional relocation assistance and life, accidental death and dismemberment (“AD&D”) and long-term disability insurance benefits. The Company also provides unlimited flexible time off and paid holidays to U.S. based employees holding director level or above positions, including the NEOs.
Other Benefits. The Company provides other benefits to NEOs that it believes are necessary to compete for executive talent. The additional benefits for the NEOs generally consist of a parking subsidy, tax preparation services and an executive annual physical examination. No tax gross-ups are provided by the Company, except U.S.-based employees holding director-level or above positions, including the NEOs, are provided tax gross-ups for certain relocation benefits that may be provided in connection with commencement of employment with the Company. In certain circumstances, the Company provides NEOs with limited personal use of an airplane leased by the Company pursuant to a fractional lease program. The value of any personal use (including for any family members who accompany the NEO) is imputed as income to the NEO, who is fully responsible for any associated income and other tax liability. The specific amounts attributable to the other benefits provided to the NEOs in 2025 are set forth in the “All Other Compensation” column of the 2025 Summary Compensation Table of this Proxy Statement.
Change in Control and Severance Benefits. The Compensation Committee and the Board believe that executives are better able to perform their duties with respect to any potential proposed corporate transaction without concern for the impact of the transaction on their individual employment with carefully structured change in control and severance benefits. In addition, the Compensation Committee and the Board believe that the interests of the Company’s shareholders are better protected and enhanced by providing greater certainty regarding executive pay obligations in the context of planning and negotiating any potential corporate transactions. Accordingly, the Company maintains an Executive Severance Plan and the Executive Change in Control Plan for certain executives. Executives are not entitled to payments under the Executive Severance Plan if they are entitled to receive payment under the Executive Change in Control Plan discussed below.

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Executive Compensation	Table of Contents
On October 28, 2025, Ms. Montgomery entered into a Separation Agreement with the Company (the “Separation Agreement”), pursuant to which her employment with the Company was terminated effective on the Separation Date. Ms. Montgomery’s departure constituted a termination without “cause” for purposes of the Company’s Executive Severance Plan, in which she participated.
For information regarding these plans, including the participants and the amounts received by Ms. Montgomery, please see “Potential Payments upon Termination or Change in Control.” All stock options and RSU award agreements contain double trigger vesting provisions that require the occurrence of both a change in control and a qualified termination. The terms of the Company’s Supplemental Retirement Plan also provide for early distribution upon a change in control.
Clawback Policy. The Company has adopted an Incentive Compensation Clawback Policy consistent with the requirements of Exchange Act Rule 10D-1 and NYSE listing standards. Under this policy, which applies to the Company’s current and former Section 16 officers, the Company must recover erroneously awarded incentive-based compensation, subject to limited exceptions, in the event the Company is required to prepare an accounting restatement due to the material noncompliance of the Company with any financial reporting requirement under the securities laws. This policy requires recovery of erroneously awarded incentive compensation regardless of whether a Section 16 officer engaged in any misconduct or is otherwise at fault. This policy applies to incentive-based compensation awarded to a current or former Section 16 officer during the three completed fiscal years immediately preceding the date on which the Company is required to prepare an accounting restatement. In addition, the Company’s 2018 Omnibus Incentive Plan provides that if a covered person engages in any detrimental activity (as defined in the 2018 Omnibus Incentive Plan) as determined by the Compensation Committee, the Compensation Committee may, in its sole discretion, provide for one or more of the following: (i) cancellation of any or all of such covered person’s outstanding awards (including time-based awards); or (ii) forfeiture by the covered person of any gain realized on the vesting or exercise of awards, and prompt repayment of any such gain to the Company.
Executive Stock Ownership Guidelines. To better align the financial interests of the Company’s NEOs and shareholders, the Company has executive stock ownership guidelines. The Company, along with the Compensation Committee, reviews the executive ownership annually as of the annual measurement date, April 1 of each year. Any officer who does not meet the applicable threshold is required to retain 50% of stock acquired through the exercise or vesting of equity awards made by the Company. Once the applicable threshold is met, the officer must continue to meet the threshold on each annual measurement date. In calculating the ownership, the Company includes direct and certain indirect ownership and shares underlying unvested RSUs, and does not include shares underlying vested or unvested stock options or unvested PRSUs. Currently, each NEO is expected to own the Company’s ordinary shares in the following amounts:

Chief Executive Officer	6 times base salary
Other NEOs	3 times base salary
As of the most recent measurement date, all of the continuing NEOs met their applicable ownership guidelines.
COMPENSATION COMMITTEE REPORT
The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis with management. Based on such review and discussion, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement and incorporated by reference into the 2025 Annual Report.
Submitted by the Compensation Committee of the Board:
Neil P. Simpkins, Chair
Fredrik Eliasson
James W. Ireland, III
Wilson S. Neely

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Executive Compensation	Table of Contents
COMPENSATION TABLES
2025 Summary Compensation Table
The following table sets forth the compensation for our NEOs for the fiscal years presented.

Name and Principal Position	Year	Salary ($)(1)	Bonus ($)	Stock Awards ($)(2)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)(3)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation($)(4)	Total ($)

Ivo Jurek	2025	1,221,307		6,673,200		1,751,525		265,326	9,911,358
Chief Executive Officer	2024	1,179,318		5,986,906		2,506,377		290,038	9,962,639
	2023	1,134,129		5,705,428		2,603,530		267,927	9,711,014
L. Brooks Mallard	2025	698,495		1,655,715		669,579		119,795	3,143,584
Chief Financial Officer	2024	662,269		1,550,974		989,433		112,712	3,315,388
	2023	616,298		1,420,560		944,732		86,020	3,067,610
Cristin C. Bracken	2025	514,486		975,643		369,891		75,409	1,935,429
Chief Legal Officer	2024	490,168		934,676		496,896		75,000	1,996,740
	2023	464,709		876,000		536,803		50,267	1,927,779
Gwen Montgomery	2025	464,380		2,337,046		320,511		882,254	4,004,191
Former Chief Human Resources Officer	2024	465,768		795,743		475,918		70,623	1,808,052
Thomas G. Pitstick	2025	572,485		1,089,290		217,835		88,507	1,968,117
President Americas	2024	537,945		995,647		647,859		85,766	2,267,217
	2023	513,267		969,000		660,390		66,567	2,209,224
1.The amounts reported in the “Salary” column consist of base salary earned in 2025.
2.The amounts reported in the “Stock Awards” column represent stock awards for the fiscal years presented. For 2025 this represents the grant date fair value of the annual RSUs and PRSUs granted as part of our 2025 long-term incentive program described in the CD&A under the heading “Elements of Compensation - Long-Term Incentive Opportunity,” granted under the 2018 Omnibus Incentive Plan calculated in accordance with Topic 718. For information regarding the assumptions used in determining the fair value of these awards, please refer to Note 18, Share-based compensation, of the audited consolidated financial statements included in the 2025 Annual Report. Where the number of shares ultimately issued depends on a performance or market condition, the target number of awards is used for the purpose of the above table. With respect to the annual PRSUs granted as part of our 2025 long-term incentive program, 75% vest subject to attainment of certain levels of Adjusted ROIC and 25% vest subject to attainment of a certain Relative TSR, in each case, at the end of the three-year performance period. The grant date fair value of the shares that vest based on Adjusted ROIC performance was computed in accordance with Topic 718 based upon the probable outcome of the performance conditions as of the grant date. As the shares that vest according to Relative TSR are subject to market conditions as defined under Topic 718 and are not subject to performance conditions as defined under Topic 718, they have no maximum grant date fair values that differ from the grant date fair values included in the table. Assuming the highest level of performance is achieved with respect to the Adjusted ROIC portion of the awards, the grant date fair value of the 2025 stock awards would be: Mr. Jurek — $9,070,024; Mr. Mallard — $2,250,404; Ms. Bracken —$1,326,060; Ms. Montgomery — $2,631,112; and Mr. Pitstick — $1,480,541. In addition, included in this amount for Ms. Montgomery is $1,518,293, representing the incremental fair value under Topic 718 associated with the modification of her RSUs and PRSUs to accelerate vesting for her RSUs and PRSUs that would have vested prior to March 31, 2026, with the number of PRSUs vesting based on actual achievement of the performance metrics applicable to the Company’s 2023-2025 PRSUs through the Separation Date.
3.The amounts reported in the “Non-Equity Incentive Plan Compensation” column represent amounts earned by NEOs under the Annual Plan. The terms of the Annual Plan are described more fully above in the “Elements of Compensation — Short-Term Incentive Opportunity.”
4.The amounts reported in the “All Other Compensation” column for 2025 reflect the sum of: (i) the amounts contributed by Gates to the Gates MatchMaker 401(k) Plan and the Supplemental Retirement Plan, which are calculated on the same basis for all participants, including the NEOs, (ii) the cost of all other executive benefits that are required to be reported by SEC rules, and (iii) in the case of Ms. Montgomery, the value of severance benefits paid or to be paid to Ms. Montgomery in connection with her termination. The material provisions of the Gates MatchMaker 401(k) Plan and the Supplemental Retirement Plan are described in the “2025 Nonqualified Deferred Compensation” section of this Proxy Statement. Please see the following table for further information on the aggregate incremental cost of these benefits.

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Executive Compensation	Table of Contents

Name	Company Contributions to Gates MatchMaker 401(k)(a) ($)	Company Contributions to Gates Executive Supplemental Retirement Plan(b) ($)	Other Benefits(c) ($)	Total ($)

I. Jurek	21,000	202,661	41,665	265,326
L. Mallard	21,000	80,276	18,519	119,795
C. Bracken	21,000	39,683	14,726	75,409
G. Montgomery	20,850	—	861,404	882,254
T. Pitstick	21,000	52,221	15,286	88,507
a.Company Contributions to Gates MatchMaker 401(k) Plan. Gates makes matching contributions of 100% on up to 3% of eligible earnings deferred by all eligible participants, including NEOs, in accordance with the Gates MatchMaker 401(k) Plan. Gates also makes a non-elective contribution to all eligible participants, including NEOs, in an amount equal to 3% of eligible earnings, subject to Code limitations.
b.Company Contributions to Gates Supplemental Retirement Plan. Gates makes a retirement contribution of 6% of eligible compensation on behalf of all eligible participants, including the NEOs, under the Supplemental Retirement Plan for eligible compensation that exceeds Section 401(a)(17) of the Code.
c.Other Benefits. Gates provided certain other benefits to NEOs. The aggregate amount reported in the Other Benefits column consists of the following: For Mr. Jurek, (i) parking subsidy, (ii) tax preparation services, (iii) enhanced life insurance premium, (iv) enhanced AD&D and long-term disability insurance premium, and (v) executive physical. For Mr. Mallard, (i) parking subsidy, (ii) enhanced life insurance premium, and (iii) enhanced AD&D and long-term disability insurance premium. For Ms. Bracken, (i) parking subsidy, (ii) tax preparation services, (iii) enhanced life insurance premium, and (iv) enhanced AD&D and long-term disability insurance premium. For Ms. Montgomery, (i) parking subsidy, (ii) enhanced life insurance premium, (iii) enhanced AD&D and long-term disability insurance premium, and (iv) the following severance-related benefits: $850,000 lump sum payment (including COBRA and outplacement benefits), with the payments under the Separation Agreement subject to continued compliance with the restrictive covenants set forth in the Separation Agreement. For Mr. Pitstick, (i) parking subsidy, (ii) executive physical, (iii) enhanced life insurance premiums, and (iv) enhanced AD&D and long-term disability insurance premium.

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Executive Compensation	Table of Contents
2025 Grants of Plan-Based Awards
The following table summarizes all grants of plan-based awards to the NEOs in 2025:

			Estimated Future Payouts under non-equity incentive plan awards			Estimated Future Payouts under Equity incentive plan awards			All other stock awards: number of shares of stock units (#)	All other option awards: number of securities underlying options (#)	Exercise or base price of option awards ($/sh)	Grant date fair value of stock and option awards ($)
Name	Award Type	Grant Date	Threshold ($)	Target ($)	Max ($)	Threshold (#)	Target (#)	Max (#)

I Jurek	Annual Plan(1)	—	184,371	1,843,710	3,687,420
	PRSU(2)	2/28/2025				18,460	147,678	295,356				3,477,448
	RSU(3)	2/28/2025							147,678			3,195,752
L. Mallard	Annual Plan(1)	—	70,482	704,820	1,409,640
	PRSU(2)	2/28/2025				4,580	36,641	73,282				862,804
	RSU(3)	2/28/2025							36,641			792,911
C. Bracken	Annual Plan(1)	—	38,936	389,359	778,718
	PRSU(2)	2/28/2025				2,699	21,591	43,182				508,414
	RSU(3)	2/28/2025							21,591			467,229
G. Montgomery	Annual Plan(1)	—	36,759	367,593	735,186
	PRSU(2)	2/28/2025				2,265	18,119	36,238				426,657
	RSU(3)	2/28/2025							18,119			392,095
	PRSU(4)	10/28/2025				2,804	36,793	44,870				949,995
	RSU(4)	10/28/2025							22,010			568,298
T. Pitstick	Annual Plan(1)	—	49,269	492,686	985,373
	PRSU(2)	2/28/2025				3,013	24,106	48,212				567,636
	RSU(3)	2/28/2025							24,106			521,654
1.Represents the cash-based award opportunity range under the Annual Plan, the terms of which are summarized under “Elements of Compensation — Short-Term Incentive Opportunity” above. For purposes of this table and threshold level disclosure, the Company assumed that the lowest weighted of the three performance measures achieved the threshold level of attainment (in other words, 10% of the target award was earned) and the Individual Performance Factor was set at 100%. The calculation uses each NEO’s base salary as of December 31, 2025 (or, in the case of Ms. Montgomery, as of her Separation Date). Please refer to the “2025 Summary Compensation Table” for the actual cash-based award earned under the Annual Plan by each NEO for 2025.
2.Represents the threshold, target and maximum payout shares of the PRSUs granted under the 2018 Omnibus Incentive Plan as part of the 2025 LTI program. Threshold payout of shares is calculated assuming threshold levels of attainment of 50% funding for the Relative TSR measure, in other words, 12.5% of the total target PRSU award was earned. The number of shares ultimately issued, which could be greater or less than target, will be based on achieving specific performance conditions. Please refer to “Elements of Compensation — Long-Term Incentive Opportunity” above. The grant date fair values of the PRSUs were calculated in accordance with Topic 718 based on targets, the probable outcomes of the performance conditions. The PRSUs provide that 75% of the award will vest at the end of the three-year performance period if the Company achieves a certain level of average annual Adjusted ROIC and the remaining 25% will vest at the end of the three-year performance period if the Company achieves certain Relative TSR goals.
3.Represents RSUs granted under the 2018 Omnibus Incentive Plan as part of the 2025 LTI program. The grant date fair values of the RSU awards were the closing prices on the dates of the grants. The RSUs will vest in substantially equal annual installments on the first three anniversaries of the grant date, subject to the NEO’s continued employment through the vesting date.
4.Represents the number of RSUs and PRSUs that would have vested prior to March 31, 2026 and which were accelerated in connection with Ms. Montgomery’s termination from the Company, with the number of PRSUs vesting based on actual achievement of the performance metrics applicable to the Company’s 2023-2025 PRSUs through the Separation Date.

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Executive Compensation	Table of Contents
Outstanding Equity Awards at December 31, 2025
The following table provides information regarding outstanding equity awards held by each NEO as of December 31, 2025.

		Option Awards (1)				Stock Awards
Name	Grant date and award type	Number of securities underlying un-exercised options exercisable (#)	Number of securities underlying un-exercised options un-exercisable (#)	Option Exercise Price ($)	Option Expiration Date	Number of shares or units of stock that have not vested (#)(2)	Market value of shares or units of stock that have not vested ($)(3)	Equity incentive plan awards: number of unearned shares, units or other rights that have not vested (#)(4)	Equity incentive plan awards: market or payout value of unearned shares, units or other rights that have not vested ($)(5)

I. Jurek	5/2/2017 Options	135,496		7.87	5/2/2027
	5/2/2017 Options	135,496		7.87	5/2/2027
	5/2/2017 Options	135,496		11.80	5/2/2027
	2/22/2019 Options	252,122		16.46	2/22/2029
	2/22/2019 Options	796,460		19.00	2/22/2029
	2/21/2020 Options	241,406		12.60	2/21/2030
	2/26/2021 Options	148,950		15.00	2/26/2031
	2/26/2021 Options	39,009		16.50	2/26/2031
	3/1/2023 RSU					63,394	1,361,069
	3/4/2024 PRSU							383,346	8,230,439
	3/4/2024 RSU					127,783	2,743,501
	2/28/2025 PRSU							295,356	6,341,293
	2/28/2025 RSU					147,678	3,170,647
L. Mallard	2/24/2020 Options	76,294		11.76	2/24/2030
	2/26/2021 Options	53,052		15.00	2/26/2031
	3/1/2023 RSU					15,785	338,904
	3/4/2024 PRSU							99,310	2,132,186
	3/4/2024 RSU					33,104	710,743
	2/28/2025 PRSU							73,282	1,573,365
	2/28/2025 RSU					36,641	786,682
C. Bracken	9/19/2017 Options	9,536		13.44	9/19/2027
	9/19/2017 Options	9,536		13.44	9/19/2027
	9/19/2017 Options	9,536		20.16	9/19/2027
	2/22/2019 Options	9,762		16.46	2/22/2029
	2/21/2020 Options	11,190		12.60	2/21/2030
	2/26/2021 Options	20,802		15.00	2/26/2031
	3/1/2023 RSU					9,734	208,989
	3/4/2024 PRSU							59,848	1,284,937
	3/4/2024 RSU					19,950	428,327
	2/28/2025 PRSU							43,182	927,118
	2/28/2025 RSU					21,591	463,559

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Executive Compensation	Table of Contents

		Option Awards (1)				Stock Awards
Name	Grant date and award type	Number of securities underlying un-exercised options exercisable (#)	Number of securities underlying un-exercised options un-exercisable (#)	Option Exercise Price ($)	Option Expiration Date	Number of shares or units of stock that have not vested (#)(2)	Market value of shares or units of stock that have not vested ($)(3)	Equity incentive plan awards: number of unearned shares, units or other rights that have not vested (#)(4)	Equity incentive plan awards: market or payout value of unearned shares, units or other rights that have not vested ($)(5)

G. Montgomery	3/13/2017 Options	27,099		9.84	3/13/2027
	3/9/2018 Options	5,000		17.72	3/9/2028
	2/22/2019 Options	11,135		16.46	2/22/2029
	2/21/2020 Options	11,459		12.60	2/21/2030
	2/26/2021 Options	9,286		15.00	2/26/2031
T. Pitstick	5/2/2017 Options	35,724		7.87	5/2/2027
	5/2/2017 Options	35,724		7.87	5/2/2027
	5/2/2017 Options	35,724		11.80	5/2/2027
	2/22/2019 Options	23,195		16.46	2/22/2029
	2/21/2020 Options	26,334		12.60	2/21/2030
	2/26/2021 Options	23,118		15.00	2/26/2031
	3/1/2023 RSU					10,767	231,167
	3/4/2024 PRSU							63,752	1,368,755
	3/4/2024 RSU					21,251	456,259
	2/28/2025 PRSU							48,212	1,035,112
	2/28/2025 RSU					24,106	517,556
1.The Company has a number of awards issued under the 2014 Omaha Topco Ltd. Stock Incentive Plan, which was assumed by the Company and renamed the Gates Industrial Corporation plc Stock Incentive Plan (the “2014 Incentive Plan”) in connection with the Company’s initial public offering in January 2018. No new awards have been granted under this plan since 2017.
2.Reflects RSUs that vest in substantially equal annual installments on each of the first, second, and third anniversaries of the grant date.
3.Reflects the aggregate market value of the unvested time-vesting RSUs, based on a price of $21.47 per ordinary share, which was the share price of the Company’s ordinary shares on December 31, 2025, the last trading day of 2025.
4.The PRSUs vest on the date the Compensation Committee certifies the achievement of the performance measures following the three-year performance period, with 75% subject to attainment of certain levels of Adjusted ROIC and 25% subject to attainment of Relative TSR. The amounts shown in this column represent payout shares of the outstanding PRSUs assuming the maximum level of attainment (200%). The number of shares ultimately issued, which could be zero or greater than the number presented above, will be based on achieving specific performance conditions. Please refer to “Elements of Compensation — Long-Term Incentive Opportunity” above.
5.Represents the aggregate market value of the maximum payout shares of the unvested PRSUs, based on a price of $21.47 per ordinary share, which was the share price of the Company’s ordinary shares on December 31, 2025, the last trading day of 2025.

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Executive Compensation	Table of Contents
2025 Option Exercises and Stock Vested
The following table provides information regarding the NEOs’ option exercises and stock that vested during 2025.

	Option Awards			Stock Awards
Name	Shares Acquired on Exercise (#)(1)		Value Realized on Exercise ($)(2)	Shares or Units Acquired on Vesting (#)(3)		Value Realized on Vesting ($)(4)

I. Jurek	2,034,478	(5)	22,745,981	673,766	(6)	15,816,975
L. Mallard	—		—	161,254	(6)	3,770,621
C. Bracken	—		—	94,989	(6)	2,214,606
G. Montgomery	27,099	(5)	407,027	98,026	(6)	2,238,297
T. Pitstick	254,055	(5)	3,281,653	107,561	(6)	2,515,128
1.Represents the total number of stock options exercised during 2025 before withholding of shares to cover the option exercise price and applicable taxes.
2.Represents “in the money” value of stock options at exercise calculated as: the difference between the market price at exercise and the exercise price, multiplied by the total number of options exercised.
3.Represents the total number of RSUs and PRSUs that vested during 2025 before share withholding for taxes and par value.
4.Represents the total value of RSUs and PRSUs realized on the vesting date. The individual totals may include multiple vesting transactions during the year. RSUs and PRSUs are calculated based on the value of the closing stock price on the day prior to vesting multiplied by the total number of units that vested.
5.Relates to stock options originally granted in 2015, 2016, and 2017 for Mr. Jurek, Mr. Pitstick, and Ms. Montgomery, respectively, that would have expired on the ten year anniversary of their respective grant dates if not exercised. In connection with the stock option exercises, shares were withheld to cover the exercise price and the applicable taxes due upon exercise with Mr. Jurek, Mr. Pitstick and Ms. Montgomery receiving a total of 657,348, 89,159 and 10,300 net shares, respectively.
6.Upon the vesting of RSUs, after withholding shares to cover applicable taxes and par value, net shares of 207,204, 47,934, 28,232, 34,804, and 33,387 were issued to Mr. Jurek, Mr Mallard, Ms. Bracken, Ms. Montgomery, and Mr. Pitstick, respectively. Upon the vesting of PRSUs, after withholding shares to cover applicable taxes and par value, net shares of 171,625, 42,687, 28,993, 20,308, and 29,004 were issued to Mr. Jurek, Mr. Mallard, Ms. Bracken, Ms. Montgomery, and Mr. Pitstick, respectively.
2025 Nonqualified Deferred Compensation
The Company offers to its executives, including all of the NEOs, the opportunity to participate in the Supplemental Retirement Plan. The table below provides information as of December 31, 2025, for those NEOs who were eligible to participate in this plan.

Name	Executive Contributions in Last FY(1)	Registrant Contributions in Last FY(2)	Aggregate Earnings (Losses) in Last FY ($)(3)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($)(4)

I. Jurek	—	202,661	302,035	—	2,707,617
L. Mallard	—	80,276	28,061	—	365,460
C. Bracken	62,881	39,683	45,304	—	425,515
G. Montgomery	—	—	19,146	—	151,626
T. Pitstick	—	52,221	46,690	—	407,456
1.This column reflects 2025 base salary and Annual Plan compensation earned by the NEOs with respect to 2025 that have been deferred on a voluntary basis. The amounts reported in this column are included in the 2025 Summary Compensation Table as either “Salary” or “Non-Equity Incentive Plan Compensation” as appropriate.
2.This column contains contributions by us with respect to 2025 under the Supplemental Retirement Plan, which provides for benefits in excess of amounts permitted to be contributed under the Gates MatchMaker 401(k) Plan as a result of Section 401(a)(17) of the Code. As a result, participants are eligible to receive a Retirement Contribution paid by the Company in an amount equal to 6% of eligible compensation that exceeds Section 401(a)(17) of the Code, which is earned in 2025 and paid in the first quarter of 2025. These amounts are included in the “All Other Compensation” column of the 2025 Summary Compensation Table.
3.Because amounts included in this column do not include above-market or preferential earnings, none of these amounts are included under the “Change in Pension Value and Nonqualified Deferred Compensation Earnings” column of the 2025 Summary Compensation Table.

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4.Balances at the end of 2025 consist of (1) executive contributions, which reflect salary and Annual Plan compensation deferrals made by the NEOs over time, beginning when they first became eligible to participate in the Supplemental Retirement Plan, plus (2) the Company’s contributions, plus (3) earnings and losses credited on all deferrals, less (4) pre-retirement distributions, if any, taken by the NEO since they began participating in the Supplemental Retirement Plan. Of the amounts reported in this column, $964,173, $232,218, $89,551, $53,284, and $141,929 were reported as compensation for Mr. Jurek, Mr. Mallard, Ms. Bracken, Ms. Montgomery, and Mr. Pitstick, respectively, in the Summary Compensation Tables for prior fiscal years.
Narrative to 2025 Nonqualified Deferred Compensation Table
The Company currently offers participation in the Supplemental Retirement Plan to specified U.S. employees including the continuing NEOs. This plan is a nonqualified deferred compensation plan that provides participants with two benefit opportunities: a Retirement Contribution and a Compensation Deferral Opportunity, as described under the heading “Other Aspects of the Company’s Compensation Programs  —  Retirement Benefits.”
These deferrals are in addition to amounts participants may defer in the Gates MatchMaker 401(k) Plan. Each NEO who participates in the deferral feature of the Supplemental Retirement Plan is 100% vested in both elective deferrals and employer contributions at all times. The amounts deferred are credited to accounts selected by the NEO that mirror the investment alternatives available in the Gates MatchMaker 401(k) Plan. Participants are permitted to select the investment alternatives in which they want their accounts to be deemed to be invested and are credited with earnings and/or losses based on the performance of the relevant investments. Participants are able to periodically change the investment elections for their accounts.
An NEO’s vested account will commence to be paid at the earliest to occur of the following events: (1) the specified date elected by the participant (provided the date specified is at least two years from the end of the Supplemental Retirement Plan year in which the contribution to the Supplemental Retirement Plan is made); (2) the participant’s Disability (as defined in the Supplemental Retirement Plan); (3) the participant’s termination of employment; (4) the participant’s death; or (5) upon a Change in Control (as defined in the Supplemental Retirement Plan).
If the distribution is made on account of a termination of employment (other than death), the vested account will be distributed in accordance with the form of distribution as elected (as a single lump-sum or in annual installments over two, three, four or five years with the first installment made as soon as possible after the first day of the seventh month following the termination of employment). If a distribution is made on account of death, the participant’s vested account will be distributed to his or her beneficiary in a single lump-sum as soon as practicable following the participant’s death, regardless of the form of benefit elected, with the distribution made as soon as possible on the first day of the month following the payment event. If a distribution is made on account of a specified date or Change in Control, the distribution will be made or begin as soon as is reasonably practical, but in no event later than the last day of the calendar year that such event occurred.
Potential Payments upon a Termination or Change in Control
Summary of Potential Payments. Severance and other benefits that are payable upon a termination of employment or upon a change in control under the Executive Severance Plan and Change in Control Plan are described below. The table following this narrative discussion summarizes the amounts that would have been payable upon termination or a change in control under certain circumstances to NEOs, assuming that their employment terminated on December 31, 2025.
Executive Severance Plan. The Company’s Executive Severance Plan provides for severance payments upon certain terminations of employment to its NEOs who are expected to make substantial contributions to its success and thereby provide for stability and continuity of operations. The NEOs participate in the Executive Severance Plan pursuant to individual participation agreements.
The Executive Severance Plan provides that, if the Company terminates the employment of a continuing NEO for any reason other than “cause”, death or disability, or if the NEO voluntarily terminates as a result of “constructive termination,” then the NEO will be entitled to receive:
•salary continuation payments in an amount equal to (a) two times the sum of base salary and target bonus amount, paid in substantially equal installments over a period of 24 months for Mr. Jurek, (b) one and one-half times the sum of base salary and target bonus amount, paid in substantially equal installments over a period of 18 months, for Mr. Mallard and Ms. Bracken, or (c) one times base salary, paid in substantially equal installments over a period of 12 months, for Mr. Pitstick;
•the NEO’s annual bonus under the Annual Plan as earned (without the adjustment for an individual performance factor) for the year in which the separation occurs (pro-rated for days of service during the fiscal year) plus any earned and unpaid bonus from the prior fiscal year, payable concurrently with cash bonus payments to other employees under the Annual Plan;

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•cash payments in an amount equal to the total amount of Gates’ portion of the monthly insurance premiums for participation in the health and dental benefit programs in which the NEO participated immediately prior to separation, payable monthly for each month of the welfare continuation period, which is equal to (a) 24 months for Mr. Jurek, (b) 18 months for Mr. Mallard and Ms. Bracken, and (c) 12 months for Mr. Pitstick; and
•reimbursement for reasonable outplacement services that are directly related to the NEO’s termination and incurred only during a six-consecutive month period that ends within or with the 12-month period following the termination of his employment.
For these purposes, “cause” and “constructive termination” have the meanings ascribed to such terms in the Executive Severance Plan.
The Executive Severance Plan contains a “best-of-net” provision. With a “best-of-net” provision, if any of the participants is subject to an excise tax under Code Section 280G and Code Section 4999, then the amount of severance the participant receives may be reduced so that the excise tax does not apply; however, such reduction will only occur if it results in the receipt of a greater after-tax severance than would otherwise be provided.
NEOs are not entitled to payments under the Executive Severance Plan if they are entitled to receive payment under the Executive Change in Control Plan discussed below. In addition, in order to receive payments under the Executive Severance Plan, the NEO must execute and not revoke a release of claims against the Company and continue to comply with confidentiality, non-compete, non-solicitation and non-disparagement covenants during the executive’s employment and for the one-year period following any termination of employment (or such longer period as the NEO is eligible to receive severance payments from us).
Executive Change in Control Plan. The Company maintains an Executive Change in Control Plan in which the continuing NEOs participate pursuant to individual participation agreements. The Executive Change in Control Plan serves to encourage these key executives to carry out their duties and provide continuity of management in the event of a “change in control” of Gates.
If a change in control occurs and the NEO’s employment is terminated by us or a successor for reasons other than “cause” or is terminated voluntarily by the individual for “constructive termination,” in each case within the period beginning 90 days prior to the consummation of a change in control and ending on the second anniversary of the date of such change in control, then the Executive Change in Control Plan generally provides that the individual would be entitled to receive:
•a lump-sum payment in the amount of three times the sum of base salary and target bonus amount (for Mr. Jurek) and two times the sum of base salary and target bonus amount (for the other NEOs);
•a lump-sum payment equal to the NEO’s target annual bonus amount in effect prior to the change in control (pro-rated for days of service during the fiscal year), plus any earned and unpaid bonus from the prior fiscal year;
•cash payments in an amount equal to the total amount of the monthly insurance premiums for participation in the health and dental benefit programs as well as the monthly premiums for the life and long-term disability insurance benefit programs in which the NEO participated in immediately prior to separation, payable monthly for each month of the welfare continuation period, which is equal to 36 months for Mr. Jurek and 24 months for each other NEO; and
•reimbursement for reasonable outplacement services that are directly related to the NEO’s termination and incurred only during a six-consecutive month period that ends within or with the 12-month period following the termination of his or her employment.
For these purposes, “change in control”, “cause” and “constructive termination” have the meanings ascribed to such terms in the Executive Change in Control Plan.
The Executive Change in Control Plan contains a “best-of-net” provision. With a “best-of-net” provision, if any of the participants is subject to an excise tax under Code Section 280G and Code Section 4999, then the amount of severance the participant receives may be reduced so that the excise tax does not apply; however, such reduction will only occur if it results in the receipt of a greater after-tax severance than would otherwise be provided.
To the extent a payment or benefit that is paid or provided under the Executive Change in Control Plan would also be paid or provided under the terms of another plan, program, agreement, arrangement or legal requirement, the participating NEO would be entitled to payment under the Executive Change in Control Plan or such other applicable plan, program, agreement, arrangement or legal requirement, whichever provides for greater benefits, but would not be entitled to benefits under both the Executive Change in Control Plan and such other plan, program, agreement, arrangement or legal requirement.

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In addition, in order to receive payment and benefits under the Executive Change in Control Plan, the participating NEO must execute and not revoke a release of claims against the Company and continue to comply with confidentiality, non-compete, non-solicitation, and non-disparagement covenants during the executive’s employment and for the one-year period following any termination of employment (or such longer period as the participating NEO is eligible to receive severance payments from us).
Neither plan contains a single trigger or a modified single trigger for benefits. In addition, the Executive Change in Control Plan does not provide for benefits upon death or disability following a change in control.
Annual Plan. All of the continuing NEOs participate in the Annual Plan, which provides that a participant has to be an employee at the time of a payout in order to receive a payout under the Annual Plan, except (i) in the case of death, Disability (as defined in the Annual Plan) or Retirement (as defined in the Annual Plan), (ii) if such payment is required by local law or individual employment agreement or (iii) at the discretion of the Gates Global Bonus Policy Review Committee, under the terms of a Company-approved severance arrangement (referred to as “Termination with Severance”). In the case of death, Disability or Retirement, any bonus payout, if applicable, would have been calculated based on the target achievement of annual financial performance targets (without the adjustment for an individual performance factor), and prorated to reflect the number of days the participant worked for the Company in the year of such termination. In the case of Termination with Severance, the bonus payout would have been calculated in accordance with the Executive Severance and Change in Control Plans, as applicable.
Retirement Benefits. The Supplemental Retirement Plan that is made available to all continuing NEOs has payment provisions relating to the termination of employment with the Company and a Change in Control (as defined in the Supplemental Retirement Plan), which are described more fully above under “2025 Nonqualified Deferred Compensation.”
Long-Term Incentive Awards. With respect to RSUs and PRSUs granted pursuant to the 2018 Omnibus Incentive Plan, in the event of a termination for any reason other than death or disability prior to the vesting of the RSUs and PRSUs, all unvested RSUs and PRSUs shall be forfeited. In the event of termination for death or disability, RSUs will fully vest and PRSUs representing a pro-rata portion of the number of PRSUs that would have vested based on the Company’s actual performance for the entire performance period will be eligible to vest on a pro-rata basis based on days employed during the performance period. RSUs require both a Change in Control and a termination of the executive by the Company without cause, by the executive by reason of Constructive Termination (as defined in the Executive Change in Control Plan) or a termination for death or disability, for accelerated vesting. Additionally, the target number of PRSUs will be earned if a Change in Control occurs within the first six months of the performance period, based on the Company’s Relative TSR performance as measured through the date of the Change in Control and Adjusted ROIC as measured through the most recently completed fiscal quarter relative to the performance criteria determined by the Compensation Committee, with 50% of the earned PRSUs vesting on the date of the Change in Control and the remaining 50% of the earned PRSUs vesting on the first anniversary of the date of the Change in Control; provided that, the remaining 50% will vest immediately upon a termination (i) by the Company without cause or (ii) for death or disability subject to pro-ration based on the days employed during the performance period. Notwithstanding the foregoing, the target number of PRSUs will vest on the date of such Change in Control if the PRSUs are not continued, converted, assumed or replaced by the Company, any of its subsidiaries or a successor entity thereto.
Payments and Benefits Upon Termination or Change in Control
The following table describes the potential payments and benefits that would have been payable to the NEOs serving as of December 31, 2025, assuming an eligible termination (as described above under “Summary of Potential Payments”) of their employment on the last business day of 2025.
The amounts shown in the table below do not include:
•payments and benefits to the extent they are provided generally to all salaried employees upon termination of employment and do not discriminate in scope, terms or operation in favor of the NEOs;
•distributions of previously vested plan balances under the Gates MatchMaker 401(k) Plan and the Supplemental Retirement Plan (see the “2025 Nonqualified Deferred Compensation” section above for information about the Supplemental Retirement Plan); or
•Payments related to any AD&D and long-term disability insurance any NEOs holds. Specifically, all NEOs were eligible for enhanced life and AD&D insurance benefits in the following amounts in 2025: 3x base salary up to $1,000,000 (for Mr. Pitstick), 3x base salary up to $2,000,000 (for Mr. Mallard and Ms. Bracken) and 3x base salary up to $3,000,000 (for Mr. Jurek). In addition, all NEOs were eligible for enhanced long-term disability insurance benefits of 66.7% of their salary (up to $20,000/month). An individual disability insurance plan is offered to executives with an income of over $360,000, including the NEOs, to cover annual income in excess of  $360,000. The plan provides an additional $10,000 of monthly benefit above the group disability plan.

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Executive Compensation	Table of Contents
As noted in the “Elements of Compensation - Other Aspects of the Company’s Compensation Programs - Change in Control and Severance Benefits” section of the CD&A above, in 2025, Ms. Montgomery became eligible to receive separation benefits pursuant to the Company’s Executive Severance Plan for a termination without “cause,” and entered into the Separation Agreement with the Company on October 28, 2025. Pursuant to the Separation Agreement and in exchange for Ms. Montgomery entering into a release and waiver of claims in favor of the Company and agreeing to non-competition and other restrictive covenants set forth therein, Ms. Montgomery is entitled to receive separation pay in an aggregate amount equal to approximately $1.6 million (including $1,286,576 cash severance, $320,511 pro-rated 2025 bonus, $10,726 health plan continuation benefits, and $8,000 in outplacement services benefits), a portion of which was payable in a lump sum in 2025 with the remainder to be paid in installments beginning in December 2026. In addition, under the Separation Agreement (i) the vesting of Ms. Montgomery’s then-outstanding RSUs that would have vested prior to March 31, 2026 were accelerated (estimated value of $568,298 , based on the Company’s closing stock price as of October 28, 2025), (ii) the vesting of Ms. Montgomery’s then-outstanding PRSUs that would have vested prior to March 31, 2026 were accelerated, with the number of PRSUs vesting based on actual achievement of the performance metrics applicable to the Company’s 2023-2025 PRSUs through the Separation Date (estimated value of $949,995 based on the Company’s closing stock price as of October 28, 2025), and (iii) the exercise period of Ms. Montgomery’s vested stock options was extended to 180 days following her Separation Date.

All amounts shown in $	I. Jurek	L. Mallard	C. Bracken	T. Pitstick

Termination – Disability or Death
Cash Severance Payments(1)	1,751,525	669,579	369,891	217,835
Equity Awards(2)	11,075,579	2,809,285	1,683,706	1,833,753
Total	12,827,104	3,478,864	2,053,597	2,051,588

Termination – By the Company without Cause
Cash Severance Payments(3)	7,897,225	2,784,039	1,732,646	797,466
Health Plan Continuation(4)	34,605	15,524	26,911	17,303
Outplacement(5)	8,000	8,000	8,000	8,000
Equity Awards(2)	—	—	—	—
Total	7,939,830	2,807,563	1,767,557	822,769

Change in Control – (with Termination)
Cash Severance Payments(6)	10,970,075	3,488,859	2,186,898	1,290,153
Health Plan Continuation(4)	51,908	20,699	35,882	17,303
Outplacement(5)	8,000	8,000	8,000	8,000
Equity Awards(2)	14,561,083	3,689,104	2,206,901	2,406,916
Total	25,591,066	7,206,662	4,437,681	3,722,372

Change in Control – (without Termination)
Equity Awards(2)	3,800,362	972,956	582,832	628,770
Total	3,800,362	972,956	582,832	628,770
1.Cash Severance Payments (Death or Disability): Amounts reported reflect the 2025 Annual Plan payment (without the adjustment for an individual performance factor).
2.Equity Awards: If an NEO’s employment is terminated for death or disability, all of the executive’s outstanding RSUs will vest. If an NEO’s employment is terminated by the Company without Cause following a Change in Control, all of the executive’s outstanding unvested RSUs will accelerate. If the executive’s employment is terminated by the executive by reason of Constructive Termination (as defined in the Executive Change in Control Plan) following a Change in Control all outstanding unvested RSUs will accelerate. The amounts reported in “Change in Control — (with Termination)” reflect the value of unvested RSUs based on the closing price of Gates’ ordinary shares on December 31, 2025. In the event of termination for death or disability, the amount reported for PRSUs is calculated at target. The amounts reported in “Change in Control - (with Termination)” and “Change in Control — (without Termination)”, are calculated at target and assume that the PRSUs are not continued, converted, assumed or replaced by the Company or successor entity.

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Executive Compensation	Table of Contents
3.Cash Severance Payments (Termination without Cause): For Mr. Jurek, the amount reported reflects the sum of  (a) the 2025 Annual Plan payment (without the adjustment for an individual performance factor), which would be paid concurrently with cash bonus payments to other employees under the Annual Plan, and (b) two times the sum of Mr. Jurek’s then-current base salary and the 2025 Annual Plan target bonus, which would be paid in substantially equal installments over a period of 24 months for Mr. Jurek. For the remaining NEOs, the amount reported is the sum of  (a) the 2025 Annual Plan bonus (without an adjustment for an individual performance factor), which would be paid concurrently with cash bonus payments to other employees under the Annual Plan, and (b) one and one-half times the sum of the then-current base salary and the 2025 Annual Plan target bonus for Mr. Mallard and Ms. Bracken, which would be paid in substantially equal installments over a period of 18 months and one time the then-current base salary for Mr. Pitstick, which would be paid in substantially equal installments over a period of 12 months.
4.Health Plan Continuation: The amounts reported in “Termination — By the Company without Cause” represent cash payments in an amount equal to the estimated total amount of Gates’ portion of the monthly COBRA insurance premiums for participation in the health and dental benefit programs in which the NEO participated immediately prior to termination for a period of (i) 24 months for Mr. Jurek, (ii) 18 months for Mr. Mallard and Ms. Bracken, and (iii) 12 months for Mr. Pitstick. The amounts reported in “Change-in-Control — (with Termination)” represent cash payments in an amount equal to the estimated total amount of the monthly COBRA insurance premiums for participation in the health and dental benefit programs as well as the monthly premiums for the life and long-term disability insurance programs in which the NEO participated immediately prior to termination for a period of (i) 36 months for Mr. Jurek, (ii) 24 months for Mr. Mallard and Ms. Bracken, and (iii) 12 months for Mr. Pitstick.
5.Outplacement: Amounts reported represent costs of outplacement services for a six-month period for each NEO based on rates in effect as of December 31, 2025.
6.Cash Severance Payments (Change in Control with Termination): The amounts reported include potential payments payable under their participation agreements. The amounts reported reflect the sum of the 2025 Annual Plan bonus (without the adjustment for an individual performance factor), which would be paid concurrently with cash bonus payments to other employees under the Annual Plan, and (i) for Mr. Jurek, three times and (ii) for Mr. Mallard, Ms. Bracken, and Mr. Pitstick, two times, the sum of the executive’s then-current base salary and the 2025 Annual Plan target bonus, the total of which would be paid in a lump sum no later than the 60th day following the termination date. The Executive Change in Control Plan provides that if the executive is subject to an excise tax under Code Section 280G and Code Section 4999 then the amount of severance the executive receives may be reduced so that the excise tax does not apply, however, such reduction will only occur if the receipt of a greater after-tax severance than would otherwise be provided. For purposes of the above disclosure, the Company assumed the executive’s severance amounts will not be reduced.
Equity Compensation Plan Information
The following table summarizes the Company’s equity compensation plan information as of December 31, 2025:

	Number of Securities to be Issued upon Exercise of Outstanding Options, Warrants and Rights(1) (#)	Weighted-Average Exercise Price of Outstanding Options, Warrants, and Rights(2) ($)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in the 1st Column of This Table)(3) (#)

Equity compensation plans approved by security holders	5,545,002	14.26	6,274,511
Equity compensation plans not approved by security holders	—	—	—
Total	5,545,002	14.26	6,274,511
1.Consists of 5,545,002 shares of the Company’s common stock issuable upon the exercise of 2,928,078 outstanding stock options and vesting of 2,616,924 outstanding RSUs and PRSUs awarded under the Company’s 2014 Incentive Plan or 2018 Omnibus Incentive Plan, and excludes any cash-settled stock appreciation rights. The number of shares to be issued in respect of PRSUs has been calculated based on the assumption that the target levels of performance applicable to such awards will be achieved.
2.Excludes shares issuable upon the vesting of RSUs and PRSUs which are included in the first column of this table for which there is no exercise price.
3.The Company’s 2018 Omnibus Incentive Plan provides that the total number of ordinary shares that may be issued under the 2018 Omnibus Incentive Plan shall be increased on the first day of each fiscal year beginning with the 2019 fiscal year in an amount equal to the least of  (x) 6,500,000 ordinary shares, (y) 2.5% of the total number of ordinary shares outstanding on the last day of the immediately preceding fiscal year, and (z) a lower number of ordinary shares as determined by the Board. The number in this column represents the number of ordinary shares available as of December 31, 2025, prior to any annual replenishment.

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Executive Compensation	Table of Contents
Policies and Practices Related to the Grant of Certain Equity Awards
Since February 2021, we have not granted stock options, SARs, or similar option-like instruments to our NEOs or other employees or service providers. If in the future we anticipate granting stock options, SARs, or similar option-like instruments, we may consider establishing a policy regarding how the Board determines when to grant such awards and how the Board or Compensation Committee will take material nonpublic information into account when determining the timing and terms of such awards. With respect to 2025 executive compensation, we have not timed the disclosure of material non-public information for the purposes of affecting the value of such compensation.

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Executive Compensation	Table of Contents
CEO PAY RATIO
The following table sets forth the ratio of the CEO’s total compensation to that of the Company’s median employee for 2025.

CEO total annual compensation	$9,911,358
Median employee total annual compensation	$41,085
Ratio	241 to 1
The Securities and Exchange Commission (“SEC”) rules for identifying the median employee and calculating the pay ratio allow companies to adopt a variety of methodologies, to apply certain exclusions and to make reasonable estimates and assumptions that reflect their employee population and compensation practices. As a result, the pay ratio reported above may not be comparable to the pay ratio reported by other companies, as other companies may have utilized different methodologies and have different employment and compensation practices. The Company believes the pay ratio above is a reasonable estimate calculated in a manner consistent with the SEC rules.
To determine the median employee, we used annualized base compensation as the consistently applied compensation measure and selected December 2, 2025, as the measurement date. For full-time, salaried workers, annual base compensation was base salary and for hourly, part-time, temporary and seasonal employees, it was the employee’s hourly rate multiplied by the number of hours worked. We annualized salaries and wages for our full and part-time employees who were not employed for the full year. For purposes of this disclosure, we used the December 2025 U.S. dollar equivalent of each local currency. Using this methodology, we determined that our median employee was a salaried employee located in Mexico. After identifying the median employee, we calculated such median employee’s total annual compensation in the same manner as we calculated the CEO’s total annual compensation in the “2025 Summary Compensation Table” section of this Proxy Statement above.
We are a global company, with complex operations worldwide and with a majority of our employees located outside of the United States, the country in which our headquarters is located. As of December 2, 2025, our workforce consisted of 13,246 full-time and part-time employees (including hourly employees), of which 2,911 employees were based in the United States and 10,335 employees were based outside the U.S. As permitted by the SEC, we excluded all employees in each of the following countries in determining our median employee: Argentina (10), Croatia (1), Finland (1), Hungary (2), Indonesia (4), Italy (13), Malaysia (9), Netherlands (3), Oman (6), Romania (1), Serbia (1), South Africa (2), Sweden (3), Taiwan (10), Ukraine (1), and Vietnam (3). In aggregate, we excluded a total of 70 employees from sixteen countries, representing less than 1% of the Company’s total workforce. As a result, the Company’s employee population used for determining the median employee was 13,176, consisting of 2,911 employees based in the United States and 10,265 employees based outside the United States.

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Executive Compensation	Table of Contents
PAY VERSUS PERFORMANCE
In accordance with rules adopted by the SEC pursuant to the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”), we provide the following disclosure regarding executive compensation for our principal executive officer (“PEO”) and non-PEO NEOs and Company performance for the fiscal years listed below.

Year	Summary Compensation Table Total for Ivo Jurek¹ ($)	Compensation Actually Paid to Ivo Jurek¹˒²˒[3] ($)	Average Summary Compensation Table Total for Non-PEO NEOs[2],³, [4] ($)	Average Compensation Actually Paid to Non-PEO NEOs²˒³˒[4] ($)	Value of Initial Fixed $100 Investment based on:[5]		Net Income ($ Millions)	Company Selected Measure: Adjusted ROIC[6] (%)
					TSR ($)	Peer Group TSR ($)

2025	9,911,358	12,598,118	2,762,831	2,354,639	168.26	219.76	276.3	22.9
2024	9,962,638	22,976,910	2,346,850	4,513,500	161.99	183.79	219.9	24.0
2023	9,711,014	12,554,973	2,212,843	2,610,559	105.17	158.19	256.4	23.0
2022	14,402,390	23,468,581	2,840,801	2,999,906	89.42	114.87	242.5	20.0
2021	8,772,299	11,819,941	2,711,194	3,205,263	124.69	127.67	331.3	22.4
1.Ivo Jurek was our PEO for each year presented.
2.The amounts shown for compensation actually paid (“CAP”) above have been calculated in accordance with Item 402(v) of Regulation S-K and do not reflect compensation actually earned, realized, or received by the Company’s NEOs. These amounts reflect the Summary Compensation Table Total for the PEO and the average of the Summary Compensation Table Totals for the non-PEO NEOs, in each case, with certain adjustments as described in footnote 3 below.
3.CAP reflects the exclusions and inclusions of certain amounts for the PEO and the Non-PEO NEOs as set forth below. Equity values are calculated in accordance with FASB ASC Topic 718. Amounts shown for exclusion of stock awards below are the totals from the Stock Awards column set forth in the Summary Compensation Table.

Year	Summary Compensation Table Total for Ivo Jurek ($)	Exclusion of Stock Awards for Ivo Jurek ($)	Inclusion of Equity Values for Ivo Jurek ($)	CAP to Ivo Jurek ($)

2025	9,911,358	(6,673,200)	9,359,960	12,598,118

Year	Average Summary Compensation Table Total for Non-PEO NEOs ($)	Average Exclusion of Stock Awards for Non-PEO NEOs ($)	Average Inclusion of Equity Values for Non-PEO NEOs ($)	Average CAP to Non-PEO NEOs ($)

2025	2,762,831	(1,514,424)	1,106,232	2,354,639

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Executive Compensation	Table of Contents
The amounts in the inclusion of equity values in the tables above are derived from the amounts set forth in the following tables:

Year	Year-End Fair Value of Equity Awards Granted During Year That Remained Unvested as of Last Day of Year for Ivo Jurek ($)	Change in Fair Value from Last Day of Prior Year to Last Day of Year of Unvested Equity Awards for Ivo Jurek ($)	Vesting-Date Fair Value of Equity Awards Granted During Year that Vested During Year for Ivo Jurek ($)	Change in Fair Value from Last Day of Prior Year to Vesting Date of Unvested Equity Awards that Vested During Year for Ivo Jurek ($)	Fair Value at Last Day of Prior Year of Equity Awards Forfeited During Year for Ivo Jurek ($)	Total - Inclusion of Equity Values for Ivo Jurek ($)

2025	7,812,117	325,145	—	1,222,698	—	9,359,960

Year	Average Year-End Fair Value of Equity Awards Granted During Year That Remained Unvested as of Last Day of Year for Non-PEO NEOs ($)	Average Change in Fair Value from Last Day of Prior Year to Last Day of Year of Unvested Equity Awards for Non-PEO NEOs ($)	Average Vesting-Date Fair Value of Equity Awards Granted During Year that Vested During Year for Non-PEO NEOs ($)	Average Change in Fair Value from Last Day of Prior Year to Vesting Date of Unvested Equity Awards that Vested During Year for Non-PEO NEOs ($)	Average Fair Value at Last Day of Prior Year of Equity Awards Forfeited During Year for Non-PEO NEOs ($)	Total - Average Inclusion of Equity Values for Non-PEO NEOs ($)

2025	1,088,913	37,189	33,954	207,370	(261,194)	1,106,232
4.Non-PEO NEOs for each year presented are listed below.

2021	2022	2023	2024	2025

L. Brooks Mallard	L. Brooks Mallard	L. Brooks Mallard	L. Brooks Mallard	L. Brooks Mallard
Walter Lifsey	Walter Lifsey	Thomas G. Pitstick	Thomas G. Pitstick	Thomas G. Pitstick
Grant Gawronski	Grant Gawronski	Cristin C. Bracken	Cristin C. Bracken	Cristin C. Bracken
Thomas G. Pitstick	Thomas G. Pitstick	Gwen Montgomery	Gwen Montgomery	Gwen Montgomery
Cristin C. Bracken

5.The Peer Group TSR set forth in this table utilizes the S&P 400 Capital Goods Industry Index (“Peer Group”), which we also utilize in the stock performance graph required by Item 201(e) of Regulation S-K included in our 2025 Annual Report. The comparison assumes $100 was invested for the period starting December 31, 2020 (the last trading day of our fiscal year 2020), through the end of the listed year in the Company and in the Peer Group, respectively, including the reinvestment of dividends. Historical stock performance is not necessarily indicative of future stock performance.
6.We determined Adjusted ROIC to be the most important financial performance measure used to link the Company’s performance to CAP for our PEO and Non-PEO NEOs in 2025. More information on Adjusted ROIC, including a description of how it was calculated in 2025, can be found under the “Elements of Compensation - Long-Term Incentive Opportunity” section of the CD&A. We may determine a different financial performance measure to be the most important financial performance measure in future years.

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Executive Compensation	Table of Contents
The following charts set forth the relationships between: (i) the Company’s cumulative TSR, the Peer Group’s cumulative TSR, CAP for our PEO, and the average CAP for our non-PEO NEOs; (ii) CAP for our PEO, the average CAP for our non-PEO NEOs and Net Income; and (iii) CAP for our PEO, the average CAP for our non-PEO NEOs and Adjusted ROIC, in each case, for our five most recently completed fiscal years.

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Executive Compensation	Table of Contents
In accordance with the requirements of Item 402(v)(6) of Regulation S-K, the following table presents the financial performance measures that the Company considers to have been the most important in linking CAP to our PEO and other NEOs for 2025 to Company performance. The measures in this table are not ranked.

Most Important Performance Measures

Adjusted ROIC
Adjusted EBITDA
Relative TSR
Free Cash Flow
Revenue
The Compensation Committee has not historically and does not currently evaluate CAP as calculated pursuant to Item 402(v)(2) of Regulation S-K as part of its executive compensation determinations; accordingly, the Company does not use any financial or non-financial performance measures specifically to link NEO CAP to Company performance.
All information provided above under the “Pay Versus Performance” heading will not be deemed to be incorporated by reference in any filing of our Company under the Securities Act, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

Gates Industrial Corporation	46	2026 Proxy Statement

PROPOSAL 2:
Advisory Vote To Approve NEO Compensation

The Board unanimously recommends that shareholders vote “FOR” the advisory approval of the compensation of Gates’ NEOs.
WHAT AM I VOTING ON?
Under Dodd-Frank and Section 14A of the Exchange Act, the Company’s shareholders are entitled to vote to approve, on a nonbinding advisory basis, the compensation of its NEOs, as disclosed in this Proxy Statement in accordance with SEC rules, commonly known as “say-on-pay.” At our 2025 AGM, the Company asked its shareholders to indicate if it should hold an advisory vote to approve the compensation of NEOs every one, two, or three years, with the Board recommending an annual advisory vote. Our shareholders approved the recommended annual advisory vote. Accordingly, the Company is again asking shareholders to approve the compensation of NEOs as disclosed in this Proxy Statement and will hold its next annual advisory vote at our 2027 AGM.
As discussed in the CD&A, the Company’s executive compensation program is designed to enable it to attract, motivate, reward and retain high-caliber executives who are capable of creating and sustaining value for its customers and shareholders and achieving the Company’s business goals over the long term. In addition, the Company’s executive compensation program is designed to provide a fair and competitive compensation opportunity that appropriately rewards executives for their contributions to its success. The Company also believes that a significant portion of each executive’s compensation should be “at risk” and tied to overall Company and individual performance, and accordingly the Company employs performance metrics tied to its strategy to encourage performance that creates long-term value. The Compensation Committee oversees the Company’s executive compensation program and maintains a focus on paying its executive officers for performance, not only through the use of performance metrics tied to Company strategy, but also by using a mix of compensation elements that emphasizes pay that varies based on the Company’s performance.
The form of shareholder resolution for this proposal is set forth under the heading “Shareholder Resolutions for the 2026 Annual General Meeting” in this Proxy Statement.
IS THIS VOTE BINDING ON THE BOARD?
As this vote is advisory, the result will not be binding upon the Board or the Compensation Committee, and neither the Board nor the Compensation Committee will be required to take any action (or refrain from taking any action) as a result of the outcome of the vote on this proposal. The Compensation Committee will review and consider the outcome of the vote in connection with the ongoing review of the Company’s executive compensation program.

Gates Industrial Corporation	47	2026 Proxy Statement

Director Compensation

The Company’s employee director does not receive additional compensation for serving on the Board. As such, Mr. Jurek did not receive director compensation for 2025. Please refer to the 2025 Summary Compensation Table for the compensation paid to Mr. Jurek for his service as Chief Executive Officer of the Company.
The Board typically reviews and approves non-employee director compensation annually, based on the recommendation of the Compensation Committee. In making a recommendation, the Compensation Committee considers market data for the Company’s peer group, which is the same peer group used for evaluating executive compensation decisions, as well as a general industry group consisting of comparably sized general industry companies (excluding financial services) with median revenues of approximately the Company’s size.
In 2025, all eligible directors received an annual compensation package of $245,000, consisting of $100,000 as an annual cash retainer (payable in quarterly installments in arrears) and $145,000 in value of RSUs (granted annually). These RSUs vest in full on the first anniversary of the grant date. The chairs of the Company’s three standing committees were entitled to receive the additional annual cash retainers (payable in quarterly installments in arrears) listed below.

Role	Additional Annual Cash Retainer ($)

Chair, Audit Committee	25,000
Chair, Compensation Committee	15,000
Chair, Nominating and Governance Committee	15,000
In addition, in 2025, the chair of our Board was entitled to receive an additional $130,000 in value of RSUs, payable annually.
The Company reimburses directors for expenses associated with each meeting attended. Under the Supplemental Retirement Plan, directors may also elect to defer 20% to 100% of their annual cash retainer and any committee chair fees, if applicable, as well as 100% of their annual RSU grant and any Board chair fee paid in RSUs.
Director Stock Ownership Guidelines
To better align the financial interest of its non-employee directors with its shareholders, the Company requires such directors to own a minimum level of shares. Each of the Company’s non-employee directors is required to own stock in an amount equal to five times his or her annual cash retainer. Any such director who does not meet the threshold will be required to retain 50% of stock acquired through the exercise or vesting of equity awards made by the Company. As of the annual measurement date of April 1, 2025, all of its non-employee directors either met the applicable ownership guidelines or were in compliance with the equity retention mandate.

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Director Compensation	Table of Contents
Director Compensation Table
The following table provides summary information concerning the compensation of the Company’s directors who served during 2025. The Company’s executive director, Mr. Jurek, is excluded from the table below because he received no additional compensation for serving on the Board.

Name	Fees Earned or Paid in Cash ($)(2)	Stock Awards ($)(3)	Option Awards ($)	Total ($)

J. Cantie(1)	75,000	144,984	—	219,984
F. Eliasson	125,000	145,010	—	270,010
J. Ireland	100,000	145,010	—	245,010
S. Mains	100,000	145,010	—	245,010
W. Neely	115,000	145,010	—	260,010
N. Simpkins	115,000	275,001	—	390,001
A. Tillman(1)	59,341	145,010	—	204,351
M. Zhang	100,000	145,010	—	245,010
1.Mr. Cantie was appointed to the Board effective March 30, 2025 and Ms. Tillman resigned from the Board effective as of August 1, 2025; accordingly, their fees were pro-rated for the year.
2.Represents director fees earned during 2025. Directors who serve on the Board for a portion of the fiscal year receive a pro-rated amount of the annual cash retainer. Mr. Eliasson’s director fees include an additional $25,000 for his service as chair of the Audit Committee. Mr. Neely’s director fees include an additional $15,000 for his service as chair of the Nominating and Governance Committee. Mr. Simpkins’ director fees include an additional $15,000 for his service as chair of the Compensation Committee.
3.The amounts shown represent the aggregate grant date fair value of stock awards granted in 2025 calculated in accordance with Topic 718, based on the closing stock price as of the date of grant. As of December 31, 2025, the aggregate number of unvested RSUs held by the Company’s directors was as follows: Mr. Cantie (7,871), Mr. Eliasson (6,701), Mr. Ireland (6,701), Ms. Mains (6,701), Mr. Neely (6,701), Mr. Simpkins (12,708), Ms. Tillman (0), and Dr. Zhang (6,701), all of which vested on February 28, 2026 or, in the case of Mr. Cantie, March 30, 2026. Ms. Mains and Dr. Zhang elected to defer their shares pursuant to the Supplemental Retirement Plan, and, as of December 31, 2025, they have ordinary share balances of 35,582 and 48,246, respectively, that are vested but deferred pursuant to the Supplemental Retirement Plan. For Mr. Simpkins, the amount shown includes his additional award for service as the chair of our Board as further described above.

Gates Industrial Corporation	49	2026 Proxy Statement

PROPOSAL 3:
Advisory Vote On Directors’ Remuneration Report

The Board unanimously recommends that shareholders vote “FOR” the advisory approval of the Directors’ Remuneration Report contained in Appendix A of this Proxy Statement.
WHAT AM I VOTING ON?
The Board considers that appropriate remuneration of directors plays a vital part in helping to achieve the Company’s overall objectives, and accordingly, in compliance with the Companies Act, the Company is providing shareholders with the opportunity to vote on an advisory resolution approving the Directors’ Remuneration Report.
This proposal is similar to proposal 2 regarding the advisory vote to approve the compensation of the Company’s NEOs. However, the Directors’ Remuneration Report is concerned solely with the remuneration of the Company’s management and non-management directors and is required under the Companies Act.
The Company encourages shareholders to read the Directors’ Remuneration Report set forth in Appendix A to this Proxy Statement, which describes in detail how its compensation policies and procedures operate and are designed to achieve its compensation objectives for its management director, and to attract and retain high-quality non-management directors. In addition, the Company’s current directors’ remuneration policy (the “Directors’ Remuneration Policy”) forms part of the Annual Directors’ Remuneration Report and is available in Appendix A of the Company’s 2025 definitive proxy statement on Schedule 14A filed with the SEC on April 17, 2025 and available at www.sec.gov and on the Company’s website at http://investors.gates.com. The Directors’ Remuneration Policy applies to the material elements of the compensation package for the Company’s executive officers and was approved by its shareholders at the Company’s 2025 AGM.
The form of shareholder resolution for this proposal is set forth under the heading “Shareholder Resolutions for the 2026 Annual General Meeting” in this Proxy Statement.
IS THIS VOTE BINDING ON THE BOARD?
As this vote is advisory, the result will not be legally binding upon the Board or the Compensation Committee, and payments made or promised to directors will not have to be repaid, reduced, or withheld in the event that the resolution is not passed. The Compensation Committee will review and consider the outcome of the vote in connection with the ongoing review of the Company’s management director and non-management director compensation programs. If the advisory resolution on the Directors’ Remuneration Report is not passed, the Directors’ Remuneration Policy must be put up for re-approval at the Company’s next AGM.

Gates Industrial Corporation	50	2026 Proxy Statement

Independent Registered Public Accounting Firm

Disclosure of Fees Paid to Independent Registered Public Accounting Firm
The following table presents fees for professional services rendered by Deloitte & Touche LLP and its affiliates, all of which were pre-approved by the Audit Committee pursuant to the policy described below, related to the audit of the Company’s consolidated financial statements and other services in 2025 and 2024.

(dollars in millions)	Fiscal 2025	Fiscal 2024

Audit Fees(1)	$8.0	$6.8
Audit-Related Fees(2)	0.2	0.5
Tax Fees(3)	1.4	0.3
Total	$9.6	$7.6

1.Includes the audit and review of the Company’s financial statements and various statutory audits in several countries outside the United States.
2.Includes other attestation engagements unrelated to the Company’s financial statements and accounting consultations.
3.Includes tax compliance, tax planning and tax advice.
Audit Committee’s Consideration of Independence of Independent Registered Public Accounting Firm
The Audit Committee has reviewed the nature of non-audit services provided by Deloitte & Touche LLP and its affiliates and has concluded that these services are compatible with maintaining the firm’s ability to serve as the Company’s independent registered public accounting firm.
Policy on Audit Committee Pre-Approval of Audit and Non-Audit Services of Independent Auditors
The Audit Committee charter requires the Audit Committee to pre-approve all audit and non-audit services provided by the Company’s independent registered public accounting firm. On an ongoing basis, the Company’s management presents specific projects and categories of service to the Audit Committee to request advance approval. The Audit Committee reviews those requests and advises management if the Audit Committee approves the engagement of Deloitte & Touche LLP or its affiliates. On a periodic basis, the Company’s management reports to the Audit Committee regarding specific engagements undertaken under the pre-approved services. The Audit Committee may also delegate the authority to pre-approve audit and permitted non-audit services, excluding services related to the Company’s internal control over financial reporting, to a subcommittee of one or more committee members, provided that any such pre-approvals are reported at a subsequent Audit Committee meeting.

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PROPOSAL 4:
Ratification of Independent Registered Public Accounting Firm

The Board unanimously recommends that shareholders vote “FOR” the ratification of the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for Fiscal 2026.

WHAT AM I VOTING ON?
The Audit Committee has appointed Deloitte & Touche LLP as the Company’s independent registered public accounting firm for Fiscal 2026. The Board has proposed that shareholders ratify this appointment at the 2026 AGM. If shareholders do not ratify the appointment of Deloitte & Touche LLP, the Audit Committee will reconsider the appointment, but is not obligated to appoint another independent registered public accounting firm.
Representatives of Deloitte & Touche LLP are expected to be present at the 2026 AGM, will have an opportunity to make a statement if they so desire, and will be available to respond to questions from shareholders.
The form of shareholder resolution for this proposal is set forth under the heading “Shareholder Resolutions for the 2026 Annual General Meeting” in this Proxy Statement.

Gates Industrial Corporation	52	2026 Proxy Statement

PROPOSAL 5:
Reappointment of Deloitte LLP as the Company’s U.K. Statutory Auditor Under the Companies Act

The Board unanimously recommends that shareholders vote “FOR” the reappointment of Deloitte LLP as the Company’s U.K. statutory auditor under the Companies Act, to hold office from the conclusion of this meeting until the conclusion of the next AGM at which accounts are laid.

WHAT AM I VOTING ON?
Under the Companies Act, the Company’s U.K. statutory auditor must be appointed at each general meeting at which the annual report and accounts are presented to shareholders. Deloitte LLP has served as the Company’s U.K. statutory auditor since its registration as a public limited company in September 2017. If the shareholders do not re-appoint Deloitte LLP, the Board may appoint an auditor to fill the vacancy.
The form of shareholder resolution for this proposal is set forth under the heading “Shareholder Resolutions for the 2026 Annual General Meeting” in this Proxy Statement.

Gates Industrial Corporation	53	2026 Proxy Statement

PROPOSAL 6:
Authorization of the Audit Committee to Determine the Company’s U.K. Statutory Auditor’s Remuneration

The Board unanimously recommends that shareholders vote “FOR” the authorization of the Audit Committee of the Board to determine the Company’s U.K. statutory auditor’s remuneration.
WHAT AM I VOTING ON?
Under the Companies Act, the remuneration of the Company’s U.K. statutory auditor must be fixed in a general meeting or in such manner as may be determined in a general meeting. The Company is asking its shareholders to authorize its Board to determine Deloitte LLP’s remuneration as the Company’s U.K. statutory auditor for Fiscal 2026. It is proposed that the Board would delegate the authority to determine the remuneration of the U.K. statutory auditor to the Audit Committee in accordance with the Board’s procedures and applicable law.
The form of shareholder resolution for this proposal is set forth under the heading “Shareholder Resolutions for the 2026 Annual General Meeting” in this Proxy Statement.

Gates Industrial Corporation	54	2026 Proxy Statement

PROPOSAL 7:
Authorization of the Board to Allot Equity Securities in the Company

The Board unanimously recommends that shareholders vote “FOR” the authorization of the Board to allot equity securities in the Company.
WHAT AM I VOTING ON?
Background. The request to authorize our Board to allot equity securities in the Company is required as a matter of English law and is customary for public limited companies incorporated under the laws of England and Wales, but is not otherwise required for companies listed on the NYSE or organized within the U.S. Accordingly, this proposal may be unfamiliar to shareholders accustomed to proxy statements for companies organized in the U.S. or other jurisdictions.
Unlike most companies listed on the NYSE with perpetual authority to issue shares under their charter or articles of association, our authority to issue shares is limited by the Companies Act. Under the Companies Act, directors are, with certain exceptions, unable to allot or issue shares without being authorized by either the shareholders in a general meeting or by a company’s articles of association. If this proposal is not approved by shareholders, our directors’ existing authority to issue shares will expire immediately, and the Company will not be able to issue shares after the 2026 AGM.
Approval of this proposal does not affect any shareholder approval requirements of the NYSE for share issuances, such as in connection with certain acquisitions or in connection with raising additional capital. The Company will continue to be subject to NYSE shareholder approval requirements.
Description of Proposal 7. This Proposal 7 authorizes our Board to issue a maximum number of equity securities (within the meaning of section 560 of the Companies Act), having an aggregate nominal value equal to the allotment amount, without further shareholder approval. In the absence of such approval, the issuance of any additional shares would require shareholder approval. Our Board would be authorized to issue shares with an aggregate nominal value of up to $509,171 of our existing issued share capital, which represents an amount that is approximately 20% of the Company’s existing issued share capital as of April 7, 2026 (being the latest practicable date prior to the printing of this Proxy Statement).
The following Proposal 8 authorizes our Board to issue shares for cash pursuant to Proposal 7, up to a limit, without first offering them to existing shareholders pro rata to their existing holdings (i.e., “pre-emptive rights”).
Unless previously renewed, revoked, or varied, the authority conferred by this Proposal 7 shall apply in substitution for all existing powers under section 551 of the Companies Act and apply until the earlier of the end of the 2027 AGM or close of business on September 4, 2027; provided however, that prior to such expiration, the Company may make offers or enter into agreements that would or might require shares to be issued or rights to be granted after such expiration, and the Board may issue shares or grant rights to, subscribe for, or convert, any security into shares, in pursuance of any such offer or agreement as if the authorities conferred hereby had not expired.

Gates Industrial Corporation	55	2026 Proxy Statement

Proposal 7	Table of Contents
The form of shareholder resolution for this proposal is set forth under the heading “Shareholder Resolutions for the 2026 Annual General Meeting” in this Proxy Statement.
WHEN DOES THIS AUTHORIZATION EXPIRE?
The authorizations in Proposals 7 and 8, if approved, will expire at the earlier of (a) the conclusion of our 2027 AGM or (b) the close of business on September 4, 2027, which is 15 months after this year’s AGM.
As is the case with many U.K. companies, Proposals 7 and 8 will be proposed each year as our Board believes occasions may arise from time to time when it would be beneficial for shares to be issued without additional shareholder approval and for shares to be issued for cash without making a pre-emptive offer.

Gates Industrial Corporation	56	2026 Proxy Statement

PROPOSAL 8:
Subject to the Passing of Proposal 7, Authorization of the Board to Allot Equity Securities Without Pre-emptive Rights

The Board unanimously recommends that, subject to the passing of Proposal 7, shareholders vote “FOR” the authorization of the Board to allot equity securities without pre-emptive rights.
WHAT AM I VOTING ON?
Background. The request to authorize our Board to allot equity securities in the Company without pre-emptive rights is required as a matter of English law and is customary for public limited companies incorporated under the laws of England and Wales, but is not otherwise required for companies listed on the NYSE or organized within the U.S. Accordingly, this proposal may be unfamiliar to shareholders accustomed to proxy statements for companies organized in the U.S. or other jurisdictions.
Unlike most companies listed on the NYSE with authority to issue equity securities without first offering such securities to existing shareholders in proportion to their existing shareholdings (i.e., “pre-emption rights”) under their charter or articles of association, our authority is limited by the Companies Act. Under the Companies Act, if and when we raise capital through the issuance of equity securities for cash, we are required to first offer such equity securities to existing shareholders in proportion to their existing shareholdings pursuant to section 561 of the Companies Act. The Companies Act permits shareholders to waive, or “disapply,” these pre-emption rights, which is the purpose of this Proposal 8. Absent the approval of this Proposal 8, our flexibility to issue shares, such as for satisfying equity awards under our 2018 Omnibus Incentive Plan, would be severely limited. Proposal 8 is proposed as a special resolution, requiring at least 75% of votes cast in favor to pass.
Approval of this proposal does not affect any shareholder approval requirements of the NYSE for share issuances, such as in connection with certain acquisitions or in connection with raising additional capital. The Company will continue to be subject to NYSE shareholder approval requirements.
Description of Proposal 8. Subject to the passing of the resolution included in Proposal 7, this Proposal 8 generally empowers our Board to issue equity securities for cash, without the application of pre-emption rights, up to an aggregate nominal amount of $509,171, which represents an amount that is approximately 20% of the Company’s existing issued share capital as of April 7, 2026 (being the latest practicable date prior to the printing of this Proxy Statement).
Unless previously renewed, revoked or varied, the authority conferred by this Proposal 8 shall apply in substitution for all existing powers under section 570 of the Companies Act and apply until the earlier of the end of the 2027 AGM or close of business on September 4, 2027; provided however, that prior to such expiration, the Company may make offers or enter into agreements that would or might require equity securities to be issued (and/or treasury shares to be sold) after such expiration, and the Board may issue equity securities (and/or sell treasury shares) in pursuance of any such offer or agreement as if the authorities conferred hereby had not expired.
The form of shareholder resolution for this proposal is set forth under the heading “Shareholder Resolutions for the 2026 Annual General Meeting” in this Proxy Statement.

Gates Industrial Corporation	57	2026 Proxy Statement

Proposal 8	Table of Contents
WHEN DOES THIS AUTHORIZATION EXPIRE?
The authorizations in Proposals 7 and 8, if approved, will expire at the earlier of (a) the conclusion of our 2027 AGM or (b) the close of business on September 4, 2027, which is 15 months after this year’s AGM.
As is the case with many U.K. companies, Proposals 7 and 8 will be proposed each year as our Board believes occasions may arise from time to time when it would be beneficial for shares to be issued without additional shareholder approval and for shares to be issued for cash without making a pre-emptive offer.

Gates Industrial Corporation	58	2026 Proxy Statement

Related-Person Transactions Policy and Procedures

The Company’s Board has adopted a written Related-Person Transactions Policy. This policy requires that a “related person” (as defined in paragraph (a) of Item 404 of Regulation S-K) must promptly disclose to the Company’s Chief Legal Officer any “related person transaction” (defined as any transaction that it is anticipated would be reportable by the Company under Item 404(a) of Regulation S-K), in which the Company was, is or will be a participant, the amount of which exceeds $120,000, and in which any related person had or will have a direct or indirect material interest) and all material facts with respect thereto. The Company’s Chief Legal Officer will then promptly communicate that information to the Company’s Board. No related-person transaction will be executed without the approval or ratification of the Company’s Board or a duly authorized committee of the Board. It is the Company’s policy that any director interested in a related-person transaction will recuse himself or herself from any vote on a related person transaction in which he or she has an interest. Since January 1, 2025, there have not been any such related person transactions involving the Company.

Gates Industrial Corporation	59	2026 Proxy Statement

Audit Committee Report

Pursuant to rules adopted by the SEC designed to improve disclosures related to the functioning of corporate audit committees and to enhance the reliability and credibility of financial statements of public companies, the Audit Committee of the Board of the Company submits the following report:
Audit Committee Report to Shareholders
The Audit Committee of the Board is comprised of five non-employee directors: Mr. Eliasson, Mr. Cantie, Mr. Ireland, Ms. Mains, and Dr. Zhang, with Mr. Eliasson serving as chair. The Board has determined that all of the members of the Audit Committee are independent within the meaning of the listing standards of the NYSE, the rules of the SEC and the Company’s Corporate Governance Guidelines, are financially literate as defined by the NYSE, and are audit committee financial experts as defined by the SEC. The Audit Committee operates under a written charter adopted by the Board of Directors. Consistent with this charter, the Audit Committee assists the Board with its oversight responsibilities as they relate to:
•the quality and integrity of the Company’s financial statements;
•the effectiveness of the Company’s internal controls over financial reporting;
•the Company’s compliance with legal and regulatory requirements;
•the independent auditor’s qualifications, performance and independence; and
•the performance of the Company’s internal audit function.
The Audit Committee also has responsibility for preparing this report, which must be included in the Company’s Proxy Statement, and appointing and retaining the Company’s independent registered public accounting firm. In order to meet the responsibilities assigned to it under its charter, the Audit Committee performs a number of tasks, including the following:
•Advance review of all audit and legally permitted non-audit services to be provided by the Company’s independent auditor. This task includes sole approval authority for the fees and terms of the auditor’s engagement.
•Review of the Company’s audited financial statements and quarterly financial statements. In connection with this task, the Audit Committee focuses on several factors, including the independent auditor’s judgment of the quality of the Company’s accounting principles, the results of management’s and the independent auditor’s procedures related to potential fraud, and major issues regarding judgments made in connection with the preparation of financial statements.
•At least an annual evaluation of the independent auditor’s qualifications, performance and independence. The Audit Committee established a process for evaluating the Company’s independent auditor that includes obtaining an annual assessment from the Company’s management. That assessment includes several factors related to the independent auditor, including qualifications and expertise, past performance and appropriateness of fees. The Audit Committee also considers the communications and interactions with the independent auditor over the course of the year and the results of any Public Company Accounting Oversight Board (United States) (“PCAOB”) inspections, and conducts a review of the independent auditor’s internal quality control procedures.
•Periodic reviews of the Company’s earnings press releases and guidance provided to investors and rating agencies.
•Periodic reviews of the adequacy and effectiveness of the Company’s accounting and internal control policies, procedures and disclosures.
•Periodic reviews of the Company’s guidelines and policies for assessing and managing risks, including steps management has taken to monitor and control exposures to such risks.

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Audit Committee Report	Table of Contents
Management is responsible for the Company’s internal controls and its financial reporting process. The Company’s independent registered public accounting firm, Deloitte & Touche LLP, is responsible for performing an independent audit of the Company’s consolidated financial statement and the effectiveness of the Company’s internal control over financial reporting in accordance with the standards of the PCAOB, and expressing an opinion as to the conformity of the financial statements with generally accepted accounting principles and the effectiveness of the Company’s internal control over financial reporting. The Audit Committee’s responsibility is to monitor and oversee these processes.
In the performance of its oversight function, the Audit Committee has reviewed and discussed, with both management and Deloitte & Touche LLP, the audited financial statements of the Company. The Audit Committee also discussed with Deloitte & Touche LLP all matters required to be discussed under applicable standards of the PCAOB and the SEC. In addition, the Audit Committee received the written disclosures and the letter required by the PCAOB regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence, and the Audit Committee discussed with Deloitte & Touche LLP the independent registered public accounting firm’s independence. In considering the independence of the independent registered public accounting firm, the Audit Committee took into consideration whether the provision of non-audit services is compatible with maintaining the independence of the independent registered public accounting firm.
Based upon the Audit Committee’s review and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2025 filed with the SEC.
Submitted by the Audit Committee of the Board:
Fredrik Eliasson, Chair
Joseph S. Cantie
James W. Ireland, III
Stephanie K. Mains
Molly P. Zhang

Gates Industrial Corporation	61	2026 Proxy Statement

Security Ownership of Certain Beneficial Owners and Management

The following table sets forth certain information as of April 7, 2026, with respect to the number of ordinary shares owned by (a) each director and nominee for director of the Company, (b) each NEO of the Company, (c) all directors and executive officers and nominees as a group and (d) each shareholder known by the Company to own beneficially more than five percent of a class of the outstanding common stock. As of April 7, 2026, there were 254,585,738 ordinary shares outstanding. Unless otherwise noted, each person and group identified possesses sole voting and investment power with respect to the shares shown opposite such person’s or group’s name, and the address of each beneficial owner is 1144 Fifteenth Street, Suite 1400, Denver, Colorado 80202.

		Ordinary Shares Beneficially Owned
Name of Beneficial Owner	Address	(#)	(%)

5% or greater shareholders:
Blackrock, Inc.(1)	50 Hudson Yards New York, NY 10001	28,830,770	11.2%
FMR LLC(2)	245 Summer Street Boston, Massachusetts 02210	16,452,923	6.4%
Allspring Global Investments Holdings, LLC(3)	1415 Vantage Park Drive, 3rd Floor Charlotte, NC 28203	14,929,377	5.7%
Directors and Named Executive Officers:
Joseph S. Cantie(4)		7,867	*
Fredrik Eliasson(4)		188,539	*
James W. Ireland, III(4)		64,691	*
Ivo Jurek(5)		4,624,965	1.8%
Stephanie K. Mains(4)(6)		16,119	*
Wilson S. Neely(4)(7)		135,053	*
Neil P. Simpkins(4)(8)		1,032,397	*
Molly P. Zhang(4)(9)		—	*
Cristin C. Bracken(10)		169,923	*
L. Brooks Mallard(11)		374,708	*
Gwen Montgomery(12)		140,066	*
Thomas G. Pitstick(13)		468,240	*
Directors and executive officers as a group (12 persons)(14)		7,222,568	2.8%
*Represents less than 1%.
1.The number of shares held and percentage of outstanding shares were obtained from the holder’s Schedule 13G/A filing with the SEC filed January 21, 2026, which reports ownership as of December 31, 2025. The Schedule 13G/A filing indicates that the holder had sole voting power over 28,220,674 shares, sole dispositive power over 28,830,770 shares, shared voting power over 0 shares, and shared dispositive power over 0 shares.

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Security Ownership of Certain Beneficial Owners and Management	Table of Contents
2.The number of shares held and percentage of outstanding shares were obtained from the holder’s Schedule 13G/A filing with the SEC filed February 4, 2026, which reports ownership as of December 31, 2025. The Schedule 13G/A filing indicates that the holder had sole voting power over 16,434,281 shares, sole dispositive power over 16,452,923.15 shares, shared voting power over 0 shares, and shared dispositive power over 0 shares.
3.The number of shares held and percentage of outstanding shares were obtained from the holder’s Schedule 13G filing with the SEC filed October 7, 2024, which reports ownership as of September 30, 2024. The Schedule 13G filing indicates that the holder had sole voting power over 14,545,243 shares, sole dispositive power over 14,929,377 shares, shared voting power over 0 shares, and shared dispositive power over 0 shares.
4.Does not include unvested time-based RSUs held by non-employee directors in connection with their service as directors.
5.Includes (i) 1,884,435 ordinary shares issuable upon exercise of options that are currently exercisable or exercisable within 60 days, and (ii) 2,740,530 ordinary shares owned by Mr. Jurek, 680,894 of which are owned indirectly through a trust of which Mr. Jurek’s spouse is the trustee.
6.Does not include 42,283 RSUs that are vested but deferred pursuant to the Supplemental Retirement Plan.
7.Includes (i) 6,000 ordinary shares held through a family trust through which Mr. Neely shares the power to vote or direct the vote of, and the power to dispose or direct the disposition of, such shares and (ii) 5,952 ordinary shares held by Mr. Neely’s spouse.
8.Mr. Simpkins shares with his spouse through a family limited liability company the power to vote or direct the vote of, and the power to dispose or direct the disposition of, 1,001,211 ordinary shares.
9.Does not include 54,947 RSUs that are vested but deferred pursuant to the Supplemental Retirement Plan.
10.Includes (i) no ordinary shares issuable upon exercise of options that are currently exercisable or exercisable within 60 days, and (ii) 169,923 ordinary shares owned by Ms. Bracken.
11.Includes (i) 129,346 ordinary shares issuable upon exercise of options that are currently exercisable or exercisable within 60 days, and (ii) 245,362 ordinary shares owned by Mr. Mallard.
12.Includes (i) 52,520 ordinary shares issuable upon exercise of options that are currently exercisable or exercisable within 60 days, and (ii) 87,546 ordinary shares owned by Ms. Montgomery.
13.Includes (i) 179,819 ordinary shares issuable upon exercise of options that are currently exercisable or exercisable within 60 days, and (ii) 288,421 ordinary shares owned by Mr. Pitstick.
14.Shares shown as beneficially owned by directors and executive officers as a group reflect: (i) 2,246,120 ordinary shares issuable upon exercise of options that are currently exercisable or exercisable within 60 days, and (ii) and 4,976,448 ordinary shares owned. Does not include 97,230 RSUs that are vested but deferred pursuant to the Supplemental Retirement Plan.

Gates Industrial Corporation	63	2026 Proxy Statement

Delinquent Section 16(a) Reports

Section 16(a) of the Exchange Act requires our directors and executive officers, and certain persons who own more than ten percent of our ordinary shares, to file with the SEC initial reports of ownership and reports of changes in ownership of our ordinary shares and other equity securities. Directors, executive officers and these greater-than-ten-percent shareholders are required by SEC regulations to furnish us with copies of all Section 16(a) forms they file.
To our knowledge, based solely on a review of the copies of these reports furnished to us and written representations that no other reports were required, we believe all reports required by Section 16(a) of the Exchange Act applicable to our directors, executive officers and greater-than-ten-percent beneficial owners were complied with on a timely basis during and for the year ended December 31, 2025, except for two Form 4s for Mr. Simpkins with respect to purchases of the Company’s shares on October 31, 2025 and November 26, 2025, both of which were reported on a Form 5.

Gates Industrial Corporation	64	2026 Proxy Statement

Shareholder Proposals

Shareholders wishing to include proposals in the proxy materials in relation to the Company’s AGM to be held in 2027 must submit the same in writing, by mail, first-class postage pre-paid, to Gates Industrial Corporation plc, 1144 Fifteenth Street, Suite 1400, Denver, Colorado 80202, Attention: Chief Legal Officer, which must be received at the Company’s executive office on or before December 21, 2026. Such proposals must also meet the other requirements and procedures prescribed by Rule 14a-8 under the Exchange Act relating to shareholders’ proposals. Failure to deliver a proposal in accordance with this procedure may result in it not being deemed timely received.
Shareholders who intend to present a proposal at the AGM to be held in 2027, without including such proposal in our proxy statement, must provide our Chief Legal Officer with written notice of such proposal on or before March 6, 2027, in accordance with Rule 14a-4(c). If the requirements of such rule are not followed, we may exercise discretionary voting authority under proxies we solicit to vote in accordance with our best judgment on any such shareholders proposal or nomination. To comply with the universal proxy rules, shareholders who intend to solicit proxies in support of director nominees other than our nominees must provide notice that sets forth the information required by Rule 14a-19 under the Exchange Act no later than April 5, 2027.

Gates Industrial Corporation	65	2026 Proxy Statement

Annual Report and Other Matters

Upon written request addressed to the Company’s Corporate Secretary at 1144 Fifteenth Street, Suite 1400, Denver, Colorado 80202 from any person solicited herein, the Company will provide, at no cost, a copy of its 2025 Annual Report filed with the SEC.
The Company’s Board of Directors does not know of any matter to be brought before the 2026 AGM other than the matters set forth in the Notice of Annual General Meeting of Shareholders and matters incident to the conduct of the 2026 AGM. If any other matter should properly come before the 2026 AGM, the persons named in the enclosed proxy card will have discretionary authority to vote all proxies with respect thereto in accordance with their best judgment.
By Order of the Board of Directors,
Ivo Jurek Chief Executive Officer
April 20, 2026

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Shareholder Resolutions for the 2026 Annual General Meeting

Proposal 1 —  Election of Directors
RESOLVED THAT, the following individuals be and hereby are re-elected, each by way of separate ordinary resolution, to serve as directors until the election and qualification of his or her respective successor or until his or her earlier retirement, removal or resignation pursuant to the Articles of Association:
1.Joseph S. Cantie
2.Fredrik Eliasson
3.James W. Ireland, III
4.Ivo Jurek
5.Stephanie K. Mains
6.Wilson S. Neely
7.Neil P. Simpkins
8.Molly P. Zhang
Proposal 2 —  Advisory Vote to Approve NEO Compensation
RESOLVED THAT, the shareholders approve, on an advisory basis, the compensation of the Company’s named executive officers as described in Proxy Statement under “Compensation Discussion and Analysis” and “Executive Compensation,” as disclosed pursuant to Item 402 of Regulation S-K, including the CD&A, compensation tables and narrative disclosure.
Proposal 3 —  Advisory Vote on Directors’ Remuneration Report
RESOLVED THAT, the shareholders approve, on an advisory basis, the Directors’ Remuneration Report, which is included in the Company’s annual report and accounts, in accordance with the requirements of the Companies Act.
Proposal 4 —  Ordinary Resolution to Ratify the Appointment of Independent Registered Public Accounting Firm
RESOLVED THAT, the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2026 is ratified and approved.
Proposal 5 —  Ordinary Resolution to Re-Appoint Deloitte LLP as the Company’s U.K. Statutory Auditor
RESOLVED THAT, the re-appointment of Deloitte LLP as the Company’s U.K. statutory auditor under the Companies Act, to hold office from the conclusion of the 2026 AGM until the next AGM at which accounts are laid, be and is hereby approved.

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Shareholder Resolutions for the 2026 Annual General Meeting	Table of Contents
Proposal 6 —  Ordinary Resolution to Authorize the Audit Committee of the Board to Determine the Company’s U.K. Statutory Auditor’s Remuneration
RESOLVED THAT, the Audit Committee of the Board of Directors be and is hereby authorized to set Deloitte LLP’s remuneration as the Company’s U.K. statutory auditor.
Proposal 7 —  Ordinary Resolution to Authorize the Board to allot equity securities in the Company.
RESOLVED THAT, in substitution for all existing authorities, the Board be generally and unconditionally authorized (in accordance with section 551 of the Companies Act) to exercise all the powers in the Company to allot shares in the Company or grant rights to subscribe for or to convert any security into shares in the Company (“Rights”) up to an aggregate nominal amount of $509,171; and so that the Board may impose any limits or restrictions and make any arrangements which they consider necessary or appropriate to deal with treasury shares, fractional entitlements, record dates, legal, regulatory or practical problems in, or under the laws of, any territory or any other matter, such authorities to apply until the end of next year’s AGM (or, if earlier, until the close of business on September 4, 2027), save that the Company may, before such expiry, make an offer or enter into an agreement which would or might require shares to be allotted or Rights to be granted and the Board may allot shares or grant Rights in pursuance of such offer or agreement notwithstanding that the authority conferred by this resolution has expired.
Proposal 8 —  Special Resolution, subject to the passing of Proposal 7, Authorizing the Board to allot equity securities without pre-emptive rights.
RESOLVED THAT, in substitution for all existing authorities, subject to the passing of Proposal 7, the Board be generally empowered (in accordance with section 570 of the Companies Act) to allot equity securities (as defined in section 560 of the Companies Act) under the authority given by that resolution and/or to sell equity securities held by the Company as treasury shares for cash as if section 561 of the Companies Act did not apply to any such allotment or sale, such power to be limited to the allotment or sale up to an aggregate nominal amount of $509,171; such power to apply until the end of next year’s AGM (or, if earlier, until the close of business on September 4, 2027) but, in each case, during this period the Company may make offers, and enter into agreements, which would, or might, require equity securities to be allotted (and treasury shares to be sold) after the power ends and the Board may allot equity securities (and sell treasury shares) under any such offer or agreement as if the power had not ended.

Gates Industrial Corporation	68	2026 Proxy Statement

APPENDIX A:
Directors’ Remuneration Report

Gates Industrial Corporation plc
(the “Company” or “Gates” or “us”)

Gates Industrial Corporation	A-1	Directors’ Remuneration Report

Appendix A	Table of Contents

Annual Statement of the Chair of the Compensation Committee

Dear Shareholders:
I am pleased to present the Company’s remuneration report for the financial year ended December 31, 2025 (“Fiscal 2025”). This remuneration report is divided into two sections:
A.this annual statement (the “Annual Statement”) from the chair of the Compensation Committee; and
B.the annual report on remuneration for Fiscal 2025 setting out Director compensation and detailing the link between Company performance and compensation for the period specified therein. The annual report on remuneration, together with the Annual Statement (the “Annual Report on Remuneration”), is subject to a non-binding advisory vote of the shareholders at the 2026 annual general meeting of shareholders (“AGM”).
The Company completed its initial public offering (the “IPO”) on the New York Stock Exchange (“NYSE”) in January 2018. As an NYSE listed company, the Company prepared its proxy statement for the 2026 AGM in accordance with the rules and regulations of the Securities and Exchange Commission (the “SEC”). In this proxy statement on Schedule 14A, which was filed with the SEC on or about April 20, 2026, and can be found on the Company’s investor website at investors.gates.com, you will find the Company’s compensation discussion and analysis (“CD&A”) setting forth its overall philosophy regarding compensation of its executive officers, which should be read in conjunction with this Directors’ Remuneration Report. In addition to the rules and regulations of the SEC, as a U.K. public limited company, the Company is also subject to the Companies Act and the regulations promulgated thereunder. Accordingly, the Company has produced this Directors’ Remuneration Report.
The Company’s business and affairs are managed under the direction of its Board of Directors (the “Board”), which currently consists of eight directors, including Mr. Ivo Jurek (its Chief Executive Officer and sole “Executive Director”). The Company’s non-employee directors, including its chair, are referred to as “Non-Executive Directors.” During Fiscal 2025, Ms. Alicia L. Tillman resigned from her director position with the Company and Mr. Joseph S. Cantie joined the Board.
At the Company’s AGM held on June 5, 2025, its shareholders approved the Company’s current directors’ remuneration policy (the “Directors’ Remuneration Policy”), which applies to the material elements of the compensation package for its executive officers, including its Executive Director, and its Non-Executive Directors. The Directors’ Remuneration Policy will be in effect until a new policy is submitted for approval at the AGM to be held in 2028, unless an earlier amendment by shareholders is required. The Directors’ Remuneration Policy forms part of this Annual Report on Remuneration and is available in Appendix A of the Company’s 2025 definitive proxy statement on Schedule 14A filed with the SEC on April 17, 2025 and available at www.sec.gov and on the Company’s website at http://investors.gates.com.
Under the Directors’ Remuneration Policy, the material elements of compensation for the Company’s Non-Executive directors are an annual cash retainer and an annual grant of RSUs as well as additional chair fees. The material elements of compensation for the Company’s Executive Director are base salary, an annual bonus opportunity and a long-term incentive opportunity, skewed towards variable “at risk” compensation. The Company’s Executive Director does not participate in deliberations regarding his own compensation. This compensation program is designed to recognize the Executive Director’s scope of responsibilities, leadership ability and effectiveness in achieving key performance goals and objectives. The Company also provides its Executive Director with various retirement and benefit programs.
The Board has a compensation committee (the “Compensation Committee”) that oversees risks relating to the Company’s compensation policies and practices. The Compensation Committee provides assistance to the Board for oversight of the compensation packages of directors and executive officers, including the Company’s Executive Director. The Compensation Committee is currently comprised of Mr. Neil P. Simpkins (chair), Mr. Fredrik Eliasson, Mr. James W. Ireland III, and Mr. Wilson S. Neely. The Compensation Committee annually reviews the performance of the executive officers and the compensation for the

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Appendix A	Table of Contents
directors and executive officers and, with input and guidance from an independent compensation consultant, approves or recommends to the full Board any changes to their compensation packages in light of such review.
The Company is a leading global manufacturer of application-specific fluid power and power transmission solutions. The Company is driven to push the boundaries of materials science to engineer products that continually exceed expectations. To achieve its objectives, the Company aims to be the destination of choice for the best talent. The Company’s philosophy is to offer a remuneration program that will enable it to attract, motivate, reward and retain high-caliber executives who are capable of creating and sustaining value for its customers and shareholders and achieving the Company’s business goals over the long term. In addition, the Company’s remuneration program is designed to provide a fair and competitive compensation opportunity that appropriately rewards executives for their contributions to its success. The Company also believes that a significant portion of each executive’s compensation should be “at risk” and tied to overall Company and individual performance.
The Company grew revenues year-over-year in Fiscal 2025 and outperformed our end markets, many of which were in contraction. Despite an uneven macro environment, the Company delivered earnings per share above expectations. The Company exited Fiscal 2025 with a robust balance sheet position and the ability to deploy capital opportunistically.
Included below is the Company’s Annual Report on Remuneration for Fiscal 2025, which sets out the compensation for its directors, including its Executive Director, aligns with the Company’s previously approved directors’ remuneration policy, and supports its pay-for-performance philosophy. For Fiscal 2025, the Board made the following noteworthy compensation award decisions.
First, in February 2025, the Compensation Committee approved an increase to the Executive Director’s base salary of 3.5%.
Second, in February 2026, the Compensation Committee awarded the Executive Director 95% of his annual short term incentive opportunity for Fiscal 2025. This was a decrease from the prior fiscal year, for which the Compensation Committee awarded the Executive Director 141% of his annual short incentive opportunity.
Thank you for your continued interest in Gates.
Neil P. Simpkins
Chair of the Compensation Committee
April 20, 2026

Gates Industrial Corporation	A-3	Directors’ Remuneration Report

Appendix A	Table of Contents

Annual Directors’ Remuneration Report

For the financial year ended December 31, 2025 (“Fiscal 2025”)
In accordance with the U.K. Large and Medium-sized Companies & Groups (Accounts & Reports) (Amendment) Regulations 2013 (the “Regulations”), this Directors’ Remuneration Report includes disclosure of certain amounts paid to directors for “qualifying services.” This disclosure is presented for (i) Fiscal 2025, and (ii) for the financial year ended December 28, 2024 (“Fiscal 2024”).
The following directors served during Fiscal 2025:
Executive Director
•Mr. Ivo Jurek
Non-Executive Directors
•Mr. Joseph S. Cantie (Mr. Cantie joined the Board on March 30, 2025)
•Mr. Fredrik Eliasson
•Mr. James W. Ireland, III
•Ms. Stephanie K. Mains
•Mr. Wilson S. Neely
•Ms. Alicia L. Tillman (Ms. Tillman resigned from the Board as of August 1, 2025)
•Dr. Molly P. Zhang
•Mr. Neil P. Simpkins

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Appendix A	Table of Contents
Remuneration for Each Director
Executive Director
SINGLE FIGURE TOTAL REMUNERATION TABLE FOR EXECUTIVE DIRECTOR
This table reflects compensation earned by the Company’s Executive Director during Fiscal 2025 and during Fiscal 2024, which includes base salary, annual cash bonus, long-term equity incentives and certain employee benefits.

Name	Year	Salary ($)(1)	All Other Benefits ($)(2)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	Total Fixed ($)	Stock Awards ($)(3)	Option Awards ($)	Annual Bonus ($)(4)	Total Variable ($)	Total ($)

I. Jurek	2025	1,221,307	265,326	—	1,486,633	15,816,975	—	1,751,525	17,568,500	19,055,133
	2024	1,179,318	290,038	—	1,469,356	9,477,356	—	2,506,377	11,983,733	13,453,089
1.The amounts reported in the “Salary” column consist of base salary earned during each financial year.
2.The amounts reported in the “All Other Benefits” column reflect the sum of: (1) the amounts contributed by Gates to the Gates MatchMaker 401(k) Plan and the Supplemental Retirement Plan; and (2) the cost of all other executive benefits, as shown in the table below:

Name	Year	Company Contributions to Gates MatchMaker 401(k)(a) ($)	Company Contributions to Gates Supplemental Retirement Plan(b) ($)	Other Benefits(c) ($)	Total ($)

I. Jurek	2025	21,000	202,661	41,665	265,326
	2024	20,250	206,271	63,517	290,038
a.Company Contributions to Gates MatchMaker 401(k) Plan. Gates makes matching contributions of 100% on up to 3% of eligible earnings deferred by all eligible participants, including the Executive Director, in accordance with the Gates MatchMaker 401(k) Plan. Gates also makes a non-elective contribution to all eligible participants, including the Executive Director, in an amount equal to 3% of eligible earnings, subject to the limitations of the Internal Revenue Code of 1986, as amended from time to time (the “Code”).
b.Company Contributions to the Supplemental Retirement Plan. Gates makes a retirement contribution of 6% of eligible compensation on behalf of all eligible participants, including the Executive Director, under the Supplemental Retirement Plan for eligible compensation that exceeds Section 401(a)(17) of the Code. The Supplemental Retirement Plan is a funded, nonqualified plan administered by the Company that provides its executives, including its Executive and Non-Executive Directors, with the ability to contribute portions of their compensation towards retirement on a tax-deferred basis. The Company makes a retirement contribution of 6% of eligible compensation on behalf of eligible employee participants, including its Executive Director, for eligible compensation that exceeds the limits in Section 401(a)(17) of the Code. The Company does not make contributions to this Plan for Non-Executive Director participants.
c.Other Benefits. Represents the aggregate incremental costs of certain additional limited benefits used by the Executive Director, which are a parking subsidy, tax preparation services, and executive physical. The amount reported in this column also includes the full value of the premiums paid by Gates with respect to the enhanced life, accidental death and dismemberment and long-term disability insurance benefits provided to the Executive Director.
3.During 2025, 368,526 time-based vesting restricted stock units (“RSUs”) and 305,240 performance-based vesting RSUs (“PRSUs”) vested. The market value of the shares awarded at vesting was $15,816,975, representing an aggregate appreciation in value of $8,194,485 since these awards were granted. The appreciation value includes shares that vested above target. Please see also the “2025 Grants of Plan-Based Awards” section below.
4.The amount reported in the “Annual Bonus” column consist of amounts earned under the Annual Plan. For a summary of the details of the performance measures used and their relative weighting, the performance targets set at the beginning of the performance period and details of actual performance relative to the targets set and measured over the relevant reporting period, and the resulting level of reward, please see the “2025 Grants of Plan-Based Awards” section below.

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Appendix A	Table of Contents
2025 GRANTS OF PLAN-BASED AWARDS
Executive Director
2025 Long-Term Incentive. In February 2025, the Board approved annual long-term incentive awards (the “2025 LTI”) under the Company’s 2018 Omnibus Incentive Plan (“2018 Omnibus Incentive Plan”) to incentivize long-term business performance as well as to promote retention. The 2025 LTI for the Executive Director was comprised of 50% RSUs and 50% PRSUs. The RSUs will vest in substantially equal annual installments on the first three anniversaries of the grant date, subject to the Executive Director’s continued employment through the vesting date.
Consistent with the prior year, the PRSUs provide that 75% of the award will vest at the end of the three-year performance period if the Company achieves a certain level of average annual Adjusted Return on Invested Capital (“Adjusted ROIC”) and the remaining 25% will vest at the end of the three-year performance period if the Company achieves certain Relative Total Shareholder Return (“Relative TSR”) goals. The Compensation Committee maintained Adjusted ROIC as a metric to drive focus on making sound investments and efficient use of working capital. The Compensation Committee also maintained Relative TSR as a metric to align a significant portion of pay delivery directly with shareholder value creation relative to companies in similar industries represented by the S&P 400 Capital Goods Industry Index (the “Relative TSR Peer Group”). It also aligns the interests and experience of executive officers with those of the Company and its shareholders and filters out macroeconomic and other factors that are not within management’s control.

Performance Measure (Weighting)	Description

Adjusted ROIC (75%)
75% of PRSU value is calculated as the three-year average of the annual: (Adjusted EBITDA - depreciation and amortization) x (1 - 25% tax rate) divided by the five quarter average of (total assets - non-restricted cash - accounts payable - goodwill and other intangible assets that arose from the acquisition of Gates by Blackstone in 2014).
The financial measures used to determine Adjusted ROIC are calculated in accordance with U.S. GAAP as presented in the Company’s financial statements filed with the U.S. Securities and Exchange Commission, except (i) Adjusted EBITDA is defined in the same manner as described in “Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations — Non-GAAP Measures” of the Company’s Annual Report on Form 10-K filed with the U.S. Securities and Exchange Commission for the fiscal year ended December 31, 2025 (“2025 Annual Report”), (ii) actual results and/or performance targets may be adjusted to exclude the impact of acquisitions and divestitures completed during the performance period, (iii) the depreciation and amortization deduction excludes the amortization of intangible assets arising from the acquisition of Gates by certain affiliates of Blackstone Inc. (“Blackstone”) in 2014 and (iv) total assets excludes both income tax and deferred tax assets.

Relative TSR (25%)
25% of PRSU value is based on the Company’s three-year Relative TSR ranking against companies in the Relative TSR Peer Group. Total shareholder return (“TSR”) is measured by stock price change and dividends over the performance period as a percentage of the beginning stock price. The beginning and ending stock prices are based on the prior 20-day trading averages. In the event absolute TSR performance is negative, payout of Relative TSR is capped at the target level.

The total number of PRSUs that vest at the end of the three-year performance period will range from a payout of 0% to a maximum of 200% as determined by measuring actual performance over the performance period for Adjusted ROIC and Relative TSR against the performance goals based on a pre-established scale. Payout for achievement between the performance levels will be determined based on a straight-line interpolation of the applicable payout range rounded to the nearest whole percentile for Relative TSR and rounded to the nearest tenth of a percentage for Adjusted ROIC. Goals for the Adjusted ROIC performance measure will be disclosed at the end of the three-year performance period. Payout of the Relative TSR measure is capped at the target level if absolute TSR performance is negative, and determined based on the following threshold, target and maximum performance levels over the three-year performance period:

Relative TSR Percentile Rank	Potential Payout Percentage

75th Percentile or above (Maximum)	200
50th Percentile (Target)*	100
25th Percentile (Threshold)	50
Below 25th Percentile	0
(*) Payout is capped at the target level if absolute TSR performance is negative.

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Appendix A	Table of Contents
Payouts are subject to the Executive Director’s continued employment through the end of the applicable performance period and are paid out after the certification of the performance results by the Compensation Committee. The Compensation Committee chose Adjusted ROIC and Relative TSR performance goals at target that are, in the Compensation Committee’s view, challenging but achievable.
2023-2025 PRSUs. For the PRSUs granted in 2023 for a three-year performance period from 2023-2025 (the “2023-2025 Performance Period”), the weighting and level of achievement of the two metrics of Adjusted ROIC and Relative TSR as well as the aggregate payout were as follows:

Metric	Weight	Payout

Adjusted ROIC	75%	154%
Relative TSR	25%	180%
Total Payout		161%
Adjusted ROIC. The PRSU payout level for Adjusted ROIC was based on the three-year average performance during the 2023-2025 Performance Period. The annual threshold, target, and maximum goals for this metric as well as the achievement and payout for this metric were as follows:

Performance Period	Threshold (50% funding)	Target (100% funding)	Maximum (200% funding)	Annual Achievement			3-Year Average Annual Achievement	Metric Weighting
				2023	2024	2025

2023-2025	15.0%	20.0%	25.0%	22.2%	23.0%	22.9%	22.7%
Adjusted ROIC Payout							154%	75%
(*) Performance between goals was interpolated on a straight-line basis, rounded to the nearest whole percentage.
Relative TSR. The PRSU payout level of Relative TSR was based on the Company’s’ three-year TSR ranking versus the Relative TSR Peer Group with a cap at the target level if absolute TSR performance is negative. The threshold, target and maximum performance levels as well as the Company’s achievement were as follows:

Performance Period	Threshold (50% funding)	Target (100% funding)	Maximum (200% funding)	Achievement	Metric Weighting

Twenty-day average stock price prior to January 1, 2023 and January 3, 2026	25th percentile (27% TSR)	50th percentile (62% TSR)	75th percentile (109% TSR)	70th percentile (96% TSR)
Relative TSR Payout				180%	25%
Executive Director Award. Based on the Company’s performance over the 2023-2025 Performance Period as described above, the number of ordinary shares underlying PRSUs granted in 2023 vested as follows for the Executive Director:

Name	Target Award (#)	Total Earned Award (#)

I. Jurek	190,181	305,240
2025 Short-Term Incentive. The Company provides a short-term annual incentive opportunity under the Gates Global Bonus Policy (the “Annual Plan”) to reward certain employees, including the Executive Director, for achieving specific performance goals that would advance the Company’s profitability and drive key business results, and to recognize individuals based on their contributions to those results. The maximum total bonus opportunity for the Executive Director was capped at 200% of his target incentive bonus opportunity.
Payouts under the Annual Plan were based on a combination of the achievement of the Company’s financial performance goals in 2025 (the “Gates Financial Performance Factor”), which sets the maximum funding of the Annual Plan, and individual performance during the fiscal year (the “Individual Performance Factor”).

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Appendix A	Table of Contents
Gates Financial Performance Factor. The Gates Financial Performance Factor sets the maximum funding level for the Annual Plan. The Compensation Committee, after an evaluation of possible financial performance measures, determined to continue using Adjusted EBITDA, Free Cash Flow and Revenue as the financial performance measures for 2025. The Compensation Committee determined that these financial performance measures would be critical indicators of the Company’s performance for profitability, generating cash, and revenue growth in 2025 and, when combined, are drivers of sustainable growth. The Annual Plan financial performance measures and weightings for 2025 are described below.

Performance Measure (Weighting)	Description*

Adjusted EBITDA (50%)
Adjusted EBITDA under the Annual Plan is defined in the same manner as described in “Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations —  Non-GAAP Measures,” of the 2025 Annual Report.

Free Cash Flow (30%)	Calculated as Adjusted EBITDA (as defined for purposes of the Annual Plan as described immediately above), less capital expenditures, plus or minus the change in working capital versus prior year.

Revenue (20%)	Revenue under the Annual Plan is defined as actual revenue as reflected in the Company’s financial statements, excluding the impacts of acquisitions and divestitures made during the fiscal year.

(*) At the time of setting these performance measures, the Compensation Committee determined that the performance measures and payout calculations should exclude the translation impact of foreign exchange gains and losses (“FX Impacts”) if excessive in nature (with the Compensation Committee to consider excluding FX Impact when the impact is beyond +/- $10 million of translation impact to Adjusted EBITDA) to more closely align with the underlying operating performance of the Company. In addition, the Compensation Committee retained discretion to exclude from the targets and/or the calculation of the performance measures impacts of any non-recurring or unusual item, but no such exclusions were made in 2025.
For each financial performance measure, an achievement level is determined based on actual performance relative to the applicable target and is translated into a funding percentage relative to target funding (100%), as set forth below. The funding level for each measure is then multiplied by its assigned weight. The sum of the three weighted funding levels is translated into an overall funding percentage relative to target funding (100%), as follows:

Level	Achievement	Funding Percentage (% of Target)

Below Threshold	Less than 90%	—%
Threshold	90%	50%
Target	100%	100%
Maximum	110%	200%
Funding for performance between levels are interpolated on a straight-line mathematical basis and rounded to the nearest whole number.

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Appendix A	Table of Contents
The following table outlines the calculation of the 2025 Financial Performance Factor based on the Company’s attainment of the 2025 Gates Financial Performance Factor measures, each of which were approved by the Compensation Committee without adjusting the previously approved performance measures described above for non-recurring or unusual items. Target values were determined based on Board approved budgets. The Company’s target Adjusted EBITDA level represented an increase from the Company’s prior year Adjusted EBITDA as reported in the Company’s 2024 Annual Report filed with the SEC. The Company’s target revenue level was consistent with our revenue outlook for 2025.

(dollars in millions)		Threshold ($)	Target ($)	Maximum ($)	2025 Attainment(3)		2025 Gates Financial Performance Factor
Measure(1)	Weighting (%)				$	%	% of Target

Adjusted EBITDA	50	687.7	764.1	840.5	750.3	98	90
Free Cash Flow	30	581.4	646.0	710.6	673.9	104	140
Revenue(2)	20	3,169.0	3,387.3	3,578.3	3,340.2	99	95
Total							106%
(1) The measures are calculated based on the Company’s financial statements filed with the U.S. Securities and Exchange Commission. For more information, descriptions of how the measures are calculated are provided above.
(2) Revenue threshold and maximum are narrower than 90% and 110% to align with the associated Adjusted EBITDA levels.
(3) Consistent with the previously established performance measures, attainment values exclude FX Impacts. This reduced the overall maximum funding as a percentage of target by approximately 1.5%.
After the Gates Financial Performance Factor is calculated and approved by the Compensation Committee, the Compensation Committee or the CEO (except with respect to his own compensation) may adjust Annual Plan funding by region, sub-region or function, subject to the maximum funding level set by the Gates Financial Performance Factor. For 2025, the global corporate function funding factor was reduced from 106% of target to 95% of target.
At the end of the performance period, the Compensation Committee considered global financial performance and other qualitative factors when determining the Annual Plan funding factor applicable to the Executive Director in line with its pay for performance philosophy. As a result, the Committee applied the global corporate function funding factor (95% of target) to the Executive Director.
Individual Performance Factor. At the end of the performance period, the Compensation Committee considered the Executive Director’s individual performance based on achievement against the performance criteria described below to determine the appropriate attainment percentage for the Executive Director (subject to the individual payout cap of 200% of target and the maximum funding level set by the Gates Financial Performance Factor).
In evaluating the Executive Director’s 2025 performance, the Compensation Committee considered his positive performance with respect to global key financial results, including free cash flow, and other key performance indicators, such as regulatory compliance and training programs and improved quality, service level, health, safety and environmental performance, advances in certain strategic end markets, and leadership accomplishments in the areas of talent management and organizational capability. After reviewing these evaluations as well as the Compensation Committee’s interactions with the Executive Director and considering the size and complexity of the Company’s business as well as external variables such as macro-economic conditions, the Compensation Committee determined that the Executive Director had sufficiently met his 2025 goals and approved an Individual Performance Factor of 100%.
Payout. The following table illustrates the calculation of the annual cash incentive awards payable to the Executive Director under the Annual Plan based on 2025 financial performance, the global corporate function funding factor, and individual performance, each as described above.

Name	Base Salary ($)	Target Annual Plan Opportunity (% of Base Salary)	Target Annual Plan Opportunity ($)	Funding Factor (% of Target Opportunity)	Individual Performance Factor (%)	2025 Actual Payout ($)

I. Jurek	1,229,140	150	1,843,710	95	100	1,751,525

Gates Industrial Corporation	A-9	Directors’ Remuneration Report

Appendix A	Table of Contents
2025 Grants of Plan-Based Awards Table
The following table summarizes all grants of plan-based awards to the Company’s Executive Director in Fiscal 2025.

Award Type	Grant Date	Estimated Future Payouts under non-equity incentive plan awards			Estimated Future Payouts under Equity Incentive Plan Awards			All other stock awards: number of shares of stock units (#)	All other option awards: number of securities underlying options (#)	Exercise or base price of option awards ($/sh)	Grant date face value of stock and option awards ($)(4)	Grant date fair value of stock and option awards ($)
		Threshold ($)	Target ($)	Max ($)	Threshold (#)	Target (#)	Max (#)

Annual Plan(1)	—	184,371	1,843,710	3,687,420
PRSU(2)	2/28/2025				18,460	147,678	295,356				6,391,504	3,477,448
RSU(3)	2/28/2025							147,678			3,195,752	3,195,752
1.Represents the cash-based award opportunity range under the Annual Plan for 2025. For purposes of this table and threshold level disclosure, the Company assumed that the lowest weighted of the three performance measures achieved the threshold level of attainment (in other words, 10% of the target award was earned) and the Individual Performance Factor was set at 100%. The calculation uses the Executive Director’s base salary as of December 31, 2025. Please refer to the “Single Figure Total Remuneration Table for Executive Directors” for the actual cash-based award earned by the Executive Director under the Annual Plan for 2025.
2.Represents the threshold, target and maximum payout shares of the PRSU award granted under the 2018 Omnibus Incentive Plan in 2025. Threshold payout of shares is calculated assuming threshold levels of attainment of 50% funding for the Relative TSR measure, in other words, 12.5% of the total target PRSU award was earned for the PRSU award granted in 2025. The number of shares ultimately issued, which could be greater or less than target, will be based on achieving specific performance conditions. The grant date fair value of the PRSU award was calculated in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, Compensation — Stock Compensation based on target, the probable outcome of the performance conditions.
3.Represents RSU granted under the 2018 Omnibus Incentive Plan. The grant date fair value of the RSU was the closing price on the date of grant.
4.Face value is calculated based on the closing share price on the date of the grant ($21.64) and, in the case of the PRSU, on the maximum future share payout.

Gates Industrial Corporation	A-10	Directors’ Remuneration Report

Appendix A	Table of Contents
Outstanding Equity Awards at December 31, 2025
The following table provides information regarding outstanding equity awards held by the Executive Director as of December 31, 2025.

		Option Awards (1)				Stock Awards
Grant Date		Number of securities underlying unexercised options exercisable (#)	Number of securities underlying unexercised options unexercisable (#)	Option Exercise Price ($)	Option Expiration Date	Number of shares or units of stock that have not vested (#)(2)	Market value of shares or units of stock that have not vested ($)(3)	Equity incentive plan awards: number of unearned shares, units or other rights that have not vested (#)(4)	Equity incentive plan awards: market or payout value of unearned shares, units or other rights that have not vested ($)(5)
Awards without performance measures
5/2/2017	Options	135,496	—	7.87	5/2/2027
2/22/2019	Options	252,122	—	16.46	2/22/2029
2/22/2019	Options	796,460	—	19.00	2/22/2029
2/21/2020	Options	241,406	—	12.60	2/21/2030
2/26/2021	Options	148,950	—	15.00	2/26/2031
2/26/2021	Options	39,009	—	16.50	2/26/2031
3/1/2023	RSU					63,394	1,361,069
3/4/2024	RSU					127,783	2,743,501
2/28/2025	RSU					147,678	3,170,647
Awards with performance measures
5/2/2017	Options	135,496	—	7.87	5/2/2027
5/2/2017	Options	135,496	—	11.80	5/2/2027
3/4/2024	PRSU							383,346	8,230,439
2/28/2025	PRSU							295,356	6,341,293
1.The Company has a number of awards issued under the 2014 Omaha Topco Ltd. Stock Incentive Plan, which was assumed by the Company and renamed the Gates Industrial Corporation plc Stock Incentive Plan in connection with the initial public offering in January 2018. No new awards have been granted under this plan since 2017.
2.RSUs vest in substantially equal annual installments on each of the first, second and third anniversaries of the grant date.
3.Reflects the aggregate market value of the unvested RSUs, based on a price of $21.47 per ordinary share, which was the share price of the Company’s ordinary shares on December 31, 2025, the last trading day of the fiscal year.
4.The PRSUs vest on the date the Compensation Committee certifies the achievement of the performance measures following the three-year performance period, with 75% subject to attainment of certain levels of Adjusted ROIC and 25% subject to attainment of Relative TSR. The amounts shown in this column represent payout shares of the outstanding PRSUs assuming the maximum level of attainment of 200%. The number of shares ultimately issued, which could be zero or greater than the number presented above, will be based on achieving specific performance conditions. Please refer to “Elements of Compensation — Long-Term Incentive” in the proxy statement.
5.Represents the aggregate market value of the maximum payout shares of the unvested PRSUs, based on a price of $21.47 per ordinary share, which was the share price of the Company’s ordinary shares on December 31, 2025, the last trading day of the fiscal year.

Gates Industrial Corporation	A-11	Directors’ Remuneration Report

Appendix A	Table of Contents
2025 Option Exercises and Stock Vested for the Executive Director
The table below sets forth certain information concerning each exercise of options and stock vesting events for the Company’s Executive Director during Fiscal 2025.

	Option Awards		Stock Awards
Name	Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Shares or Units Acquired on Vesting (#)(1)	Value Realized on Vesting ($)(2)

I. Jurek	2,034,478	22,745,981	673,766	15,816,975
1.Represents the total number of RSUs and PRSUs that vested during 2025 before withholding shares for taxes and par value. Upon the vesting of RSUs, after withholding shares to cover applicable taxes and par value, a total of 207,204 net shares were issued. Upon the vesting of PRSUs, after withholding shares to cover applicable taxes and par value, a total of 171,625 net shares were issued.
2.Represents the total value of RSUs and PRSUs realized on the vesting date. The individual totals may include multiple vesting transactions during the year. RSUs and PRSUs are calculated based on the value of the closing stock price on the day prior to vesting multiplied by the total number of units that vested.

Gates Industrial Corporation	A-12	Directors’ Remuneration Report

Appendix A	Table of Contents
Non-Executive Directors
Single Figure Total Remuneration Table for Non-Executive Directors
The following table provides the compensation earned in Fiscal 2025 and Fiscal 2024 by the Company’s Non-Executive Directors who served during Fiscal 2025.

Name	Year	(Fixed) Fees Paid or Receivable ($)(1)	(Variable) Stock Awards ($)(2)	Total ($)

J. Cantie(3)	2025	75,000	—	75,000
	2024	—	—	—
F. Eliasson(4)	2025	125,000	195,020	320,020
	2024	125,000	140,826	265,826
J. Ireland	2025	100,000	195,020	295,020
	2024	100,000	140,826	240,826
S. Mains(5)(6)	2025	100,000	195,020	295,020
	2024	100,000	140,826	240,826
W. Neely(7)	2025	115,000	195,020	310,020
	2024	115,000	140,826	255,826
N. Simpkins(8)	2025	115,000	369,860	484,860
	2024	105,522	—	105,522
A. Tillman(3)	2025	59,341	195,020	254,361
	2024	100,000	140,826	240,826
M. Zhang(6)(7)	2025	100,000	195,020	295,020
	2024	100,000	140,826	240,826
1.Represents director fees earned during the period. Directors who served on the Board for a portion of the financial year received a pro-rated amount of the annual cash retainer, which was $100,000 in 2024 and $100,000 in 2025.
2.Represents the value of the stock awards that vested during the period, which is based on the closing share price of the Company’s ordinary shares on the trading day prior to the vesting date. This value for the current period represents an aggregate appreciation in value of $294,960 since these awards were granted.
3.Mr. Cantie joined our Board on March 30, 2025 and Ms. Tillman resigned from her Board position with the Company as of August 1, 2025. The amounts reported represent their pro-rated director cash fees for 2025 based on such directors’ days of service during 2025.
4.Represents the annual cash retainer of $100,000 plus an additional $25,000 for Mr. Eliasson’s service as chair of the Audit Committee.
5.Ms. Mains elected to defer $100,000 of the fees earned in cash in 2025, pursuant to the Supplemental Retirement Plan.
6.Ms. Mains and Dr. Zhang elected to defer all 9,751 shares that vested in 2025, respectively, pursuant to the Supplemental Retirement Plan.
7.The 2025 amount represents the annual cash retainer of $100,000 plus an additional $15,000 for Mr. Neely’s service as chair of the Nominating and Governance Committee.
8.The 2025 amount represents the annual cash retainer of $100,000 plus an additional $15,000 for Mr. Simpkins’ service as chair of the Compensation Committee.

Gates Industrial Corporation	A-13	Directors’ Remuneration Report

Appendix A	Table of Contents
Outstanding Equity Awards for certain Non-Executive Directors at December 31, 2025
The following table provides information regarding outstanding equity awards held by the Non-Executive Directors as of December 31, 2025. Ms. Tillman resigned from her Board position with the Company effective as of August 1, 2025. Accordingly, Ms. Tillman’s annual RSU award issued in February 2025, which was subject to one year cliff-vesting, failed to vest and was forfeited.

		Option Awards
Name	Grant Date	Number of securities underlying unexercised options exercisable (#)	Option Exercise Price ($)	Option Expiration Date	Number of shares or units of stock that have not vested (#)(1)	Market value of shares or units of stock that have not vested ($)(2)

J. Cantie	3/30/2025	—	—	—	7,871	168,990
F. Eliasson	2/28/2025	—	—	—	6,701	143,870
J. Ireland	2/28/2025	—	—	—	6,701	143,870
S. Mains	2/28/2025	—	—	—	6,701	143,870
W. Neely	2/28/2025	—	—	—	6,701	143,870
N. Simpkins(3)	2/28/2025	—	—	—	12,708	272,841
A. Tillman		—	—	—	—	—
M. Zhang	2/28/2025	—	—	—	6,701	143,870
1.Represents unvested time-based RSUs that vest on the first anniversary of the grant date.
2.Reflects the aggregate market value of the unvested RSUs, based on a price of $21.47 per ordinary share, which was the share price of the Company’s ordinary shares on December 31, 2025, the last trading day of the fiscal year.
3.In 2025, Mr. Simpkins received an additional annual grant of RSUs that vests on the first anniversary of the grant date, valued at $130,000 on the date of grant, for his role as chair of our Board.
2025 Option Exercises and Stock Vested for certain Non-Executive Directors
The table below sets forth certain information concerning each exercise of options and stock vesting events for the Non-Executive Directors during Fiscal 2025.

Name	Option Awards		Stock Awards
	Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Shares or Units Acquired on Vesting (#)	Value Realized on Vesting ($)(1)

J. Cantie	—	—	—	—
F. Eliasson	—	—	9,751	195,020
J. Ireland	—	—	9,751	195,020
S. Mains(2)	—	—	—	—
W. Neely	—	—	9,751	195,020
N. Simpkins	—	—	18,493	369,860
A. Tillman	—	—	9,751	195,020
M. Zhang(3)	—	—	—	—
1.Based on the closing share price of the Company’s ordinary shares on the trading day prior to the vesting date.
2.Ms. Mains elected to defer all 9,751 shares that vested, pursuant to the Supplemental Retirement Plan.
3.Dr. Zhang elected to defer all 9,751 shares that vested, pursuant to the Supplemental Retirement Plan.

Gates Industrial Corporation	A-14	Directors’ Remuneration Report

Appendix A	Table of Contents
Director Pension Scheme
No director who served during Fiscal 2025 has any prospective entitlement to a defined benefit pension or a cash balance benefit arrangement (as defined in s.152, Finance Act 2004).
Scheme interests awarded during Fiscal 2025
Please refer to the following sub-headings in the “Future Policy Table” section of the Directors’ Remuneration Policy for a description of the scheme interests granted to the Executive Director: (i) “Annual Cash Bonus”; (ii) “Discretionary Bonuses”; and (iii) “Long-Term Equity Incentive”. In addition, please refer to the following sub-headings of this Directors’ Remuneration Report: (i) 2025 Grants of Plan-Based Awards; and (ii) 2025 Grants of Plan-Based Awards Table.
For Fiscal 2025, the annual compensation package for the Non-Executive Directors consisted partly of $145,000 in value of RSUs (payable annually and rounded down to the nearest whole share). RSUs vest in full on the first anniversary of the grant date. Please refer to the section entitled “2025 Option Exercises and Stock Vested for certain Non-Executive Directors” above for further information.
Payments to Past Directors and Payments for Loss of Office
There were no payments made to past directors and no payments to directors for loss of office during Fiscal 2025.
Director Shareholdings and Share Ownership Guidelines
The Company has adopted executive stock ownership guidelines for its Executive Director. As of December 31, 2025, the Executive Director was expected to own ordinary shares in the Company with a market value equal to at least six times his base salary. This target has been met. If the Executive Director falls below the threshold, he will be required to retain 50% of stock acquired through the exercise or vesting of equity awards made by the Company.
The Company has adopted share ownership guidelines for its Non-Executive Directors in order to better align its eligible directors’ financial interests with those of its shareholders. Each of the Non-Executive Directors is expected to own shares with a market value equal to five times their annual cash retainer. As of December 31, 2025, all Non-Executive directors held shares in excess of this target except for Mr. Cantie, who joined our board on March 30, 2025. Any such director who does not meet the threshold is required to retain 50% of shares acquired through the exercise or vesting of equity awards made by the Company.
The table below sets out the number of shares held by the Executive Director and each Non-Executive Director as of December 31, 2025.

Name of Director	Number of shares held in Company as of December 31, 2025 (#)

Executive Director
I. Jurek	2,641,280
Non-Executive Directors
J. Cantie	—
F. Eliasson	181,841
J. Ireland	57,993
S. Mains(1)	51,701
W. Neely	128,355
N. Simpkins	1,019,694
M. Zhang(2)	48,246
1.Includes 35,582 ordinary shares that are vested but deferred pursuant to the Supplemental Retirement Plan.
2.Represents 48,246 ordinary shares that are vested but deferred pursuant to the Supplemental Retirement Plan.

Gates Industrial Corporation	A-15	Directors’ Remuneration Report

Appendix A	Table of Contents
Please also refer to the “Outstanding Equity Awards at December 31, 2025” and “Outstanding Equity Awards for certain Non-Executive Directors at December 31, 2025” sections above for information regarding outstanding equity awards held by the Executive Director and Non-Executive Directors as of December 31, 2025.
Performance Table and Graph
Executive Director Remuneration

	2025	2024

Total remuneration	$19,055,133	$13,453,089
Annual bonus as a percentage of maximum(1)	48%	70%
Equity awards vested as a percentage of maximum(2)	90%	87%
1.The amount earned by the Executive Director under the Annual Plan equated to 95% attainment of the target performance. The Annual Plan has a maximum level of attainment of 200%; thus, for purposes of this calculation, this assumes a “maximum” level of performance of a 200% payout.
2.The equity awards that could have vested in the year were options, RSUs, and PRSUs.
Performance Graph
The below graph shows the value, as of December 31, 2025, of $100 invested in Gates Industrial Corporation plc on 25 January 2018, at the IPO price of $19, compared with the value of $100 invested in each of the S&P Midcap 400 Capital Goods Industry Group index and the Russell 2500 index, including the reinvestment of dividends. The S&P Midcap 400 Capital Goods Industry Group index was selected as it is used by the Company as part of the long-term incentive program (one of the performance measures for PRSUs). The performance graph is based on historical results and is not intended to suggest future performance.
Total shareholder return
Source: S&P Capital IQ

Gates Industrial Corporation	A-16	Directors’ Remuneration Report

Appendix A	Table of Contents
Percentage Change in Compensation of Executive Director Compared with Employees
The following table shows the percentage change in salary, all other benefits and annual bonus awards for the Directors and, as described further in note (1) to the table, the corporate employees (excluding the Executive Director) located in the Denver corporate office and the Denver area customer solutions center.

	Percentage change from 2024 to 2025			Percentage change from 2023 to 2024
	Salary/Fees %	All Other Benefits %	Annual Bonus %	Salary/Fees %	All Other Benefits %	Annual Bonus %

Employees(1)	2	(8)	(39)	1	5	(9)
Executive Directors(2)
I. Jurek	4	(9)	(30)	4	8	(4)
Non-Executive Directors(3)
J. Cantie	n/a	n/a	n/a	n/a	n/a	n/a
F. Eliasson	—	—	—	—	—	—
J. Ireland	—	—	—	—	—	—
S. Mains	—	—	—	—	—	—
W. Neely	—	—	—	—	—	—
N. Simpkins	—	—	—	n/a	n/a	n/a
A. Tillman	—	—	—	—	—	—
M. Zhang	—	—	—	—	—	—

	Percentage change from 2022 to 2023			Percentage change from 2021 to 2022
	Salary/Fees %	All Other Benefits %	Annual Bonus %	Salary/Fees %	All Other Benefits %	Annual Bonus %

Employees(1)	5	(2)	195	5	9	(58)
Executive Directors(2)
I. Jurek	4	5	174	4	17	(54)
Non-Executive Directors
J. Cantie	n/a	n/a	n/a	n/a	n/a	n/a
F. Eliasson	—	—	—	n/a	n/a	n/a
J. Ireland	—	—	—	—	—	—
S. Mains	—	—	—	—	—	—
W. Neely	5	—	—	—	—	—
N. Simpkins	n/a	n/a	n/a	n/a	n/a	n/a
A. Tillman	—	—	—	—	—	—
M. Zhang	—	—	—	—	—	—
1.Due to the complexity of the Company’s global operations with employees in multiple countries with different currencies, costs of living and work cultures, the Company selected its corporate employees based in its Denver corporate office and its Denver area customer solutions center as the comparator group for the above table. This group of employees is considered an appropriate comparator, as they are compensated in accordance with U.S. customs and standards and participate in similar annual award and benefit programs as the Executive Director who is also based in Denver, Colorado. The percentage changes for salary, all other benefits and annual bonus for the corporate

Gates Industrial Corporation	A-17	Directors’ Remuneration Report

Appendix A	Table of Contents
employees were determined by dividing the total annual salary in effect at the end of the year, all other benefits and annual bonus compensated during the year by the total number of corporate employees at the end of each financial year. All other benefits included, but were not limited to: gym reimbursements, tax services reimbursements, and parking reimbursements. For the percentage change from 2023 to 2024, the values for the corporate employees are different from those that were previously reported because the previously reported numbers incorrectly included the Executive Director’s Fiscal 2024 compensation.
2.Percentage changes for the Executive Director were calculated based on the Single Figure Total Remuneration Table for Executive Director.
3.The Company was previously a party to a shareholders’ agreement with Blackstone, which expired in December 2024. This agreement granted Blackstone the right to designate nominees to our Board (“Blackstone-Affiliated Directors”). Former Blackstone-Affiliated Directors did not receive additional compensation for serving on our Board. Mr. Simpkins was no longer a former Blackstone-Affiliated Director as of January 30, 2024 but remained on our Board and began receiving annual cash compensation on a pro-rated basis at that time, including his board cash retainer and Compensation Committee chair cash retainer. Seth Meisel resigned as a Director effective December 31, 2024. As a former Blackstone-Affiliated Director, Mr. Meisel received no additional compensation for his service on our Board. Mr. Cantie was appointed to the Board effective on March 30, 2025 and Ms. Tillman resigned as a Director effective August 1, 2025. Both Mr. Cantie and Ms. Tillman received cash retainers on a pro-rated basis in 2025. Percentage changes for Non-Executive Directors have been calculated based on the fees paid in cash reflected in the Single Figure Total Remuneration Table for Non-Executive Directors, except for Mr. Simpkins, Mr. Cantie and Ms. Tillman, whose 2024, 2025 and 2025 cash retainers, respectively, were assumed to be on a full-year basis for the purpose of this table to ensure a like-for-like comparison.
Executive Director (CEO) Pay Ratio
The following table sets forth the ratio of the Executive Director’s total compensation to the median, 25th and 75th percentile of total compensation of his full-time equivalent U.K.-based employees for the financial years presented below. The Executive Director (CEO) single figure used in the calculation of the ratios below reflects the single figure total remuneration (as disclosed in the Single Figure Total Remuneration Table for the Executive Director table above).

Financial Year	Method	25th percentile pay ratio	Median pay ratio	75th percentage pay ratio

2025	A	434 to 1	338 to 1	322 to 1
2024	A	302 to 1	245 to 1	235 to 1
2023	C	252 to 1	199 to 1	195 to 1
2022	C	112 to 1	92 to 1	91 to 1
2021	C	133 to 1	87 to 1	85 to 1
2020	C	77 to 1	61 to 1	60 to 1
The changes in the above pay ratios are attributable primarily to the additional elements of remuneration of the CEO, which are set out under the “Single Figure Total Remuneration Table for the Executive Director” table above, as compared to the limited elements of remuneration for the majority of the Company’s U.K.-based employees, which generally include salary or an hourly rate, manufacturing incentives and pension benefits.
The calculation methodology used in 2025 and 2024 reflects Option A defined under the relevant regulations. To determine the employees at the three quartiles for 2025, the Company reviewed and analyzed total compensation data for its permanent employees as of December 31, 2025, excluding employees whose start dates were after Fiscal 2025 began, as they were not paid for the full year. Beginning in 2024, the Company determined Option A would provide a more accurate reflection of the reference employees given available data and calculated total pay for all U.K. employees using base salary, benefits and all other relevant compensation elements and converted to U.S. dollars using the average exchange rate for the relevant fiscal year in order to provide a like comparison to that of the Executive Director. Each employee’s pay and benefits were calculated using each employee’s aggregated remuneration, consistent with the Executive Director’s aggregated remuneration. The Company did not make any adjustments or omit any components of pay. Prior to 2024, the Company opted for Option C given the variance in pay elements by employee and available data at such times.

Gates Industrial Corporation	A-18	Directors’ Remuneration Report

Appendix A	Table of Contents
The 2025, 2024, 2023, 2022, 2021, and 2020 salary and total remuneration for the 25th, 50th and 75th percentile of U.K. employees are as follows:

Financial Year	(dollars)	25th percentile	Median	75th percentile

2025	Salary	38,990	46,363	46,363
	Total remuneration	43,935	56,397	59,113
2024	Salary	33,272	43,618	43,618
	Total remuneration	44,502	55,010	57,133
2023	Salary	34,708	45,954	46,929
	Total remuneration	38,454	48,776	49,788
2022	Salary	42,747	51,493	51,756
	Total remuneration	44,704	54,645	54,864
2021	Salary	33,613	56,592	56,567
	Total remuneration	39,923	61,410	62,708
2020	Salary	36,707	46,876	47,184
	Total remuneration	39,226	49,929	50,959
As of December 31, 2025, the Company’s U.K. workforce was made up of approximately 598 employees who were primarily production employees, as compared to approximately 5,402 employees in North America and approximately 13,171 employees globally. The Executive Director works in North America and his compensation is benchmarked against companies in an industry peer group that are listed on the New York Stock Exchange or NASDAQ, as described under “Role of the Peer Group” below. With this perspective, the Company believes the median pay ratio for Fiscal 2025 is consistent with the pay, reward and progression policies for the Company’s U.K. employees taken as a whole.
Relative Importance of Spend on Pay
The table below sets out the remuneration the Company paid to its employees and distributions made to its shareholders in Fiscal 2025 and Fiscal 2024.

(dollars in millions)	Fiscal 2025 ($)	Fiscal 2024 ($)

Employee remuneration	841.4	838.8
Dividends	—	—
Share buyback	118.6	175.0
Statement of Implementation of Remuneration Policy in 2026
For the fiscal year ending December 31, 2026 (“Fiscal 2026”), the Compensation Committee intends to provide remuneration in accordance with the Directors’ Remuneration Policy, as described below.
Executive Director
2026 Long-Term Incentive. In March 2026, the Compensation Committee approved, a new long-term incentive award (the “2026 LTI”) for Fiscal 2026 under the 2018 Omnibus Incentive Plan for the Company’s Executive Director. The 2026 LTI is comprised of 50% RSUs and 50% PRSUs. The RSUs will vest in equal annual installments on the first three anniversaries of the grant date, subject to the Executive Director’s continued employment through the vesting date. The PRSUs will vest, if at all, upon completion of the three-year performance period and will be paid out after certification of results by the Compensation Committee. For 2026 PRSUs, the Compensation Committee determined that the PRSUs shall provide that 50% of the award will vest if the Company achieves a certain level of Adjusted ROIC and the remaining 50% of the PRSUs will vest if the Company achieves certain Relative TSR goals, in each case, measured over a three-year performance period. This represented a change from the prior year, for which the PSRUs provided that 75% of the award will vest upon achievement of a certain level of Adjusted ROIC and the remaining 25% of the award will vest upon achievement of certain Relative TSR goals. The Compensation Committee increased the TSR

Gates Industrial Corporation	A-19	Directors’ Remuneration Report

Appendix A	Table of Contents
weighting for 2026 to further align compensation with shareholder value creation. The total number of PRSUs that vest at the end of the performance period will range from 0% to 200% of the target as determined by measuring actual performance over the performance period for Adjusted ROIC and Relative TSR against the performance goals based on a pre-established scale. The target total grant date value for the Executive Director’s award was approximately $6,869,664 under the 2026 LTI. The award was made based upon the Executive Director’s 2026 LTI target which was determined as a percentage of his 2026 base salary. The number of target PRSUs was calculated on the date of grant, March 4, 2026, based on that day’s closing price of Gates ordinary shares on the New York Stock Exchange.
The performance period applicable to the PRSUs began on January 1, 2026 and will end on December 31, 2028. The performance results will be measured against the specified three-year average of annual Adjusted ROIC and Relative TSR through the period. The target levels for the Adjusted ROIC measure of performance-based compensation have been omitted from the directors’ remuneration report as such targets are considered commercially sensitive. The target levels will be disclosed in the directors’ remuneration report after the completion of the applicable performance period.
2026 Annual Incentive. In February 2026, the Compensation Committee determined that for the annual bonus scheme for Fiscal 2026, Adjusted EBITDA (50%), Free Cash Flow (30%) and Revenue (20%) should be used as the financial performance measures (“Performance Measures”) with a maximum individual payout opportunity equal to 200% of target. The Compensation Committee determined that these Performance Measures are critical indicators of the Company’s performance for 2026 and, when combined, contribute to sustainable growth. The Compensation Committee set the minimum achievement threshold at 90% of the Performance Measures to achieve a 50% payout of the annual bonus and the maximum achievement at 110% of the Performance Measures to achieve a 200% payout of the annual bonus; provided that threshold and maximum for Revenue are narrower than 90% and 110% to align with the associated Adjusted EBITDA levels. If achievement with respect to any Performance Measure falls between the threshold and target, or between the target and maximum, earned award amounts for that particular Performance Factor will be interpolated on a straight-line mathematical basis (and rounded to the nearest whole number). The Executive Director’s target bonus in 2026 is $1,908,240.
2026 Salary. In February 2026, the Compensation Committee increased the Executive Director’s base salary by 3.5%, to $1,272,160.
2026 Additional Performance Award. In order to further drive strategic initiatives, in March 2026, the Compensation Committee approved an additional long-term incentive award (the “2026 Additional LTI”) under the 2018 Omnibus Incentive Plan for the Company’s Executive Director and other employees who the Compensation Committee deemed to be critical to support such initiatives. The 2026 Additional LTI is comprised of 100% PRSUs. The PRSUs will vest, if at all, upon completion of the three-year performance period and will be paid out after certification of results by the Compensation Committee. The Board determined that the PRSUs shall provide that 50% of the award will vest if the Company achieves a certain level of revenue attributable to data center end customers in fiscal year 2028 and the remaining 50% of the PRSUs will vest if the Company achieves a certain level of adjusted gross profit margin measured over the three-year performance period. The total number of PRSUs that vest at the end of the performance period will range from 0% to 200% of the target as determined by measuring actual performance against the performance goals based on a pre-established scale. The target total grant date value for the Executive Director’s 2026 Additional LTI award was approximately $7,872,000. The number of target PRSUs was calculated on the date of grant, March 4, 2026, based on that day’s closing price of Gates ordinary shares on the New York Stock Exchange.
For additional information on the Company’s Long-Term Incentive, Annual Incentive and Base Salary, please see Elements of Compensation in the Company’s proxy statement.
Non-Executive Directors
2026 Remuneration. The compensation program for the other Non-Executive Directors in 2026 will reflect an increase in the value of the annual equity award by $15,000 from the prior fiscal year in order to better reflect market practices. In October 2025, the Board approved an annual total compensation package of $260,000 for these Non-Executive Directors in 2026, which was allocated with approximately 38% as a cash retainer and 62% as an equity grant of RSUs vesting in one year, plus additional annual cash retainers for the chair of each committee of the Board and an additional equity grant of RSUs vesting in one year for the chair of the Board. On March 4, 2026, the Compensation Committee approved the 2026 annual equity grants for the Non-Executive Directors. The number of RSUs was calculated on that date, based on the closing price of Gates ordinary shares on the New York Stock Exchange.

Gates Industrial Corporation	A-20	Directors’ Remuneration Report

Appendix A	Table of Contents
Consideration by the Directors of Matters Relating to Directors’ Compensation
The Compensation Committee provides assistance to the Board for oversight of the compensation program for the Executive Director. The Board has historically taken into account multiple factors, such as considering the responsibilities, performance, contributions and experience of the Executive Director and his compensation in relation to other employees and other roles. The Compensation Committee annually reviews the Executive Director’s performance, base salary, annual incentive target opportunity and outstanding long-term incentive awards and approves, or recommends to the Board for approval, any changes to the Executive Director’s compensation package in light of such review. The Executive Director does not participate in deliberations regarding his own compensation. The Compensation Committee held five meetings during 2025.
Pay recommendations for the Company’s executive officers, including the Executive Director, are typically made by the Compensation Committee in February after the Company reports its fourth quarter and year-end financial results for the preceding fiscal year (the “February meeting”). This timing allows the Compensation Committee to have a complete financial performance picture prior to making compensation decisions.
Compensation decisions with respect to prior year performance, as well as annual equity awards and target performance levels under the incentive plans for the current year, are typically made at or near the time of this February meeting. This includes Compensation Committee approval of the annual equity awards to the Company’s executive officers, including the Executive Director. An exception to this process is granted to executives who are promoted or hired from outside the Company during the year. These executives may receive compensation changes or equity grants effective or dated, as applicable, as of the date of their promotion, hiring date, or other Board approval date.
Compensation Consultant. The Compensation Committee retains an independent compensation consultant (the “Consultant”) to support the oversight and management of the Company’s executive compensation program. The Consultant has not provided the Company with services other than as described herein. The Compensation Committee retains sole authority to hire or terminate the Consultant, approve its compensation, determine the nature and scope of services, and evaluate performance. The Company selected Aon plc as the Consultant prior to its 2018 IPO and reviews the Consultant’s independence and engagement annually. A representative of the Consultant attends Compensation Committee meetings, as requested, and communicates with the Compensation Committee chair between meetings. The Compensation Committee makes all final decisions. The Consultant’s specific roles include, but are not limited to:
•advising the Compensation Committee on executive compensation trends and regulatory developments;
•providing a total compensation study for executives, compared against the companies in the peer group and other market data;
•working with the Compensation Committee to develop an appropriate peer group of comparable companies to serve as a reference point in executive compensation decision-making;
•providing advice to the Compensation Committee on governance best practices, as well as any other areas of concern or risk;
•providing advice to the Compensation Committee on executive compensation benefit programs;
•serving as a resource to the Compensation Committee chair and supporting the preparation of materials in advance of each meeting;
•assisting with proxy disclosure items, including the compensation discussion and analysis;
•reviewing and commenting on the Compensation Committee’s annual compensation risk assessment;
•advising the Compensation Committee on management’s pay recommendations and determining Executive Director pay;
•reviewing and commenting on comprehensive tally sheets for each executive officer that encompass two years of all elements of their compensation as well as potential wealth accumulation and retention values; and
•reviewing and providing compensation recommendations for non-employee directors.

Gates Industrial Corporation	A-21	Directors’ Remuneration Report

Appendix A	Table of Contents
The Company paid approximately $262,000 in aggregate to the Consultant and its affiliates for its work during Fiscal 2025. The Company did not pay any other fees to the Consultant or its affiliates.
The Compensation Committee has assessed the independence of the Consultant as required by SEC and NYSE rules. The Compensation Committee reviewed its relationship with the Consultant and considered all relevant factors, including those set forth in Rule 10C-1(b)(4)(i) through (vi) under the Exchange Act. Based on this review, the Compensation Committee had no concerns with the Consultant’s independence and the Company determined there are no conflicts of interest raised by the work performed by the Consultant.
Role of the Peer Group. The Compensation Committee, with the help of the Consultant, conducts an annual review and evaluation of executive and director compensation in comparison to an industry peer group. In establishing the industry peer group, the Compensation Committee targets approximately 15 to 20 companies based on the following selection criteria:
•publicly traded companies within similar industries as Gates;
•companies with annual revenues of approximately 0.4x to 3x Gates’ annual revenues;
•companies with market capitalization and enterprise values within a reasonable range of Gates’ values;
•companies that compete with Gates for business and management talent; and
•management recommendations.
For Fiscal 2025 compensation decisions, the Compensation Committee selected the same companies used for Fiscal 2024 compensation decisions. The full list of 2025 peers is shown below.

AMETEK, Inc.	Franklin Electric Co., Inc.	Pentair plc
Crane Company	Graco Inc.	Regal Rexnord Corporation
Donaldson Company, Inc.	IDEX Corporation	SPX Technologies, Inc.
Dover Corporation	Ingersoll Rand Inc.	The Timken Company
ESAB Corporation	Lincoln Electric Holdings, Inc.	Xylem Inc
Flowserve Corporation	Nordson Corporation
At the time of the Compensation Committee’s approval, the average and median trailing twelve-month revenues of the selected peers, at $4.4 billion and $4.0 billion, respectively, were comparable to the Company’s annual revenues. The Compensation Committee uses competitive compensation data from the annual total compensation study of peer companies and market survey data as a reference point to inform its decisions about overall compensation opportunities and specific compensation elements. The Compensation Committee does not benchmark specific compensation elements or total compensation to any specific percentile relative to the peer companies or the broader U.S. market. Instead, the Compensation Committee applies judgment in establishing targeted pay levels, taking into account not only competitive market data, but also factors such as Company, business and individual performance, scope of responsibility, critical needs and skill sets, leadership ability and succession planning.
For Fiscal 2026, the Compensation Committee, in consultation with the Consultant, reviewed the composition of the peer group and, using the same selection criteria, maintained the same peer group as used for Fiscal 2025 compensation decisions.
Consideration of Shareholder Views
At the 2025 AGM, the shareholders approved the Company’s annual remuneration report (as required under the Companies Act) and the compensation of its named executive officers, which includes the Executive Director (on an advisory basis, pursuant to applicable SEC regulations). The voting results were as follows:

Gates Industrial Corporation	A-22	Directors’ Remuneration Report

Appendix A	Table of Contents
Resolution: To approve, on an advisory basis, named executive officer compensation:

Votes For (#)	% of Total	Votes Against (#)	% of Total	Votes Abstain (#)	% of Total

240,315,602	98.25%	4,058,751	1.66%	229,869	0.09%
Resolution: To approve, on an advisory basis, the Company’s directors’ remuneration report in accordance with the requirements of the Companies Act.

Votes For (#)	% of Total	Votes Against (#)	% of Total	Votes Abstain (#)	% of Total

240,972,120	98.52%	3,397,214	1.39%	234,888	0.10%
In light of the voting results on these resolutions and based on the Company’s compensation philosophy and objectives, the Compensation Committee is maintaining its overall compensation program for the Executive Director and the Non-Executive Directors, with certain modifications as described in the Company’s compensation discussion and analysis in the Company’s proxy statement.
The Directors’ Remuneration Report was approved by the Board and authorized for issue on April 20, 2026. It was signed on its behalf by:

Ivo Jurek
Director and Chief Executive Officer

Gates Industrial Corporation	A-23	Directors’ Remuneration Report

SCAN TO
VIEW MATERIALS & VOTE

GATES INDUSTRIAL CORPORATION PLC
1144 FIFTEENTH ST.
SUITE 1400
DENVER, CO 80202

VOTE BY INTERNET
Before The Meeting - Go to **www.proxyvote.com** **or scan the QR Barcode above**

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time on June 3, 2026. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to **www.virtualshareholdermeeting.com/GTES2026**

You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time on June 3, 2026. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

V91389-P47013

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DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

GATES INDUSTRIAL CORPORATION PLC

Board of Directors recommends a vote FOR each of the nominees listed in proposal 1 and FOR each of proposals 2 through 8.

1. Election of Directors:

Nominees:	For	Against	Abstain
1a. Joseph S. Cantie	☐	☐	☐
1b. Fredrik Eliasson	☐	☐	☐
1c. James W. Ireland, III	☐	☐	☐
1d. Ivo Jurek	☐	☐	☐
1e. Stephanie K. Mains	☐	☐	☐
1f. Wilson S. Neely	☐	☐	☐
1g. Neil P. Simpkins	☐	☐	☐
1h. Molly P. Zhang	☐	☐	☐
2. To approve, on an advisory basis, the compensation of the Company's named executive officers.	☐	☐	☐
3. To approve, on an advisory basis, the Directors' Remuneration Report in accordance with the requirements of the U.K. Companies Act 2006.	☐	☐	☐

To ATTEND the virtual Annual General Meeting, please visit www.virtualshareholdermeeting.com/GTES2026. There will be no physical meeting location.

NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

Please sign exactly as name(s) appear(s) hereon. Joint owners should each sign. When signing as attorney, executor, administrator, or other fiduciary, please give full title. Corporations should provide the full name of the corporation and title of the authorized officer signing the proxy.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

V91390-P47013

Annual General Meeting of Shareholders of Gates Industrial Corporation plc
to be held on Thursday, June 4, 2026
for Shareholders as of April 7, 2026
This proxy is being solicited on behalf of the Board of Directors

The undersigned hereby appoints Ivo Jurek, Chief Executive Officer and Chair of the Annual Meeting, L. Brooks Mallard, Chief Financial Officer, and Cristin Bracken, Chief Legal Officer, and each of them, as proxies for the undersigned, with full power of substitution and hereby authorizes them, and each of them, to vote all the ordinary shares of Gates Industrial Corporation plc that the undersigned is entitled to vote at the Annual General Meeting of Shareholders to be held virtually at 10:00 A.M. Mountain Time on June 4, 2026, or any postponement or adjournment thereof, in the manner indicated on the reverse side of this proxy card and in his or her discretion upon such other matters as may be properly brought before the meeting or any postponement or adjournment thereof, and revoking any proxy previously given.

THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, SHARES WILL BE VOTED IN ACCORDANCE WITH THE BOARD OF DIRECTORS' RECOMMENDATIONS FOR ALL NOMINEES IN PROPOSAL 1 (FOR ALL NOMINEES 1A THROUGH 1H) AND FOR PROPOSALS 2 THROUGH 8.

All advance votes must be received by 11:59 PM Eastern Time on June 3, 2026.

Continued and to be signed on reverse side